    As filed with the Securities and Exchange Commission on January 26, 2001
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                           CIRCOR International, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                      Delaware                                             04-3477276
          (State or Other Jurisdiction of                               (I.R.S. Employer
           Incorporation or Organization)                              Identification No.)

                                --------------

                           CIRCOR International, Inc.
                                c/o Circor, Inc.
                         35 Corporate Drive, Suite 290
                        Burlington, Massachusetts 01803
                                 (781) 270-1200
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                --------------

                              David A. Bloss, Sr.
                Chairman, President and Chief Executive Officer
                           CIRCOR International, Inc.
                                c/o Circor, Inc.
                         35 Corporate Drive, Suite 290
                        Burlington, Massachusetts 01803
                                 (781) 270-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                David F. Dietz, P.C.                                     James M. Bedore
                                                       Reinhart, Boerner, Van Deuren, Norris & Rieselbach,
            Goodwin, Procter & Hoar LLP                                       s.c.
                   Exchange Place                              1000 North Water Street, Suite 2100
            Boston, Massachusetts 02109                            Milwaukee, Wisconsin 53202
                   (617) 570-1000                                        (414) 298-1000

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
           Title of Each                           Proposed Maximum Proposed Maximum   Amount of
        Class of Securities          Amount to be   Offering Price      Aggregate     Registration
        to be Registered(1)          Registered(2)   Per Share(3)   Offering Price(3)     Fee
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share..............................   1,552,500        $11.53         $17,900,325     $4,475.08
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) This registration statement also relates to the rights to purchase shares of series A junior participating cumulative preferred stock of the registrant which are attached to all shares of common stock issued pursuant to the terms of the registrant's Shareholder Rights Agreement, dated September 16, 1999. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such stock. Because no separate consideration is paid for the rights, the registration fee is therefore included in the fee for the common stock.
(2) Includes 202,500 shares of common stock which the underwriters have an option to purchase to cover over-allotments, if any.
(3) Estimated solely for the purpose of calculating the registration fees in accordance with Rule 457(c) based upon the average of the high and low trading prices of the common stock, as reported on the New York Stock Exchange on January 23, 2001.

                                --------------
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
---------------------------------------------------------
Prospectus
                 SUBJECT TO COMPLETION, DATED JANUARY 26, 2001

[Circor logo appears here]

                        1,350,000 Shares of Common Stock

                                  -----------

  We are offering 1,350,000 shares of common stock. Our common stock is listed
on the New York Stock Exchange, or NYSE, under the symbol "CIR." On    , 2001,
the last reported sale price of our common stock on the NYSE was $        per
share.

    This investment involves risks. See "Risk Factors" beginning on page 7.

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public offering price............................................... $     $
Underwriting discount...............................................
Proceeds to CIRCOR..................................................

  We have granted the underwriters a 30-day option to purchase up to 202,500 additional shares of common stock on the same terms as set forth above to cover over-allotments.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

Robert W. Baird & Co.                                            ING Barings LLC

    , 2001

                           EDGAR GRAPHICS DESCRIPTION

   Graphic on one 8 1/2" x 11" page containing nine 3 1/2" long by 2 3/4" wide photographs in a 3 row/3 column format as follows (beginning with top left to right):

1. Hoke Space Saver Geared Actuator
2. CIRCOR International, Inc. logo
3. Pibiviesse E3 Welded Body Ball Valve
4. Assorted Spence Engineering and Nicholson Steam Trap products including Steam Scrubber Stainless Steel Filter, STV Series Combination Trap Test and Blocking Steam Valve, and Y-Strainer
5. Hoke Type 8512 S-Valve Manifold
6. Spence Engineering Steam System Noise Suppressors and Muffling Plates
7. Spence Engineering Series ED Pressure Reducing Valve
8. KF Series 35 2" Class 600 Swiss Check Valve
9. GO Regulator Pressure Regulator

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Price Range of Common Stock..............................................  16
Capitalization...........................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20

                                                                            Page
                                                                            ----
Business...................................................................  31
Management.................................................................  46
Certain Relationships and Related Transactions.............................  58
Principal Shareholders.....................................................  61
Description of Capital Stock...............................................  64
Shares Eligible for Future Sale............................................  69
Underwriting...............................................................  70
Legal Matters..............................................................  72
Experts....................................................................  72
Where You Can Find Additional Information about CIRCOR.....................  72

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

   As used in this prospectus, the terms "we," "us," "our" and "CIRCOR" mean CIRCOR International, Inc. and its subsidiaries (unless the context indicates another meaning) and includes our historical activities as part of the former industrial, oil and gas product lines of Watts Industries, Inc., or Watts. The term "common stock" means our common stock, par value $0.01 per share. Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

                                    SUMMARY

   You should read the following summary together with the more detailed information and our consolidated financial statements, the notes to those statements and the other financial information appearing elsewhere in this prospectus.

                           CIRCOR International, Inc.

Our Business

   We design, manufacture and distribute a broad array of valves and related products and services to a variety of end-markets for use in a wide range of applications to optimize the efficiency and/or ensure the safety of fluid-control systems. Within our major product groups, we have used both internal product development and strategic acquisitions to assemble an array of fluid-control products and technologies that enable us to address our customers' unique fluid-control application needs. Our two major product groups are instrumentation and fluid regulation products and petrochemical products. The instrumentation and fluid regulation products group designs, manufactures and distributes valves and controls for diverse end-uses including hydraulic, pneumatic, cryogenic and steam applications. The petrochemical products group designs, manufactures and distributes valves, closures and strainers for use in oil, gas and chemical processing and industrial applications. As a leading provider of valves and related fluid-control products, we sell our products to the following industries:

 . Oil and gas production - including off-shore platform, sub-sea gathering and oil refining systems.

 . Pipeline construction and maintenance - consisting of natural gas and oil distribution systems.

 . Municipal and institutional power and process steam heating and generating - involving the use of our valves in many domestic municipal steam systems for heating, air conditioning and ventilation of facilities.

 . Maintenance and maritime manufacturing - involving our steam regulators, control valves, water heaters, strainers and butterfly valves which are used in a variety of U.S. Navy and commercial marine applications.

 . Aerospace, military and commercial aircraft - involving valves which are part of aviation systems, such as oxygen, hydraulic, fuel and potable and nonpotable water systems.

 . Processing - including food and chemical processing in addition to air and water systems utilized in semiconductor fabrication.

 . Pharmaceutical, medical and analytical equipment - including our relief, check, diaphragm and regulating valves in systems that deliver various ingredients in regulated amounts to make a variety of pills and liquid medicines. Our instrumentation valves also are used in medical analytical equipment.

   Our products are sold through more than 900 distributors servicing approximately 24,000 end-users in over 20 countries around the world. For the nine months ended September 30, 2000, we derived 55.7% of our net revenues from instrumentation and fluid regulation products and 44.3% from petrochemical products.

   The domestic and international markets for fluid control products are very competitive with a highly fragmented group of diverse competitors. We consider product quality, performance, price, distribution capabilities and breadth of product offerings to be the primary competitive factors in these markets.

Our Business Objectives and Strategies

   We are focused on providing solutions for our customers' fluid-control requirements through a broad base of products and services. We believe many of our product lines have leading positions in their niche markets. Our objective is to enhance shareholder value through profitable growth of our diversified, multi-national fluid-control company. In order to achieve this objective, our key strategies are to:

 . Continue to build market positions - through internal revenue growth and acquisitions in selected markets.

 . Improve the profitability of our business - by leveraging our existing manufacturing facilities, improving utilization of working capital and deriving synergies from acquisitions.

 . Expand into various fluid control industries and markets and capitalize on integration opportunities - by further broadening our product line offerings and creating a "one-stop shop," thereby increasing our ability to service our customers which may reduce their need for multiple suppliers.

 . Increase product offerings - through internal product development and customized, highly engineered product extensions which help drive revenue growth and strengthen our relationships with end-users.

 . Expand our geographic coverage - by leveraging distribution channels to increase sales and cash flow.

Our Competitive Strengths

   We believe we will continue to benefit from certain competitive strengths which assist us in implementing our strategies, including:

 . Broad product offerings to diverse end-markets with the ability to serve multiple markets and industries;

 . A long operating history with strong brand name recognition and many products that are specified in projects by our customers;

 .  A leading domestic market share position in steam products;

 .  New, customized product design engineering;

 .  A successful acquisition record and integration abilities; and

 .  Strong distribution networks.

Our History

   We were established by Watts Industries, Inc., or Watts, to continue to operate the former industrial, oil and gas products lines of Watts. On October 18, 1999, Watts distributed all of our outstanding common stock to the shareholders of Watts in a tax-free spin-off. In connection with the spin-off, our common stock was approved for listing on the NYSE under the symbol "CIR" and we entered into agreements with Watts regarding licensing and tax sharing arrangements, benefits and indemnification matters. See "Certain Relationships and Related Transactions - Our Relationship with Watts" for more information.

                              Recent Developments

   On November 29, 2000, we acquired the Rockwood Swendeman product line of cryogenic safety relief valves to augment our current cryogenic product offerings and to expand our presence in the industrial gas market. The purchase price for the principal assets of Rockwood Swendeman was $4.1 million.

                             Our Executive Offices

   Our executive offices are located at 35 Corporate Drive, Suite 290, Burlington, Massachusetts 01803 and our telephone number is (781) 270-1200. We are incorporated in the State of Delaware.

                                  The Offering

 Common stock offered by CIRCOR......................  1,350,000 shares

 Common stock to be outstanding after this offering.. 14,612,891 shares

 Use of proceeds..................................... To acquire complementary businesses or products,
                                                      and until such
                                                      acquisitions require our
                                                      capital, the reduction of
                                                      our outstanding debt, and
                                                      for working capital and
                                                      general corporate
                                                      purposes. See "Use of
                                                      Proceeds" for more
                                                      information.

 NYSE symbol......................................... CIR

   The number of shares of our common stock that will be outstanding after this offering is based on 13,262,891 shares of our common stock outstanding as of December 31, 2000 and does not include any additional shares which may be issued in connection with this offering as a result of the over-allotment option granted to the underwriters.

   The total number of shares of our common stock outstanding after this offering excludes the following additional shares which may be issued:

 . 679,700 shares of common stock issuable upon exercise of outstanding stock options under our 1999 Stock Option and Incentive Plan as of December 31, 2000 at a weighted average exercise price of $9.21 per share;

 . 38,007 shares of common stock issuable upon conversion of outstanding restricted stock units under our Management Stock Purchase Plan which is a component of our 1999 Stock Option and Incentive Plan;

 . 552,376 shares of common stock issuable upon exercise of outstanding stock options which were issued at the time of the spin-off to replace options granted by Watts at a weighted average exercise price of $10.63 per share;

 . 104,506 shares of common stock issuable upon conversion of outstanding restricted stock units which were issued at the time of the spin-off to replace restricted stock units granted by Watts; and

 . 1,282,293 shares of common stock currently reserved and available for future grants under our 1999 Stock Option and Incentive Plan.

   See "Capitalization" for more information regarding the outstanding shares of our common stock.

                      Summary Consolidated Financial Data

   The following table summarizes certain selected historical financial and operating information that has been derived from our Consolidated Financial Statements and should be read along with the other sections entitled "Use of Proceeds," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes and other financial data included in this prospectus.

   The consolidated operating results data for the six months ended December 31, 1999 and the fiscal years ended June 30, 1999 and 1998 and the consolidated balance sheet data as of December 31, 1999 and June 30, 1999 are derived from, and are qualified by reference to, our audited consolidated financial statements included on pages F-3 to F-6 of this prospectus, and should be read in conjunction with those financial statements and the related notes to the consolidated financial statements. The consolidated operating results data for the fiscal year ended June 30, 1997 and the consolidated balance sheet data as of June 30, 1998 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated operating results data for the nine months ended September 30, 2000 and 1999 and the consolidated balance sheet data as of September 30, 2000 are derived from our unaudited consolidated financial statements included on pages F-3 to F-6 of this prospectus and, in our opinion, have been prepared on the same basis as the consolidated audited financial statements and reflect all adjustments necessary for a fair presentation of that data. The consolidated operating data for the nine months ended September 30, 1999 and the fiscal year ended June 30, 1996 and the consolidated balance sheet data as of September 30, 1999 and June 30, 1997 and 1996 are derived from our unaudited consolidated financial statements not included in this prospectus.

   The selected unaudited pro forma financial data included in the following table are derived from the respective audited and unaudited consolidated financial statements described above and give effect to the transactions described in Note 15 to the consolidated financial statements included in this prospectus and also as noted in our prior filings.

   The consolidated financial data for the nine months ended September 30, 2000 are not necessarily indicative of the results for the year ended December 31, 2000 or for any future period.

                      Summary Consolidated Financial Data

                     (In thousands, except per share data)

 This summary consolidated historical financial data includes a presentation of EBITDA. EBITDA represents earnings before interest, income taxes, depreciation, amortization, restructuring, impairment and special charges. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement for financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows. EBITDA, as we have calculated here, is not necessarily comparable with similarly titled measures for other companies.

                                                        Six Months Ended
                    Nine Months Ended September 30,       December 31,                Fiscal Years Ended June 30,
                  ----------------------------------- -------------------- --------------------------------------------------
                               Pro Forma               Pro Forma            Pro Forma
                   2000 (1)   1999 (1)(2)  1999 (1)   1999 (1)(2) 1999 (1)  1999 (2)     1999     1998     1997    1996 (3)
                  ----------- ----------- ----------- ----------- -------- ----------- -------- -------- -------- -----------
                  (unaudited) (unaudited) (unaudited) (unaudited)          (unaudited)                            (unaudited)
Summary Income
Statement:
Net revenues....   $236,899    $234,704    $234,704    $156,371   $156,371  $323,077   $323,077 $288,969 $274,716  $230,473
Gross profit....     74,291      76,194      76,194      48,542     49,264   104,726    104,726   94,657   88,623    68,675
Operating income
(loss)..........     21,313      19,204      19,382      13,785     13,846    29,297     29,550   38,191   33,906   (23,469)
Income (loss)
before interest
and taxes.......     20,536      18,602      18,780      13,325     13,386    29,526     29,779   38,497   33,233   (22,976)
Net income
(loss)..........      7,899       6,740       7,358       4,650      4,880    11,736     12,510   22,425   19,614   (31,609)
Summary Balance
Sheet:
Total assets....   $350,854    $365,618    $365,618    $367,085   $367,085  $362,370   $359,043 $256,914 $212,727  $202,956
Total debt (4)..    102,104     123,395      27,395     125,127    125,127   116,248     26,582   15,753   13,252    14,110
Shareholders'
equity..........    187,875     170,737     269,814     183,409    183,409   169,590    259,256  168,656  137,277   132,993
Total
capitalization..    289,979     294,132     297,209     308,536    308,536   285,838    285,838  184,409  150,529   147,103
Other Financial
Data:
EBITDA..........   $ 32,213    $ 29,637    $ 29,815    $ 21,123   $ 21,184  $ 42,288   $ 42,541 $ 46,341 $ 40,149  $ 33,219
Net interest
expense.........      7,148       7,360       6,508       4,864      4,542     9,845      8,808    3,471    3,274     4,462
Capital
expenditures....      2,464      10,689      10,689       4,557      4,557     9,499      9,499    6,115    5,457    12,628
Diluted earnings
per common share
(5).............      $0.59         n/a         n/a         n/a        n/a       n/a        n/a      n/a      n/a       n/a
Diluted weighted
average common
shares
outstanding
(5).............     13,500         n/a         n/a         n/a        n/a       n/a        n/a      n/a      n/a       n/a
Cash dividends
declared per
common share....   $  0.075         n/a         n/a    $      -   $      -       n/a        n/a      n/a      n/a       n/a

Notes:
----
(1) The six months ended December 31, 1999 and the nine months ended September 30, 1999 each includes $0.7 million of special charges associated with the closure, consolidation and reorganization of manufacturing plants. Similarly, special charges incurred during the nine months ended September 30, 2000 were $1.5 million.
(2) As adjusted for the spin-off for: the assumption by CIRCOR of selected indebtedness from Watts; our credit facility and the placement of $75.0 million of senior unsecured notes.
(3) Fiscal 1996 includes an after-tax charge of $48.3 million related to: a restructuring cost of $3.0 million; an impairment of long lived assets of $38.5 million; other non-recurring charges of $3.9 million, principally for product liability costs, additional bad debt reserves and environmental remediation costs; and additional inventory valuation reserves of $2.9 million. This charge represents pretax special charges of $48.1 million and pretax other charges of $4.9 million.
(4) Includes capitalized leases of: $4.1 million; $4.5 million; $0.6 million and $0.3 million as of June 30, 1999, September 30, 1999, December 31, 1999 and September 30, 2000, respectively.
(5) Earnings per share is applicable only for quarterly and annual periods ended after December 31, 1999, since we were not a publicly-owned, independent company with a capital structure of our own until after the October 18, 1999 spin-off.
n/a not applicable

                                  RISK FACTORS

   Before you invest in our common stock, you should consider that making such an investment involves various risks. You should carefully consider these risk factors as well as all of the other information contained or incorporated by reference in the prospectus before you decide to purchase shares of our common stock. If any of the following risks occur, our business, financial condition, results of operations, and reputation could be harmed. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also consider these risk factors when you read "forward-looking statements" elsewhere in this prospectus. You can identify forward-looking statements by terms such as "may," "hope," "will," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," or "continue," the negative of those terms or other comparable terminology. Those forward-looking statements are only predictions. They are subject to a number of risks and uncertainties, including the risks described in this section and those described in "Special Note Regarding Forward-Looking Statements."

Some of our end-markets are cyclical which may cause us to experience fluctuations in revenues or operating results.

   We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles. We sell our products principally to oil, gas, petrochemical, process, power, aerospace, military, heating, ventilation and air conditioning or HVAC, maritime, pharmaceutical, medical and instrumentation markets. Although we serve a variety of markets to avoid a dependency on any one, a significant downturn in any one of these markets could cause a material reduction in our revenues which could be difficult to replace.

   In particular, our petrochemical business is cyclical in nature as the worldwide demand for oil and gas fluctuates. When worldwide demand for oil and gas is depressed, the demand for our products used in maintenance and repair of existing oil and gas applications, as well as exploration or new oil and gas project applications, is reduced. As a result, we historically have generated lower revenues and profits in periods of declining demand for petrochemical products. Therefore, results of operations for any particular period are not necessarily indicative of the results of operations for any future period. Future downturns in demand for petrochemical products could have a material adverse effect on our business, financial condition or results of operations. Similarly, although not to the same extent as the oil and gas markets, the aerospace, military and maritime markets have historically experienced cyclical fluctuations in demand which also could have a material adverse effect on our business, financial condition or results of operations.

If we cannot continue operating our manufacturing facilities at current or higher levels, our results of operations could be adversely affected.

   We operate a number of manufacturing facilities for the production of our products. The equipment and management systems necessary for such operations may break down, perform poorly or fail resulting in fluctuations in manufacturing efficiencies. Such fluctuations may affect our ability to deliver products to our customers on a timely basis which could have a material adverse effect on our business, financial condition or results of operations.

We face significant competition in our markets and, if we are not able to respond to competition in our markets, our revenues may decrease.

   We face significant competition from a variety of competitors in each of our markets. Some of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

New competitors also could enter our markets. We consider product quality, performance, price, distribution capabilities and breadth of product offerings to be the primary competitive factors in our markets. Our competitors may be able to offer more attractive pricing, duplicate our strategies, or develop enhancements to products that could offer performance features that are superior to our products. Competitive pressures, including those described above, and other factors could adversely affect our competitive position, involving a loss of market share or decreases in prices, either of which could have a material adverse effect on our business, financial condition or results of operations. In addition, some of our competitors are based in foreign countries and have cost structures and prices based on foreign currencies. Accordingly, currency fluctuations could cause our U.S. dollar-priced products to be less competitive than our competitors' products which are priced in other currencies.

If we experience delays in introducing new products or if our existing or new products do not achieve or maintain market acceptance, our revenues may decrease.

   Our industry is characterized by:

 .  intense competition;

 .  changes in end-user requirements;

 .  technically complex products; and

 .  evolving product offerings and introductions.

   We believe our future success will depend, in part, on our ability to anticipate or adapt to these factors and to offer, on a timely basis, products that meet customer demands. Failure to develop new and innovative products or to custom design existing products could result in the loss of existing customers to competitors or the inability to attract new business, either of which may adversely affect our revenues. The development of new or enhanced products is a complex and uncertain process requiring the anticipation of technological and market trends. We may experience design, manufacturing, marketing or other difficulties, such as an inability to attract a sufficient number of qualified engineers, that could delay or prevent our development, introduction or marketing of new products or enhancements and result in unexpected expenses.

Implementation of our acquisition strategy may not be successful which could affect our ability to increase our revenues or reduce our profitability.

   One of our strategies is to increase our revenues and expand our markets through acquisitions that will provide us with complementary instrumentation and fluid regulation and petrochemical products. We expect to spend significant time and effort in expanding our existing businesses and identifying, completing and integrating acquisitions. We expect to face competition for acquisition candidates which may limit the number of acquisition opportunities available to us and may result in higher acquisition prices. We cannot be certain that we will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies without substantial costs, delays or other problems. Also, there can be no assurance that companies acquired in the future will achieve revenues, profitability or cash flows that justify our investment in them. In addition, acquisitions may involve a number of special risks, including:

 .  adverse short-term effects on our reported operating results;

 .  diversion of management's attention;

 .  loss of key personnel at acquired companies; or

 .  unanticipated management or operational problems or legal liabilities.

   Some or all of the above special risks could have a material adverse effect on our business, financial condition or results of operations.

If we fail to manufacture and deliver high quality products, we may lose customers.

   Product quality and performance are a priority for our customers since many of our product applications involve caustic or volatile chemicals and, in many cases, involve processes that require precise control of fluids. Our products also are used in the aerospace, military, commercial aircraft, pharmaceutical, medical, analytical equipment and maritime industries. These industries require products that meet stringent performance and safety standards. If we fail to maintain and enforce quality control and testing procedures, our products will not meet these stringent performance and safety standards. Substandard products would seriously harm our reputation resulting in both a loss of current customers to our competitors and damage to our ability to attract new customers, which could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to continue operating successfully overseas or to successfully expand into new international markets, our revenues may decrease.

   We derive a significant portion of our revenue from sales outside the United States. In addition, one of our key growth strategies is to market our products in international markets not currently served by us in portions of Europe, Latin America and Asia. We may not succeed in marketing, selling and distributing our products in these new markets. Moreover, conducting business outside the United States is subject to risks, including currency exchange rate fluctuations, changes in regional, political or economic conditions, trade protection measures such as tariffs or import or export restrictions, and unexpected changes in regulatory requirements. One or more of these factors could prevent us from successfully expanding into new international markets and could also have a material adverse effect on our current international operations.

Prices of our raw materials may increase which may adversely affect our business.

   We obtain our raw materials for the manufacture of our products from third-party suppliers. We do not have contracts with many of these suppliers that require them to sell us the materials we need to manufacture our products. In the last few years, stainless steel, cast iron and carbon steel, in particular, have each increased in price as a result of increases in demand. While historically we have not experienced difficulties in obtaining the raw materials we require (including stainless steel, cast iron and carbon steel), we cannot be certain that our suppliers will continue to provide us with the raw materials we need in the quantities requested or at a price we are willing to pay. In the past we have been able to partially offset increases in the cost of raw materials by increased sales prices, active materials management, product engineering programs and the diversity of materials used in our production processes. However, we cannot be certain that we will be able to accomplish this in the future. Since we do not control the actual production of these raw materials, we may be subject to delays caused by interruption in production of materials for reasons we cannot control. These include job actions or strikes by employees of suppliers, transportation interruptions and natural disasters or other catastrophic events. Our inability to obtain adequate supplies of raw materials for our products at favorable prices, or at all, could have a material adverse effect on our business, financial condition or results of operations.

The costs of complying with existing or future environmental regulations, and of curing any violations of these regulations, could increase our expenses and reduce our profitability.

   We are subject to a variety of environmental laws relating to the storage, discharge, handling, emission, generation, use and disposal of chemicals, solid and hazardous waste and other toxic and hazardous materials used to manufacture, or resulting from the process of manufacturing, our products. We cannot predict the nature, scope or effect of future regulatory requirements to which our operations might be subject or the manner in which existing or future laws will be administered or interpreted. Future regulations could be applied to materials, products or activities that have not been subject to regulation previously. The costs of complying with new or more stringent regulations, or with more vigorous enforcement of these or existing regulations, could be significant.

   Environmental laws require us to maintain and comply with a number of permits, authorizations and approvals and to maintain and update training programs and safety data regarding materials used in our processes. Violations of these requirements could result in financial penalties and other enforcement actions. We also could be required to halt one or more portions of our operations until a violation is cured. Although we attempt to operate in compliance with these environmental laws, we may not succeed in this effort at all times. The costs of curing violations or resolving enforcement actions that might be initiated by government authorities could be substantial.

We face risks from product liability lawsuits which may adversely affect our business.

   We, like other manufacturers and distributors of products designed to control and regulate fluids and chemicals, face an inherent risk of exposure to product liability claims in the event that the use of our products results in personal injury, property damage or business interruption to our customers. We may be subjected to various product liability claims, including, among others, that our products include inadequate or improper instructions for use or installation, or inadequate warnings concerning the effects of the failure of our products. Although we maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for our products or components of our products. Although we have liability insurance coverage, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost, or, if available, will be adequate to cover any such liabilities. We generally seek to obtain contractual indemnification from our third-party suppliers, and for us to be added as an additional insured party under such parties' insurance policies. Any such indemnification or insurance is limited by its terms and, as a practical matter, is limited to the credit worthiness of the indemnifying or insuring party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities could have a material adverse effect on our business, financial condition or results of operations.

We may be responsible for certain historical liabilities in the event Watts and its affiliates are ultimately unable to satisfy such liabilities.

   Until the spin-off, we were a member of Watts' consolidated group for federal income tax purposes. Each member of a consolidated group is liable for the federal income tax liability of the other members of the group, as well as for pension and benefit funding liabilities of the other group members. Under federal law we continue to be contingently liable for these Watts consolidated group liabilities for periods beginning before the spin-off.

   We entered into a distribution agreement with Watts which allocates tax, pension and benefit funding liabilities between Watts and us. Under this agreement, Watts maintains full control and absolute discretion with regard to any combined or consolidated United States federal and state tax filings for periods through the spin-off date. Watts also maintains full control and absolute discretion regarding common tax audit issues of such entities. These arrangements may result in conflicts of interest with Watts. In addition, if Watts is ultimately unable to satisfy its liabilities, we could be responsible for satisfying them, despite the distribution agreement.

We would be jointly and severally liable for Watts' federal income taxes resulting from the spin-off if the Internal Revenue Service, or IRS, treats the spin-off as a taxable distribution.

   At the time of the spin-off, Watts received a ruling from the IRS to the effect that, for United States federal income tax purposes, the spin-off would be tax-free to Watts and its shareholders. If the undertakings made to the IRS regarding the spin-off are not complied with or if representations made to the IRS regarding the spin-off were inaccurate, we could lose the benefit of the IRS tax ruling and the IRS could assert that the spin-off was a taxable distribution. In that case, under United States federal income tax law, we would be jointly and severally liable with Watts for a material amount of federal income tax. In our distribution agreement with Watts, we agreed that we will be wholly responsible for that tax if it results from our act or omission, and Watts will be wholly responsible for that tax if it results from Watts' act or omission. Under federal income tax law, however, we would be required to pay that tax if Watts was unable to, regardless of the distribution agreement.

We may have conflicts of interest with Watts that may adversely affect our business.

   Conflicts of interest may arise with Watts in a number of areas relating to our past and ongoing relationships, including tax and employee benefit matters and indemnity arrangements. The Chief Executive Officer and Chairman of Watts, as well as another director of Watts, serve on our board of directors. These relationships may create conflicts of interest with respect to matters potentially or actually involving or affecting us and Watts.

We depend on our key personnel and the loss of their services may adversely affect our business.

   We believe that our success will depend on the continued employment of our senior management team and other key personnel. If one or more members of our senior management team or other key personnel were unable or unwilling to continue in their present positions, our business could be seriously harmed. In addition, if any of our key personnel joins a competitor or forms a competing company, some of our customers might choose to use the services of that competitor or those of a new company instead of our own. Other companies seeking to develop capabilities and products similar to ours may hire away some of our key personnel. If we are unable to maintain our key personnel and attract new employees, the execution of our business strategy may be hindered and our growth limited.

Voting control by our directors and executive officers could delay or prevent a "change in control."

   After giving effect to the offering, our directors and executive officers and their affiliates will beneficially own in the aggregate 4,409,905 shares of our outstanding common stock or 29.2% as of December 31, 2000, assuming they do not participate in the offering. These shareholders, if they were to act together, could have the ability, as a practical matter, to significantly influence the outcome of the election of our directors and all other matters requiring approval by a majority of our shareholders including, in many cases, significant corporate transactions, such as mergers and sales of all or substantially all of our assets. Such concentration of ownership, together, in some cases, with certain provisions of our amended and restated certificate of incorporation, amended and restated by-laws and shareholder rights plan and certain sections of the Delaware General Corporation Law, may have the effect of delaying or preventing a "change in control." Delaying or preventing a takeover of us could result in our shareholders ultimately receiving less for their shares by deterring potential bidders for our stock or assets. See "Principal Shareholders" for more information.

A limited number of our shareholders can exercise substantial influence over our company.

   As of December 31, 2000, our significant shareholders were Timothy P. Horne, who beneficially owns 29.6% of our outstanding shares of common stock, and Mario J. Gabelli, Marc J. Gabelli and various entities, which either one directly or indirectly controls or acts as chief investment officer, including but not limited to Gabelli Funds LLC, GAMCO Investors, Inc. and Gabelli Securities, Inc., which beneficially own 14.3% of our outstanding shares of common stock. Together these shareholders, as of December 31, 2000, beneficially own in the aggregate a total of 43.9% of our outstanding shares of common stock. We expect that, together, they will continue to beneficially own 39.8% of our outstanding common stock upon completion of the offering, assuming they do not participate in the offering. If these shareholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. For instance, these shareholders would be able to exert a significant influence over the outcome of all shareholder votes, including votes concerning director elections, by-law amendments, possible mergers, corporate control contests and other significant corporate transactions. Also, if either of these shareholders were to sell a significant amount of their common stock into the public market, the trading price of our common stock could decline. See "Principal Shareholders" for more information.

Various restrictions and agreements could hinder a takeover of us which is not supported by our board of directors or which is leveraged.

   Our amended and restated certificate of incorporation and amended and restated by-laws, the Delaware General Corporation Law and our shareholder rights plan contain provisions that could delay or prevent a change in control in a transaction that is not approved by our board of directors or that is on a leveraged basis or otherwise. These include provisions creating a staggered board, limiting the shareholders' powers to remove directors, and prohibiting shareholders from calling a special meeting or taking action by written consent in lieu of a shareholders' meeting. In addition, our board of directors has the authority, without further action by the shareholders, to set the terms of and to issue preferred stock. Issuing preferred stock could adversely affect the voting power of the owners of our common stock, including the loss of voting control to others. Additionally, we have adopted a shareholder rights plan providing for the issuance of rights that will cause substantial dilution to a person or group of persons that acquires 15% or more of our shares of common stock, unless the rights are redeemed. See "Description of Capital Stock" for more information.

   Furthermore, until October 18, 2001, the terms of our distribution agreement with Watts prohibit us from engaging in any transaction that results in one or more persons acquiring a 50% or greater interest in us, unless we obtain a supplemental ruling from the IRS or an opinion of legal counsel that the transaction will not adversely affect the qualification of our spin-off from Watts as a tax-free transaction.

   Delaying or preventing a takeover could result in our shareholders ultimately receiving less for their shares by deterring potential bidders for our stock or assets.

Our ability to issue equity, make acquisitions, incur debt, pay dividends, make investments, sell assets, merge or raise capital is limited by our obligations to comply with the covenants under our debt agreements.

   Our credit agreement and note purchase agreement both of which are dated October 19, 1999, govern our indebtedness to our lenders. The debt agreements include provisions which place limitations on certain activities including our ability to:

 . issue shares of our common stock without, in certain circumstances, making prepayments under our credit agreement;

 .  incur additional indebtedness;

 .  create any liens or encumbrances on our assets or make any guarantees;

 .  make certain investments;

 . pay dividends that exceed 50% of our consolidated income for the most recent fiscal quarter; or

 .  dispose of or sell assets or enter into a merger or a similar transaction.

The trading price of our common stock may be volatile and investors in our common stock may experience substantial losses.

   The trading price of our common stock may be volatile. Our common stock could decline or fluctuate in response to a variety of factors, including, but not limited to:

 .  our failure to meet the performance estimates of securities analysts;

 . changes in financial estimates of our revenues and operating results or buy/sell recommendations by securities analysts;

 . the timing of announcements by us or our competitors concerning significant product line developments, contracts or acquisitions or publicity regarding actual or potential results or performance;

 . fluctuation in our quarterly operating results caused by fluctuations in revenue and expenses;

 .  substantial sales of our common stock by our existing shareholders;

 .  general stock market conditions; or

 .  other economic or external factors.

   In addition, the stock market as a whole has recently experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include statements about the following:

 .  implementing our business and acquisition strategies;

 .  managing our growth;

 .  our relationship with Watts; and

 .  other statements that are not historical facts.

   You can identify forward-looking statements by words such as "may," "hope," "will," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," " potential," "continue" or the negative of those terms or other comparable terminology. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described under the caption "Risk Factors" and elsewhere in this prospectus could have a material adverse effect on our business, results of operations or financial condition. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the sale of 1,350,000 shares of
our common stock in this offering will be approximately    million based on an
assumed public offering price of    per share which was the last reported sale
price of our common stock on     , 2001, after deducting the underwriting
discounts and estimated offering expenses payable by us.

   We intend to use substantially all of the net proceeds of this offering to acquire complementary businesses or products. Immediately after this offering, and until such acquisitions require our capital, we will use a portion of the net proceeds to reduce our outstanding indebtedness under our credit facility. The credit facility matures on October 18, 2003 and, as of January 23, 2001, $3.0 million was outstanding bearing interest at the prime lending rate of 9.0%. Additionally, we may use some of the net proceeds for general corporate purposes, including working capital.

   We have not determined the amount of net proceeds that we will use for each of these purposes or the timing of these expenditures. Pending such uses, we may invest the net proceeds temporarily in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the United States government.

   We have discussions on an ongoing basis regarding potential acquisitions that are complementary to our business although currently we have no agreements or commitments in this regard.

                                DIVIDEND POLICY

   During each of the last three quarters of 2000, we have declared and paid dividends equal to $0.0375 per outstanding common share. Although we currently intend to pay cash dividends, the timing and level of such dividends will necessarily depend on our board of directors' assessment of earnings, financial condition, capital requirements and other factors, including restrictions imposed by our lenders.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is traded on the NYSE under the symbol "CIR." The following table sets forth, for the periods indicated, the high and low sale prices of our common stock on the NYSE.

                                                                    High   Low
                                                                   ------ -----
Year ended December 31, 1999
  4th Quarter..................................................... $11.13 $8.94

Year ended December 31, 2000
  1st Quarter..................................................... $15.25 $9.94
  2nd Quarter..................................................... $13.88 $7.50
  3rd Quarter..................................................... $10.50 $7.00
  4th Quarter..................................................... $11.88 $9.25

Year ending December 31, 2001
  1st Quarter (through January 23, 2001).......................... $11.56 $9.25

   As of December 31, 2000, there were 13,262,891 shares of our common stock outstanding and we had 149 holders of record of our common stock. We believe the number of beneficial owners of our common stock on that date was substantially greater.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2000:

 .  on an actual basis; and

 . outstanding on an as adjusted basis to reflect the sale of the 1,350,000 shares of common stock in this offering at an assumed offering price of $11.50 per share, our receipt of the net proceeds from the sale of these shares after deducting underwriting discounts and estimated offering expenses payable by us, and the repayment of certain indebtedness.

   You should read this table in conjunction with the consolidated financial statements and notes included in this prospectus and the information under "Selected Consolidated Financial Data."

                                            As of September 30, 2000
                                       -------------------------------------
                                                  (unaudited)
                                           Actual           As Adjusted
                                       ----------------  -------------------
                                       (In thousands, except share data)
Balance Sheet Data:
Cash and cash equivalents............. $          7,665   $         10,759
                                       ================   ================
Current portion of long-term debt..... $            488   $            488
Long-term debt, net of current
 portion..............................          101,616             90,616
Shareholders' Equity:
 Preferred Stock, $0.01 par value per
  share; 1,000,000 shares authorized,
  no shares issued and outstanding....                -                  -
 Common stock, $0.01 par value per
  share; 29,000,000 shares authorized,
  13,236,993 actual shares issued and
  outstanding; and 14,586,993 shares
  issued and outstanding on an as
  adjusted basis......................              132                146
 Additional paid in capital...........          180,947            195,027
 Retained earnings....................           10,292             10,292
 Accumulated other comprehensive
  loss................................           (3,496)            (3,496)
                                       ----------------   ----------------
 Total shareholders' equity...........          187,875            201,969
                                       ----------------   ----------------
 Total capitalization................. $        289,979   $        293,073
                                       ================   ================

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following table presents certain selected historical financial and operating information that has been derived from our Consolidated Financial Statements and should be read along with the other sections entitled "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes and other financial data included in this prospectus.

   The consolidated operating results data for the six months ended December 31, 1999 and the fiscal years ended June 30, 1999 and 1998 and the consolidated balance sheet data as of December 31, 1999 and June 30, 1999 are derived from, and are qualified by reference to, our audited consolidated financial statements included on pages F-3 to F-6 of this prospectus, and should be read in conjunction with those financial statements and the related notes to the consolidated financial statements. The consolidated operating results data for the fiscal year ended June 30, 1997 and the consolidated balance sheet data as of June 30, 1998 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated operating results data for the nine months ended September 30, 2000 and 1999 and the consolidated balance sheet data as of September 30, 2000 are derived from our unaudited consolidated financial statements included on pages F-3 to F-6 of this prospectus and, in our opinion, have been prepared on the same basis as the consolidated audited financial statements and reflect all adjustments necessary for a fair presentation of that data. The consolidated operating data for the nine months ended September 30, 1999 and the fiscal year ended June 30, 1996 and the consolidated balance sheet data as of September 30, 1999 and June 30, 1997 and 1996 are derived from our unaudited consolidated financial statements not included in this prospectus.

   The selected unaudited pro forma financial data included in the following table are derived from the respective audited and unaudited consolidated financial statements described above and give effect to the transactions described in Note 15 to the consolidated financial statements included in this prospectus and also as noted in our prior filings.

   The consolidated financial data for the nine months ended September 30, 2000 are not necessarily indicative of the results for the year ended December 31, 2000 or for any future period.

                      Summary Consolidated Financial Data

                     (In thousands, except per share data)

 This summary consolidated historical financial data includes a presentation of EBITDA. EBITDA represents earnings before interest, income taxes, depreciation, amortization, restructuring, impairment and special charges. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement for financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows. EBITDA, as we have calculated here, is not necessarily comparable with similarly titled measures for other companies.

                                                        Six Months Ended
                    Nine Months Ended September 30,       December 31,                Fiscal Years Ended June 30,
                  ----------------------------------- -------------------- --------------------------------------------------
                               Pro Forma               Pro Forma            Pro Forma
                   2000 (1)   1999 (1)(2)  1999 (1)   1999 (1)(2) 1999 (1)  1999 (2)     1999     1998     1997    1996 (3)
                  ----------- ----------- ----------- ----------- -------- ----------- -------- -------- -------- -----------
                  (unaudited) (unaudited) (unaudited) (unaudited)          (unaudited)                            (unaudited)
Summary Income
Statement:
Net revenues....   $236,899    $234,704    $234,704    $156,371   $156,371  $323,077   $323,077 $288,969 $274,716  $230,473
Gross profit....     74,291      76,194      76,194      48,542     49,264   104,726    104,726   94,657   88,623    68,675
Operating income
(loss)..........     21,313      19,204      19,382      13,785     13,846    29,297     29,550   38,191   33,906   (23,469)
Income (loss)
before interest
and taxes.......     20,536      18,602      18,780      13,325     13,386    29,526     29,779   38,497   33,233   (22,976)
Net income
(loss)..........      7,899       6,740       7,358       4,650      4,880    11,736     12,510   22,425   19,614   (31,609)
Summary Balance
Sheet:
Total assets....   $350,854    $365,618    $365,618    $367,085   $367,085  $362,370   $359,043 $256,914 $212,727  $202,956
Total debt (4)..    102,104     123,395      27,395     125,127    125,127   116,248     26,582   15,753   13,252    14,110
Shareholders'
equity..........    187,875     170,737     269,814     183,409    183,409   169,590    259,256  168,656  137,277   132,993
Total
capitalization..    289,979     294,132     297,209     308,536    308,536   285,838    285,838  184,409  150,529   147,103
Other Financial
Data:
EBITDA..........   $ 32,213    $ 29,637    $ 29,815    $ 21,123   $ 21,184  $ 42,288   $ 42,541 $ 46,341 $ 40,149  $ 33,219
Net interest
expense.........      7,148       7,360       6,508       4,864      4,542     9,845      8,808    3,471    3,274     4,462
Capital
expenditures....      2,464      10,689      10,689       4,557      4,557     9,499      9,499    6,115    5,457    12,628
Diluted earnings
per common share
(5).............      $0.59         n/a         n/a         n/a        n/a       n/a        n/a      n/a      n/a       n/a
Diluted weighted
average common
shares
outstanding
(5).............     13,500         n/a         n/a         n/a        n/a       n/a        n/a      n/a      n/a       n/a
Cash dividends
declared per
common share....   $  0.075         n/a         n/a    $      -   $      -       n/a        n/a      n/a      n/a       n/a

Notes:
----
(1) The six months ended December 31, 1999 and the nine months ended September 30, 1999 each includes $0.7 million of special charges associated with the closure, consolidation and reorganization of manufacturing plants. Similarly, special charges incurred during the nine months ended September 30, 2000 were $1.5 million.
(2) As adjusted for the spin-off for: the assumption by CIRCOR of selected indebtedness from Watts; our credit facility and the placement of $75.0 million of senior unsecured notes.
(3) Fiscal 1996 includes an after-tax charge of $48.3 million related to: a restructuring cost of $3.0 million; an impairment of long lived assets of $38.5 million; other non-recurring charges of $3.9 million, principally for product liability costs, additional bad debt reserves and environmental remediation costs; and additional inventory valuation reserves of $2.9 million. This charge represents pretax special charges of $48.1 million and pretax other charges of $4.9 million.
(4) Includes capitalized leases of: $4.1 million; $4.5 million; $0.6 million and $0.3 million as of June 30, 1999, September 30, 1999, December 31, 1999 and September 30, 2000, respectively.
(5) Earnings per share is applicable only for quarterly and annual periods ended after December 31, 1999, since we were not a publicly-owned, independent company with a capital structure of our own until after the October 18, 1999 spin-off.
n/a not applicable

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements and other financial information appearing elsewhere in this prospectus. In addition, the following discussion contains certain statements that are "forward-looking statements." The words "may," "hope," "will," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," or "continue" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

   Our future operating results and performance trends may be affected by a number of factors and could differ materially from those projected in the forward-looking statements as a result of the risk factors discussed under "Risk Factors" and elsewhere in this prospectus, and as a result of competitive factors, risks associated with our growth strategies and changes in the assumptions used in making such forward-looking statements.

Overview

   On October 18, 1999, we became a publicly-owned company via a tax-free distribution of our common stock to the shareholders of our former parent company, Watts. Additionally, we announced that we would change our fiscal year end from June 30th to December 31st. The comparisons to prior year periods pertain to the pro forma results of these operations under Watts which later were transferred to us in connection with the spin-off.

Our Business

   We design, manufacture and distribute a broad array of valves and related products and services to a variety of end-markets for use in a wide range of applications to optimize the efficiency and/or ensure the safety of fluid-control systems. Within our major product groups, we have used both internal product development and strategic acquisitions to assemble an array of fluid-control products and technologies that enable us to address our customers' unique fluid-control application needs. Our two major product groups are instrumentation and fluid regulation products and petrochemical products. The instrumentation and fluid regulation products group designs, manufactures and distributes valves and controls, such as precision valves, compression tube and pipe fittings, control valves and regulators for diverse end-uses including hydraulic, pneumatic, cryogenic and steam applications. The petrochemical products group designs, manufacturers and distributes flanged and threaded-end floating and trunnion ball valves, needle valves, check valves, butterfly valves, gate valves, pipeline closures and strainers and large forged steel ball valves for use in oil, gas and chemical processing and industrial applications. The instrumentation and fluid regulation products group includes the following significant product families: Hoke; GO Regulator; Circle Seal Controls; Leslie Controls; Spence Engineering; Nicholson Steam Trap; Aerodyne Controls; Atkomatic Valve; CPC; Cryolab; and Rockwood Swendeman. The petrochemical products group includes the following significant product families: KF Industries; Contromatics Specialty Products; Eagle Check Valve; Telford Valve and Specialities; Pibiviesse; Suzhou KF Valve; and SSI Equipment.

Basis of Presentation

   The consolidated financial statements contained elsewhere in this prospectus present our financial condition, results of operations and cash flows as if we had been an independent, publicly-owned company for all periods presented. To facilitate such presentation, we have made certain allocations of previously unallocated Watts interest and general and administrative expenses, as well as computations of separate tax provisions. The consolidated financial statements prior to October 18, 1999 represent the former combined operations of Watts' industrial, oil and gas businesses. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior period financial statement amounts have been reclassified to conform to currently reported presentations.

   Effective July 1, 1999, we changed our fiscal year end from June 30th to December 31st. Accordingly, the audited financial statements include the results for the six months ended December 31, 1999, and the prior two fiscal years ended June 30, 1999 and June 30, 1998. In addition to the basic audited financial statements and related notes, unaudited financial information for the nine months ended September 30, 2000 and 1999 and the six months ended December 31, 1998 has been presented to enhance comparability.

   We monitor our business in two segments: instrumentation and fluid regulation products and petrochemical products.

Nine Months Ended September 30, 2000 Compared to the Nine Months Ended September 30, 1999

   The following table sets forth the percentage of net revenues and the period-to-period percentage change in certain financial data for the nine months ended September 30, 2000 and 1999:

                                 As a Percentage of Net     Period-to-Period
                                  Revenues Nine Months         Percentage
                                   Ended September 30,     Increase (Decrease)
                                 ----------------------    -------------------
                                    2000         1999
                                 -----------  -----------
Net revenues....................       100.0%       100.0%          0.9%
Cost of revenues................        68.6         67.5           2.6
                                 -----------  -----------
 Gross profit...................        31.4         32.5          (2.5)
Selling, general and
 administrative expenses........        21.8         23.9          (8.2)
Special charges.................         0.6          0.3         108.3
                                 -----------  -----------
 Operating income...............         9.0          8.3          10.0
Other (income) expense:
 Interest (income) expense,
  net...........................         3.0          2.8           9.8
 Other (income) expense, net....         0.3          0.3          29.1
                                 -----------  -----------
Income before income taxes......         5.7          5.2           9.1
Provisions for income taxes.....         2.4          2.1          11.7
                                 -----------  -----------
 Net income.....................         3.3%         3.1%          7.4%
                                 ===========  ===========

   Net revenues for the nine months ended September 30, 2000 increased by $2.2 million, or 0.9%, to $236.9 million compared to $234.7 million for the nine months ended September 30, 1999. The increase in net revenues for the nine months ended September 30, 2000 was attributable to the following:

                                                          Total                          Foreign
            Product Group                 2000     1999   Change Acquisitions Operations Exchange
            -------------               -------- -------- ------ ------------ ---------- --------
                                                             (In thousands)
Instrumentation and Fluid Regulation..  $131,987 $131,266 $  721    $1,458      $  672   $(1,409)
Petrochemical.........................   104,912  103,438  1,474       141       3,334    (2,001)
                                        -------- -------- ------    ------      ------   -------
Total.................................  $236,899 $234,704 $2,195    $1,599      $4,006   $(3,410)
                                        ======== ======== ======    ======      ======   =======

   The instrumentation and fluid regulation products segment accounted for approximately 55.7% of net revenues in the nine months ended September 30, 2000 compared to 55.9% for the nine months ended September 30, 1999. The petrochemical products segment accounted for approximately 44.3% of net revenues for the nine months ended September 30, 2000 compared to 44.1% for the nine months ended September 30, 1999.

   Instrumentation and fluid regulation product revenues increased $0.7 million, or 0.5%, for the nine months ended September 30, 2000. The net increase was primarily due to: incremental revenue of $1.5 million as a result of the GO Regulator acquisition in April 1999; a period-to-period increase in U.S. instrumentation revenues of $2.3 million, primarily within the aerospace markets; a $0.6 million increase in the volume of European instrumentation product revenues, partially offset by a $2.2 million decrease in revenues of steam products, resulting from a lower product order backlog at the beginning of the year than was available in the prior year; and the effect of a weaker Euro which reduced instrumentation and fluid regulation revenues by $1.4 million. The net increase in petrochemical revenues of $1.5 million, or 1.4%, was principally the result of $8.4 million in higher North American revenues related to improved customer spending on maintenance and repair and small capital projects, a $2.0 million increase in revenue from Suzhou KF Valve, our Chinese joint venture, and a $6.9 million decrease in revenues from our Italian-based operation due to a reduced number of large oil and gas construction projects. Net foreign exchange rate changes were unfavorable, which decreased petrochemical revenues by $2.0 million.

   Gross profit decreased $1.9 million, or 2.5%, to $74.3 million for the nine months ended September 30, 2000 compared to $76.2 million for the nine months ended September 30, 1999. Gross margin declined from 32.5% for the nine months ended September 30, 1999 to 31.4% for the nine months ended September 30, 2000. Gross profit for the instrumentation and fluid regulation segment was flat, as the increase in gross profit attributable to operations of $0.4 million was offset by unfavorable foreign exchange effects. Gross profit for the petrochemical segment decreased $1.9 million period-to-period. The decrease was the net result of lower revenues in certain higher margin product lines, resulting from reduced capital project activity for the global oil and gas markets this year coupled with the related negative effects of increasingly competitive pricing and by higher manufacturing costs at a key North American plant.

   Selling, general and administrative expenses decreased $4.6 million, or 8.2%, to $51.5 million for the nine months ended September 30, 2000 compared with $56.1 million for the nine months ended September 30, 1999. The instrumentation and fluid regulation segment reduced operating expenses by $4.7 million, of which approximately $4.2 million was the result of the consolidation of manufacturing and administrative functions. Increased corporate spending of approximately $0.6 million reflected additional costs associated with operating as an independent public company. The weaker Euro resulted in reduced overall expenses of $0.7 million.

   During the nine months ended September 30, 2000, special charges of $1.5 million were incurred associated with the closure, consolidation and reorganization of manufacturing operations in both the instrumentation and fluid regulation and petrochemical segments. These costs consisted primarily of severance for terminated employees and exit costs associated with plant closures, including relocation of manufacturing equipment. During the nine months ended September 30, 1999, similar special charges of $0.7 million were incurred.

   The change in operating income for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999 was as follows:

                                            Total                           Foreign
     Products Group       2000     1999    Change   Acquisitions Operations Exchange
     --------------      -------  -------  -------  ------------ ---------- --------
                                              (In thousands)
Instrumentation and
 Fluid Regulation....... $21,383  $17,229  $ 4,154      $105      $ 4,058     $ (9)
Petrochemical...........   5,060    6,670   (1,610)       51       (1,801)     140
Corporate...............  (5,130)  (4,517)    (613)        -         (613)       -
                         -------  -------  -------      ----      -------     ----
Total................... $21,313  $19,382  $ 1,931      $156      $ 1,644     $131
                         =======  =======  =======      ====      =======     ====

   The increase in operating income in the instrumentation and fluid regulation products segment was primarily attributable to improved manufacturing and administrative operating efficiencies. These gains were partially offset by lower manufacturing overhead absorption, resulting from the lower production requirements and by the effects of the special charges incurred during the nine months ended September 30, 2000, compared to the nine months ended September 30, 1999. The decrease in operating income in the petrochemical product segment was primarily due to lower gross profit as a result of competitive pricing pressures, manufacturing cost inefficiencies and the special charges related to manufacturing consolidation which were offset, in part, by increased revenues. Additional corporate expenses of $0.6 million were incurred while we were operating as an independent public company.

   Net interest expense increased $0.6 million to $7.1 million for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999 due to higher current year interest rates.

   Other non-operating expense increased by $0.2 million, to $0.8 million for the nine months ended September 30, 2000 compared with $0.6 million for the nine months ended September 30, 1999. The increase was primarily attributable to higher minority interest expense related to the current year improvement in the profitability of our Chinese joint venture.

   The effective tax rate increased to 41.0% for the nine months ended September 30, 2000 compared to 40.0% for the nine months ended September 30, 1999. Prior to the spin-off, income tax was calculated, to the extent possible, as if we had filed separate income tax returns and benefited from Watts' tax planning strategies associated with our operations. We did not employ similar tax planning strategies immediately following the spin-off until we were sure that these tax strategies would not jeopardize the tax-free nature of the spin-off. We requested and chose to wait for a favorable supplemental ruling from the IRS, which we received in April 2000.

   Net income increased $0.5 million to $7.9 million for the nine months ended September 30, 2000 from $7.4 million for the nine months ended September 30, 1999 as improved operating results within the instrumentation and fluid regulation segment were partially offset by the decrease in performance within the petrochemical products segment and higher special charges related to consolidation activities identified above.

   The combined results of operations were impacted by the effect that changes in foreign exchange rates had on our international subsidiaries' operating results. Changes in foreign exchange rates had an immaterial impact on net income for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999.

Six Months Ended December 31, 1999 Compared to the Six Months Ended December 31, 1998

   The following tables set forth the percentage of net revenues and the period-to-period percentage change in certain financial data for the six months ended December 31, 1999 and 1998:

                                 As a Percentage of Net     Period-to-Period
                                   Revenues Six Months         Percentage
                                   Ended December 31,      Increase (Decrease)
                                 ----------------------    -------------------
                                    1999         1998
                                 -----------  -----------
Net revenues....................       100.0%       100.0%         (5.8)%
Cost of revenues................        68.5         68.5          (5.8)
                                 -----------  -----------
 Gross profit...................        31.5         31.5          (6.0)
Selling, general and
 administrative expenses........        22.2         22.2          (5.7)
Special charges.................         0.5            -           nmf
                                 -----------  -----------
 Operating income...............         8.8          9.3         (11.1)
Other (income) expense:
 Interest (income) expense,
  net...........................         2.9          2.6           2.5
 Other (income) expense, net....         0.3         (0.3)          nmf
                                 -----------  -----------
Income before income taxes......         5.6          7.0         (24.2)
Provisions for income taxes.....         2.5          2.9         (17.8)
                                 -----------  -----------
 Net income.....................         3.1%         4.1%        (28.7)%
                                 ===========  ===========

--------
nmf: not meaningful

   Net revenues for the six months ended December 31, 1999 were $156.4 million, a decrease of $9.7 million, or 5.8%, from $166.1 million in the six months ended December 31, 1998. The decrease in net revenues was attributable to the following:

                                                           Total                           Foreign
            Products Group                1999     1998   Change   Acquisitions Operations Exchange
            --------------              -------- -------- -------  ------------ ---------- --------
                                                              (In thousands)
Instrumentation and Fluid Regulation..  $ 84,148 $ 85,622 $(1,474)    $2,758     $ (3,517) $  (715)
Petrochemical.........................    72,223   80,464  (8,241)     2,238       (8,942)  (1,537)
                                        -------- -------- -------     ------     --------  -------
Total.................................  $156,371 $166,086 $(9,715)    $4,996     $(12,459) $(2,252)
                                        ======== ======== =======     ======     ========  =======

   The decrease in net revenues from operations was primarily attributable to reduced unit shipments of valves that serve both domestic and international oil and gas applications. Revenues of these products were adversely affected by the reduced demand for products used in the petrochemical industry, caused by reduced energy prices during calendar year 1998, which continued until the second-half of 1999 when prices began to increase. Historically, when energy prices have increased for a sustained period of time, maintenance programs in the petrochemical industry become more active followed by increased capital spending on more extensive facility projects. During the latter part of 1999, we began to experience increasing activity in maintenance programs but continued to experience lackluster orders in facility project programs. The decrease in net revenues from operations and foreign exchange was partially offset by the inclusion of revenues of acquired businesses, including SSI Equipment, Inc. and GO Regulator, Inc., which were acquired in January 1999 and April 1999, respectively.

   The impact of foreign exchange was due primarily to the strength of the dollar compared to the Euro.

   The instrumentation and fluid regulation products segment accounted for approximately 53.8% of net revenues during the six months ended December 31, 1999 compared to 51.6% for the six months ended December 31, 1998. The petrochemical products segment accounted for approximately 46.2% of net revenues during the six months ended December 31, 1999 compared to 48.4% for the six months ended December 31, 1998.

   Net revenues in the instrumentation and fluid regulation segment for the six months ended December 31, 1999 decreased slightly compared to the six months ended December 31, 1998 due to softness in capital spending for instrumentation products, which was partially offset by the acquisition of GO Regulator, Inc. The decrease in net revenues in the petrochemical segment reflected weakness in both domestic and international oil and gas markets, which was partially offset by the acquisition of SSI Equipment, Inc.

   Gross profit for the six months ended December 31, 1999 decreased by $3.1 million, or 6.0%, from $52.4 million to $49.3 million compared to the six months ended December 31, 1998. Gross margin remained constant at 31.5%. Gross profit was adversely affected by start-up costs of the new factory in Spartanburg, South Carolina and relocation costs associated with the closure of Hoke's Cresskill, New Jersey plant. In addition, gross profit was adversely affected by competitive pricing pressures, especially in the petrochemical markets. Lower energy prices experienced prior to the second-half of 1999 reduced demand for petrochemical products, thereby decreasing unit pricing. The reduced demand also lowered manufacturing levels creating unfavorable overhead absorption of fixed manufacturing costs, thereby decreasing gross margins during the six months ended December 31, 1999 compared to the six months ended December 31, 1998.

   Selling, general and administrative expenses decreased $2.1 million to $34.7 million for the six months ended December 31, 1999 compared to the six months ended December 31, 1998. We reduced selling, general and administrative expenses as revenues decreased and the savings were partially offset by certain costs associated with our transition to an independent public company.

   The changes in operating income for the six months ended December 31, 1999 and 1998 were as follows:

                                            Total                           Foreign
     Products Group       1999     1998    Change   Acquisitions Operations Exchange
     --------------      -------  -------  -------  ------------ ---------- --------
                                              (In thousands)
Instrumentation and
 Fluid Regulation....... $10,253  $11,478  $(1,225)     $357      $(1,584)    $ 2
Petrochemical...........   6,332    6,911     (579)      163         (749)      7
Corporate...............  (2,739)  (2,808)      69         -           69       -
                         -------  -------  -------      ----      -------     ---
Total................... $13,846  $15,581  $(1,735)     $520      $(2,264)    $ 9
                         =======  =======  =======      ====      =======     ===

   The decrease in operating income in the instrumentation and fluid regulation products segment was primarily attributable to the start-up cost of the Spartanburg, South Carolina plant and plant relocation costs, partially offset by benefits derived from improved operating efficiencies and favorable product mix. The decrease in the operating income in the petrochemical products segment was primarily attributable to decreased orders for petrochemical facility projects brought on by lower world market prices for crude oil.

   The increase in other net non-operating expenses consisted primarily of realized and unrealized foreign exchange net losses caused primarily by the strengthening of the U.S. dollar against the Euro.

   The effective tax rate for the six months ended December 31, 1999 was 44.8% compared to 41.4% for the comparable prior year period. The tax rate for the six months ended December 31, 1998 reflected the benefits primarily derived from our former parent company's implementation of tax planning strategies.

   Net income decreased $2.0 million to nearly $4.9 million for the six months ended December 31, 1999, compared to $6.8 million for the comparable prior year period. This decrease was primarily attributable to the factors discussed above.

Fiscal Year Ended June 30, 1999 Compared to the Fiscal Year Ended June 30, 1998

   The following tables set forth the percentage of net revenues and the yearly percentage change in certain financial data for the fiscal years ended June 30, 1999 and 1998:

                                 As a Percentage of Net       Year-to-Year
                                  Revenues Fiscal Year          Percentage
                                     Ended June 30,        Increase (Decrease)
                                 ----------------------    -------------------
                                    1999         1998
                                 -----------  -----------
Net revenues....................       100.0%       100.0%         11.8%
Cost of revenues................        67.6         67.2          12.4
                                 -----------  -----------
 Gross profit...................        32.4         32.8          10.6
Selling, general and
 administrative expenses........        23.3         19.6          33.1
                                 -----------  -----------
 Operating income...............         9.1         13.2         (22.6)
Other (income) expense:
 Interest (income) expense,
  net...........................         2.7          1.2         153.8
 Other (income) expense, net....        (0.1)        (0.1)        (25.2)
                                 -----------  -----------
Income before income taxes......         6.5         12.1         (40.1)
Provisions for income taxes.....         2.6          4.3         (32.9)
                                 -----------  -----------
 Net income.....................         3.9%         7.8%        (44.2)%
                                 ===========  ===========

   Net revenues for the fiscal year ended June 30, 1999 increased by $34.1 million, or 11.8%, to $323.1 million from $289.0 million in the fiscal year ended June 30, 1998. The increase in net revenues was attributable to the following:

                                                           Total                            Foreign
            Products Group                1999     1998    Change   Acquisitions Operations Exchange
            --------------              -------- -------- --------  ------------ ---------- --------
                                                              (In thousands)
Instrumentation and Fluid Regulation..  $175,444 $110,332 $ 65,112    $66,068     $   (956)   $  -
Petrochemical.........................   147,633  178,637  (31,004)    13,103      (44,596)    489
                                        -------- -------- --------    -------     --------    ----
Total.................................  $323,077 $288,969 $ 34,108    $79,171     $(45,552)   $489
                                        ======== ======== ========    =======     ========    ====

   The growth in revenues was primarily attributable to Hoke, Inc., acquired in July 1998, which was partially offset by a decrease in revenues in the petrochemical products group. The decrease in petrochemical net revenues of $31.0 million, or 17.4%, for the fiscal year ended June 30, 1999 was predominantly due to reduced capital spending by oil producers as a result of lower oil and gas prices. The increase in instrumentation and fluid regulation net revenues of $65.1 million, or 59.0%, for the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998 consisted primarily of volume derived from acquisitions consisting of Hoke, Inc. and several smaller product lines.

   International business accounted for approximately 41.4% of net revenues in the fiscal year ended June 30, 1999 compared to 31.9% in the fiscal year ended June 30, 1998. The instrumentation and fluid regulation products group accounted for approximately 54.3% of net revenues in the fiscal year ended June 30, 1999 compared to 38.2% in the fiscal year ended June 30, 1998. The petrochemical products group accounted for approximately 45.7% of net revenues in the fiscal year ended June 30, 1999 compared to 61.8% in the fiscal year ended June 30, 1998.

   Gross profit increased $10.1 million, or 10.6%, to $104.7 million for the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998. Gross margin declined slightly from 32.8% for the fiscal year ended June 30, 1998 to 32.4% in the fiscal year ended June 30, 1999. The increased gross profit was attributable to increased sales due to the acquisitions discussed above. The increased gross profits from acquisitions were partially offset by decreased gross profits in the domestic and international oil and gas valve product lines. Lower energy prices resulted in lower demand and increased competition, and adversely impacted unit pricing. Additionally, the reduced manufacturing levels, caused by these reduced revenues, also created unfavorable overhead absorption of fixed manufacturing expenses in the petrochemical products group thereby decreasing gross margins for the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998.

   Selling, general and administrative expenses increased $18.7 million to $75.2 million for the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998. This increase was attributable to the inclusion of the expenses related to acquired companies. This increase was partially offset by both cost reductions and reduced variable selling expenses within the petrochemical products group.

   The changes in operating income for the fiscal years ended June 30, 1999 and 1998 were as follows:

                                            Total                            Foreign
     Products Group       1999     1998     Change   Acquisitions Operations Exchange
     --------------      -------  -------  --------  ------------ ---------- --------
                                              (In thousands)
Instrumentation and
 Fluid Regulation....... $24,844  $17,883  $  6,961     $7,181     $   (220)   $  -
Petrochemical...........  10,323   25,256   (14,933)     1,256      (16,165)    (24)
Corporate...............  (5,617)  (4,948)     (669)         -         (669)      -
                         -------  -------  --------     ------     --------    ----
Total................... $29,550  $38,191  $ (8,641)    $8,437     $(17,054)   $(24)
                         =======  =======  ========     ======     ========    ====

   The increase in operating income in the instrumentation and fluid regulation products group for the comparable periods was attributable primarily to acquisitions and improved operating efficiencies within our steam related product lines. The decrease in operating income in the petrochemical products group reflected reduced energy prices and reduced demand for our products used in petrochemical facility projects and maintenance programs.

   The increase in net interest expense was primarily due to the additional cost of borrowed funds resulting from the acquisition of Hoke, Inc.

   The effective tax rate increased to 40.3% from 36.0%. The increase was a result of increased earnings in foreign jurisdictions with higher tax rates than those in the United States.

   Net income decreased $9.9 million to $12.5 million for the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998. This decrease was primarily attributable to decreased net revenues and gross margins in the petrochemical products group.

   The combined results of operations were impacted by the effect that changes in foreign exchange rates had on our international subsidiaries' operating results. Changes in foreign exchange rates had an immaterial impact on net income in the fiscal year ended June 30, 1999 compared to the fiscal year ended June 30, 1998.

Liquidity and Capital Resources

   During the nine months ended September 30, 2000, we generated $27.4 million in cash flow from operating activities and we received $1.5 million (net after expenses) as partial settlement of our litigation against the former Hoke shareholders. Our uses of cash included $2.5 million to purchase capital equipment and a net $22.8 million was used to reduce our long-term debt. Capital expenditures were primarily for manufacturing machinery and equipment to further improve and consolidate manufacturing operations. Our capital expenditure budget for the fiscal year ended December 31, 2000 was $5.0 million.

   Since December 31, 1999, we have reduced the outstanding balance of our unsecured credit facility by $21.0 million to $11.0 million, and as of September 30, 2000, we had $64.0 million available under the credit agreement to support our acquisition program, working capital requirements and general corporate purposes.

   To fulfill a representation made to the IRS as part of the application for the tax-free treatment of our spin-off from Watts, we had intended to engage in an equity offering within approximately one year after the spin-off. Because we believed that market conditions were not favorable for completion of such an offering during that one-year period, we filed for and received a supplemental ruling from the IRS extending our original timeline by an additional six months. Therefore, we now intend to engage in an equity offering by April 18, 2001. We intend to use substantially all of the net proceeds of this offering to acquire complementary businesses or products. Immediately after this offering, and until such acquisitions require our capital, we will use a portion of the net proceeds to reduce our outstanding indebtedness under our credit agreement. Additionally, we may use some of the net proceeds for general corporate purposes, including working capital.

   The ratio of current assets to current liabilities as of September 30, 2000 was 4.3:1 compared to 4.5:1 as of December 31, 1999. Cash and cash equivalents were $7.7 million as of September 30, 2000 compared to $5.2 million as of December 31, 1999. Debt as a percentage of total capital employed was 35.2% as of September 30, 2000 compared to 40.6% as of December 31, 1999. On September 30, 2000, we were in compliance with all covenants related to existing debt obligations.

   We anticipate that available funds, including the estimated net proceeds from this offering, and those funds provided from ongoing operations will be sufficient to meet current operating requirements and anticipated capital expenditures for at least the next 24 months.

   From time-to-time, we are involved with product liability, environmental and other litigation proceedings and incur costs on an ongoing basis related to these matters. We have not incurred material expenditures during the nine months ended September 30, 2000 in connection with any of these matters.

Disclosure About Market Risk

   Market Risk

   The oil and gas markets historically have been subject to cyclicality depending upon supply and demand for crude oil, its derivatives and natural gas. When oil or gas prices decrease, expenditures on maintenance and repair decline rapidly and outlays for exploration and in-field drilling projects decrease and, accordingly, demand for valve products is reduced. However, when oil and gas prices rise, maintenance and repair activity and spending for facilities projects normally increase, and we benefit from increased demand for valve products. However, oil or gas price increases may be considered temporary in nature, or not driven by customer demand and, therefore, may result in longer lead times for increases in petrochemical sales orders. As a result, the timing and magnitude of changes in market demand for oil and gas valve products are difficult to predict. Similarly, although not to the same extent as the oil and gas markets, the aerospace, military and maritime markets have historically experienced cyclical fluctuations in demand which also could have a material adverse effect on our business, financial condition or results of operations.

   Interest Rate Sensitivity

   As of September 30, 2000, our primary interest rate risk related to borrowings under our revolving credit facility. The interest rate on those borrowings fluctuates with changes in short-term borrowing rates. There were $11.0 million of borrowings under our revolving credit facility outstanding as of September 30, 2000. Based upon the expected levels of borrowings under our credit facility in 2001, an increase in interest rates of 100 basis points would not have a material effect on our results of operations or cash flows.

   Currency Exchange Risk

   We use forward contracts to manage the currency risk related to intercompany and third party sales and certain open foreign currency denominated commitments to sell our products to third parties. Related gains and losses are recognized when the contracts expire, which are generally in the same period as the underlying foreign currency denominated transactions. These contracts do not subject us to significant risk from exchange rate movements because they offset gains and losses on the related foreign currency denominated transactions. As of September 30, 2000, we had forward contracts to buy foreign currencies with a face value of $2.5 million. These contracts mature on various dates between November 2000 and July 2001 and had a net fair market value of less than $0.1 million as of September 30, 2000. The counterparties to these contracts are major financial institutions. Our risk of loss in the event of non-performance by the counterparties is not significant.

   We do not use derivative financial instruments for speculative or trading purposes. We use simple instruments that are placed with major financial institutions. Risk management strategies are reviewed and approved by senior management before implementation.

   Commodity Price Risk

   The primary raw materials used in our production process are stainless steel, carbon steel, cast iron and brass. We purchase these materials from numerous suppliers nationally and internationally, and have not historically experienced significant difficulties in obtaining these commodities in quantities sufficient for our operations. However, these commodities are subject to price fluctuations which may adversely affect our results of operations. We manage this risk by offsetting increases in commodities with increased sales prices, active materials management, product engineering programs and the diversity of materials used in our production processes.

Effects of Recent Accounting Pronouncements

   In 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. We adopted SFAS 133, as amended by SFAS No. 137 and SFAS No. 138, on January 1, 2001. The adoption of this statement did not have a significant impact on our financial condition, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition", or SAB No. 101. An amendment delayed the effective date until the fourth quarter of 2000. We adopted SAB No. 101 on October 1, 2000. The adoption of this statement did not have a significant impact on our financial condition, results of operations or cash flows.

                                    BUSINESS

Overview

   We design, manufacture and distribute a broad array of valves and related products and services to a variety of end-markets for use in a wide range of applications to optimize the efficiency and/or ensure the safety of fluid-control systems. Within our major product groups, we have used both internal product development and strategic acquisitions to assemble an array of fluid-control products and technologies that enable us to address our customers' unique fluid-control application needs. Our two major product groups are instrumentation and fluid regulation products and petrochemical products. The instrumentation and fluid regulation products group designs, manufactures and distributes valves and controls, such as precision valves, compression tube and pipe fittings, control valves and regulators for diverse end-uses including hydraulic, pneumatic, cryogenic and steam applications. The petrochemical products group designs, manufactures and distributes flanged and threaded-end floating and trunnion ball valves, needle valves, check valves, butterfly valves, gate valves, pipeline closures and strainers and large forged steel ball valves for use in oil, gas and chemical processing and industrial applications. As a leading provider of valves and related fluid-control products, we sell our products to the following industries:

 . Oil and gas production - including off-shore platform, sub-sea gathering and oil refining systems. Our ball valves are specified in emergency shut-down systems where the processing unit's fluids are shut off in a matter of seconds when a fire, explosion or other adverse situations occur. Our valves also are used throughout oil gathering and processing systems to control the flow into storage tanks, tank cars or further refining processes.

 . Pipeline construction and maintenance - consisting of distribution systems where our ball valves and check valves direct the flow of natural gas and oil into various pipelines and processing systems as well as the distribution pipelines that deliver natural gas across continents from its source to gas companies and other end-users.

 . Municipal and institutional power and process steam heating and generating - involving the use of our valves in many domestic municipal steam systems, including New York City, Chicago, Boston and Hartford. Our steam regulators, control valves and condensation traps are used to reduce and control the steam pressure from municipal steam lines to commercial buildings where steam is used in HVAC systems. Similar applications exist at major universities and hospitals that maintain their own boiler systems for HVAC use.

 . Maintenance and maritime manufacturing - involving our steam regulators, control valves, water heaters, strainers and butterfly valves which are used in commercial buildings, universities, hospitals and a variety of U.S. Navy and commercial marine applications. We provide these products on applications such as jet aircraft catapult systems on aircraft carriers, desalinization systems, sanitation systems and steam generation resulting from the power plants that these vessels employ.

 . Aerospace, military and commercial aircraft - involving valves which are part of aviation systems, such as oxygen, hydraulic, fuel and potable and nonpotable water systems. We provide numerous hydraulic, pneumatic and water valves on most commercial, business and military aircraft built today.

 . Processing - including food and chemical processing in addition to air and water systems utilized in semiconductor fabrication. Our steam regulating valves are used in systems that process food and sterilize equipment used therein. Our instrumentation valves are used to regulate the various ingredients in foods. In chemical processing systems, our ball and check valves control the flow of chemicals through the stages of the distillation process where various chemicals and other base fluid derivatives are separated from crude oil.

 . Pharmaceutical, medical and analytical equipment - including our relief, check, diaphragm and regulating valves in systems that deliver various ingredients in regulated amounts to make a variety of pills and liquid medicines. Our instrumentation valves also are used in medical analytical equipment designed to regulate the flow of gases and fluids, such as oxygen breathing devices and blood analyzers.

Our Competitive Strengths

   We believe that we will continue to benefit from certain competitive strengths which will assist us in implementing our strategies including:

 . Broad product offerings to diverse end-markets. Overall, our broad product portfolio gives us the ability to serve multiple markets and a variety of industries. For instance, we are positioned favorably both with major oil companies and with distributors of valve products. In addition, our products are on many NASA launches and most commercial and military aircraft and on nearly all U.S. Navy submarines and aircraft carriers.

 . A long operating history with strong brand name recognition and many products that are specified in projects by the customers. Although the CIRCOR name is relatively new, certain of our businesses have been in operation for as long as 117 years, such as those that manufacture steam valves under the brands of Spence Engineering, Nicholson Steam Trap and Leslie Controls. The steam market is an established industry where our brands benefit from a high degree of brand loyalty while serving the HVAC, power and maritime industries.

 . A leading domestic market share position in steam products. Steam products include regulators, steam control valves and condensation traps. Certain of our key product families such as the Leslie, Spence and Nicholson brands enjoy strong market share in North America. These brands are among the leaders in the domestic steam power and generation markets.

 . New, customized product design engineering. For many of our key product families, design engineering capabilities are important to obtaining new business. Large valves for petrochemical applications, end-user applications in pharmaceutical and semiconductor manufacturing, food processing, military and aerospace applications often require customized valve solutions. Our engineering staffs have been instrumental in helping us win orders for highly engineered valves in high and low temperature and pressure environments.

 . A successful acquisition record and integration abilities. We have integrated 25 acquisitions since 1984 including 15 since 1994. Our integration methods have generated cost savings and economies of scale after completing acquisitions while offering improved cash flow. For example, we capitalized on our most recent large acquisition, Hoke, Inc., by consolidating its manufacturing facilities resulting in a lower cost of production.

 . Strong distribution networks. The vast majority of our sales are through distributors with a small portion being sold through independent sales representatives. Many of the top domestic distributors which serve our end-user markets carry our product offerings. Our long standing relationships with these distributors allow us to more easily access new end-users and add complementary products from acquisitions. By more fully utilizing our existing and acquired distribution channels, we have increased revenues.

Our History

   We were established by our former parent, Watts, to continue to operate the former industrial, oil and gas product lines of Watts. On October 18, 1999, Watts distributed all of our outstanding common stock to Watts shareholders of record as of October 6, 1999 in a tax-free spin-off. In connection with the spin-off, our common stock was approved for listing on the NYSE under the symbol "CIR" and we entered into agreements with Watts regarding licensing and tax sharing arrangements, benefits and indemnification matters. See "Certain Relationships and Related Transactions - Our Relationship with Watts" for more information.

Our Business

   We offer a wide array of fluid-control products to address our customers' unique fluid-control applications which enable them to use fluids safely and efficiently. We have a global presence and operate 14 manufacturing facilities which are located in the United States, Canada, Europe and the People's Republic of China. We have two major product groups, instrumentation and fluid regulation products, and petrochemical products. Our products are sold through more than 900 distributors servicing 24,000 end-users in over 20 countries around the world. For the nine months ended September 30, 2000, instrumentation and fluid regulation products accounted for 55.7% of our net revenues and petrochemical products accounted for the remaining 44.3%.

   Instrumentation and Fluid Regulation Products Group. The instrumentation and fluid regulation products group designs, manufactures and distributes valves, fittings and controls for diverse end-uses, including hydraulic, pneumatic, cryogenic and steam applications. Selected products include precision valves, compression tube and pipe fittings, control valves, fittings and regulators. The instrumentation and fluid regulation products group consists primarily of the following product families:

                           .  GO Regulator;           .  CPC;
 .  Aerodyne Controls;
                                                      .  Cryolab; and
                           .  Hoke;

 .  Circle Seal Controls;
                                                      .  Rockwood Swendeman.
                           .  Spence Engineering;

 .  Leslie Controls;
                           .  Atkomatic Valve;
 .  Nicholson Steam Trap;

   The instrumentation and fluid regulation products group had combined revenues of $132.0 million for the nine months ended September 30, 2000.

   We have had a long-standing presence in the steam application markets, starting with our 1982 acquisition of Spence Engineering and our 1989 acquisitions of Leslie Controls and Nicholson Steam Trap. We believe that we have a very strong franchise in steam valve products. Both Leslie Controls and Spence Engineering have been in the steam pressure reduction and control business for over 100 years, and due to their reputation for reliability and quality, customers often specify their products by name. Our steam valve products are used in:

 .  municipal and institutional steam heating and air-conditioning applications;

 .  power plants;

 .  industrial and food processing; and

 .  commercial and military maritime applications.

   Commencing with the 1990 acquisition of Circle Seal, we have acquired nine instrumentation and fluid regulation businesses to complement our steam product business. These acquisitions included

Aerodyne in December 1997, Atkomatic in April 1998, Hoke in July 1998 and GO Regulator in April 1999. Aerodyne manufactures high-precision valve components for the medical, analytical, military and aerospace markets. Aerodyne also provides advanced technologies and control systems capabilities to other companies in the instrumentation and fluid regulation products group. Atkomatic makes heavy-duty process solenoid valves which automate the regulation and sequencing of liquid levels or volume flow. GO Regulator offers a complete line of specialized cylinder valves, customized valves and pneumatic pressure regulators for instrumentation, analytical and process applications in addition to an emerging product line of regulators for the ultra high purity markets.

   We significantly expanded the breadth of our instrumentation and fluid regulation product lines with the acquisition of Hoke in July 1998. Our largest acquisition to date, Hoke provides us with a leading line of Gyrolok(R) compression tube fittings, as well as instrumentation ball valves, plug valves, metering valves and needle valves. Circle Seal and Hoke serve several common markets and we cross-market their products through their respective distribution channels. Furthermore, Hoke, with nearly 50% of its revenues derived outside of the United States, significantly expanded our geographic marketing and distribution capabilities. We have integrated Circle Seal's and Hoke's administrative and distribution activities for increased cost reductions. We believe that our ability to provide various instrumentation markets with complete fluid-control solutions is enhanced by the combined product line offerings of Circle Seal, Hoke and GO Regulator.

   With the acquisition of Cryolab in 1995 we entered the cryogenic valve business. Since then we have added the CPC and, most recently, Rockwood Swendeman product lines which collectively give us an array of valve products for demanding cryogenic applications and have enabled us to expand our presence in the industrial gas market.

   Petrochemical Products Group. The petrochemical products group designs, manufactures and distributes flanged-end and threaded-end floating and trunnion ball valves, needle valves, check valves, butterfly valves, large forged steel ball valves, gate valves and strainers for use in oil, gas and chemical processing and industrial applications. We believe that our petrochemical products group is one of the top three producers of ball valves for the oil and natural gas markets worldwide. The petrochemical products group consists primarily of the following product families:

                                        .  Telford Valve and Specialties;
 .  KF Industries;


                                        .  Suzhou KF Valve; and
 .  Contromatics Specialty Products;


                                        .  SSI Equipment.
 .  Eagle Check Valve;


 .  Pibiviesse;

   The petrochemical products group had combined revenues of $104.9 million for the nine months ended September 30, 2000.

   We entered the petrochemical products market in 1978 with the formation by Watts of the industrial products division and our development of a floating ball valve for industrial and chemical processing applications. With the acquisition of KF Industries in July 1988, we expanded our product offerings to include floating and trunnion-supported ball valves and needle valves. KF Industries gave us entry into the oil and gas transmission, distribution and exploration markets. In 1989, we acquired Eagle Check Valve, which added check valves to our product line. Pibiviesse S.p.A., based in Nerviano, Italy, was acquired in November 1994. Pibiviesse manufactures forged steel ball valves for the petrochemical market, including a complete range of trunnion-mounted ball valves. Pibiviesse's manufacturing capabilities include valve sizes up through 60 inches in diameter, including very high pressure ratings to meet demanding international oil and gas pipeline and production requirements. In March 1998, we added Telford Valve to KF Industries. Telford Valve had been one of KF Industries' largest distributors and, with its acquisition, KF Industries increased its presence in Canada, as well as introduced Telford Valve's products (check valves, pipeline closures, and specialty gate valves) through its worldwide representative network. Telford Valve also has assumed the Canadian sales activities for other of our petrochemical products group divisions to strengthen our overall presence in Canada. In January 1999, we acquired SSI Equipment Inc. and added a wide variety of strainers to the KF Industries product line. During 1999, we consolidated the industrial product division of Watts into the KF Industries facility in Oklahoma City, Oklahoma. These industrial products consist of carbon steel and stainless steel ball valves, butterfly valves and pneumatic actuators that are used in a variety of industrial, pulp, paper and chemical processing applications.

   We also own 60% of Suzhou KF Valve Company, Ltd., a joint venture located in Suzhou, People's Republic of China. Suzhou KF Valve manufactures two inch through twelve inch carbon and stainless steel ball valves for us and Suzhou Valve Factory, our joint venture partner. We sell products manufactured by Suzhou KF Valve to certain customers worldwide for oil and gas applications and outside the People's Republic of China for industrial applications. Our joint venture partner and its related entities have exclusive rights to sell Suzhou KF Valve products for all industrial (i.e., non-oil and gas) applications within the People's Republic of China.

Industry

   Oil and Gas and Petrochemical Markets. The oil and gas and petrochemical markets include domestic and international oil and gas exploration and production, distribution pipeline construction and maintenance, chemical processing and general industrial applications. The oil and gas market historically has been subject to cyclicality depending upon supply and demand of crude oil and its derivatives as well as the supply and demand of natural gas. When oil and gas prices decrease, expenditures on maintenance and repair decline, as well as outlays for exploration and in-field drilling projects. Accordingly, demand for valve products declines. When oil and gas prices rise, maintenance and repair activities often increase and we expect to benefit from increased demand for valve products. However price increases which may be considered temporary in nature, or not driven by customer demand, may result in longer lead times for petrochemical sales orders.

   Process and Power Markets. The process and power markets use steam and other fluids for a variety of applications, including:

 .  heating facilities;

 .  producing hot water;

 .  freeze protection of external piping;

 .  cleaning by laundries;

 .  food processing and cooking; and

 .  heat transfer applications using steam or hot water in industrial processes.

   Process control instruments requiring valves and fittings include process analytical instruments and differential pressure transmitters. These categories not only require valves and fittings in or attached to the instrument, but also often require extensive sampling extraction systems installed by the manufacturer, system integrators or site contractors. The primary demand driver of valves and fittings used in process control instruments is spending on plant and equipment by companies located in various businesses including chemicals, pulp, paper, electric and gas utilities and petroleum refining.

   The power industry uses steam and other fluid-control products in the production of electric power. While some steam applications have been eliminated by the introduction of certain alternative methods, such as gas turbines, the use of steam continues to prevail as the primary source of electric power. The de-regulation of the power industry in the United States has created opportunities for plant improvements and overall maintenance and capital expenditures which historically has driven demand for valves and fittings.

   HVAC and Maritime Markets. The HVAC market utilizes valves and control systems, primarily in steam-related applications. Although certain new commercial applications are converting to hot water heating, most metropolitan areas, universities and commercial institutions are heated by a central steam loop. Because of the significant investment in capital represented by such central steam loops, it is unlikely that newer technologies would replace this installed base in the foreseeable future. Steam control products also are used in the maritime market, which includes the U.S. Navy and commercial shipping.

   Aerospace and Military Markets. The aerospace and military markets we serve include valve applications used on military combat and transport aircraft, helicopters, missiles, tracked vehicles and ships. Our products also are used on commercial, commuter and business aircraft, space launch vehicles, space shuttles and satellites. Our products also are sold into the support infrastructure for these markets, with such diverse applications as laboratory equipment and ground support maintenance equipment. We supply products used in hydraulic, fuel, water, and air systems. These products typically are highly engineered and are custom-designed for specific applications to optimize performance, reliability and quality and to minimize weight and volume. The industry trend in the aerospace and military markets is for greater reliance by OEMs on suppliers to produce more fully integrated subsystems. This trend should afford us the opportunity to supply more highly engineered value-added products.

   Pharmaceutical, Medical and Analytical Instrumentation Markets. The pharmaceutical industry uses products manufactured by our instrumentation and fluid regulation products group in research and development, analytical instrumentation and process measurement applications. We believe that automation and control of processes and increased efficiency requirements in the pharmaceutical industry will continue to drive the demand for these products.

   The instrumentation and fluid regulation products group markets its products to original equipment manufacturers of surgical and medical instruments. Representative applications include:

 .  surgical and medical instruments;

 .  orthopedic devices and surgical supplies;

 .  diagnostic reagents;

 .  electromedical equipment;

 .  x-ray equipment; and

 .  dental equipment.

   The analytical instrumentation market includes laboratory, measurement and control instruments. The key driver in the laboratory and analytical instrumentation market is industrial capital investment spending in research and development and plant equipment. Non-industrial construction spending and government spending on research and development, as well as levels of defense spending, are secondary drivers of revenue growth.

   Laboratory instruments represent a significant OEM market for our instrumentation and fluid regulation products. Sample products include valves and fittings in gas chromatographs, mass spectrometers and liquid chromatographs.

Our Business Objectives and Strategies

   We are focused on providing solutions for our customers' fluid-control requirements through a broad base of products and services. We believe many of our product lines have leading positions in their niche markets. Our objective is to enhance shareholder value through profitable growth of our diversified, multi-national fluid-control company. In order to achieve this objective, our key strategies are to:

 . Continue to build market positions - through internal revenue growth and acquisitions in selected markets. We plan to build our market share by continuing to deliver reliable products that meet or exceed customer and industry specifications. Our broad base of products and services and the diversity of the markets we serve reduce our susceptibility to market cycles and enhance our ability to grow even when the markets for some of our products has been slow. In addition, we have focused significant management attention on our customers in order to build strong customer relations.

   We plan to continue our acquisition strategy, having completed 25 transactions since September 1984. We believe that the global valve industry remains highly fragmented with numerous potential acquisition candidates. We plan to expand our current market positions, primarily through acquisitions in the instrumentation and fluid regulation products group, thereby reducing our exposure to the cyclicality of the petrochemical industry. Our acquisition focus will be on value-added components and products that are more highly engineered and automate valve functionality. We also plan to expand distribution outside of North America where our current market share is low and market growth potential is expected to be high.

 . Improve the profitability of our business - by leveraging our existing manufacturing facilities, improving utilization of working capital and deriving synergies from acquisitions. We have achieved cost reductions from past acquisitions by eliminating excess capacity and consolidating into existing facilities. We believe there are future opportunities to reduce our cost structure and working capital without affecting our liquidity.

 . Expand into various fluid control industries and markets and capitalize on integration opportunities - by further broadening our product line offerings and creating a "one-stop shop," thereby increasing our ability to service our customers which may reduce their need to have multiple suppliers. We expect that this also will strengthen our relationships with our manufacturers' representatives and distribution networks, as we gain a higher percentage of their business. Through the acquisition of businesses and new product development, we intend to diversify our product offerings to appeal to an increasing variety of industries and markets. Our management has been successful in realizing meaningful synergies from recent acquisitions and from our reorganization as an independent company.

   The integration of Hoke and GO Regulator with Circle Seal has resulted in cost savings and revenue growth. These acquisitions enabled us to expand the market for Hoke's and GO Regulator's products overseas, particularly in Europe. We also have incorporated the Hoke and GO Regulator product lines into our strong domestic marketing and distribution channels.

   In manufacturing, we completed the consolidation of Hoke's largest manufacturing plant into existing operations of the instrumentation and fluid regulation products group. We also completed the consolidation of the GO Regulator plant into Hoke's existing manufacturing facilities. Within the petrochemical products group, we have completed a major consolidation of Watts' industrial products division into KF Industries. This consolidation reduced operating costs and improved manufacturing efficiencies. In addition to focusing on acquisitions outside the petrochemical market, we are implementing strategic actions to broaden our distribution and product offerings in companies such as KF Industries, which historically has derived the majority of its revenues in the oil and gas industry, by expanding its industrial market presence. The acquisition of Telford Valve's "Top Flow" product line not only expanded KF Industries' product offering through existing oil field distribution channels, but also provided an entry into the industrial market segment. In addition, the SSI acquisition provided a strainer product line that is being marketed through the KF and Telford distribution networks. In regard to products, our intent is to target complementary product offerings that provide higher gross margins such as valves used in high pressure or in high or low temperature environments and add-on products that are controlled by and/or provide linkage to intelligent control and analysis systems.

 . Increase product offerings - through internal product development and customized, highly engineered product extensions which help drive revenue growth and strengthen our relationships with end-users. We have been able to capitalize on our ability to engineer specific valve products and systems to help solve our customers' fluid processing problems. This engineer-to-engineer relationship helps differentiate us from our competition who may be unable or unwilling to provide the necessary resources to assist end-users. New products are being developed through engineering efforts within our existing businesses. Our instrumentation and fluid regulation products group focuses on providing our customers with customized products designed to meet their specifications. Circle Seal's product development efforts are currently directed to provide new products under the Circle Seal, Hoke and GO Regulator franchises which can be mass-marketed through our global distributor network. Recent product offerings include an excess flow check valve line, three new distinct check valve lines, a new diaphragm shut-off valve line and a miniature solenoid valve line. Leslie Controls is developing control valves up to the high pressure class, sixteen inch diameter range. Leslie Controls has also developed Hastelloy-C construction valves for chemical weapons disarmament programs. KF Industries and Pibiviesse are developing products to take our international gas transmission expertise and compete more effectively in the North American market. KF Industries is also developing products such as three-way diverter valves, check valves, and floating ball valves with a spring energized lip seal designed for chemical plants and refineries. We plan to continue to invest in our internal research and development programs and to integrate product development across our businesses.

 . Expand our geographic coverage - by leveraging distribution channels to increase sales and cash flow. For the nine months ended September 30, 2000, more than 65% of our sales were to customers located in North America. We believe that we can also be successful with our products and business management skills in many other countries around the world, especially areas where industrial development is growing rapidly or consolidation opportunities exist in the area of fluid-control products. KF Industries is broadening its presence in Latin America, Western Africa and the Middle East to meet the growing international businesses of our current customers. Pibiviesse is joint marketing with KF Industries to increase its presence in North America as well as increasing its penetration of other markets such as the People's Republic of China, Russia, Latin America, and the Middle East. Within the instrumentation and fluid regulation products group, Hoke's strong international distribution network is benefiting product lines within the group.

   Overall, our acquisition strategy is expected to provide additional opportunities to realize integration cost savings and further enhance marketing and distribution channels.

Products

   The following table lists the principal products and markets served by each of the businesses within our two product groups. Within the majority of our product lines, we believe that we have the broadest product offerings in terms of distinct designs, sizes and configurations of our valves.

Product Families      Principal Products                           Primary Markets Served
----------------      ------------------                           ----------------------

Instrumentation and Fluid Regulation Products Group

Hoke                  Compression tube fittings; pipe fittings;    General industrial; analytical
                      instrument ball and needle valves;           instrumentation; compressed
                      cylinders; cylinder valves; actuators        natural gas; natural gas vehicles;
                                                                   chemical processing

Circle Seal Controls  Motor operated valves; check valves;         General industrial; semiconductors; medical;
                      relief valves; pneumatic valves; solenoid    pharmaceutical; aerospace; military
                      valves; regulators

Leslie Controls       Steam and water regulators; steam control    General industrial and power; maritime;
                      valves; electric actuated shut-off valves    chemical processing

Spence Engineering    Pilot operated and direct steam regulators;  HVAC; general industrial steam control valves

Nicholson Steam Trap  Safety and relief valves; steam traps        HVAC; general industrial

GO Regulator          Pressure reducing regulators; specialized    Analytical instrumentation; chemical
                      cylinder manifolds; high pressure            processing
                      regulators; pneumatic pressure regulators;
                      diaphragm valves

Aerodyne Controls     Pneumatic manifold switches; mercury-        Aerospace; medical instrumentation; military;
                      free motion switches; pneumatic valves;      automotive
                      control assemblies

CPC, Cryolab and      Cryogenic control and safety relief valves;  Liquified industrial gases; other high purity
Rockwood Swendeman    valve assemblies                             processing

Petrochemical Products Group

KF Industries         Threaded and flanged-end floating ball       Oil and gas exploration, production,
                      actuators; pipeline closures; trunnion       refining and transmission; maritime;
                      supported ball valves; needle valves;        chemical processing
                      check valves; strainers

Pibiviesse            Forged steel ball valves                     Oil and gas exploration, production, refining
                                                                   and transmission

Contromatics          Threaded and flanged-end floating ball       Oil and gas exploration, production, refining
Speciality Products   valves; butterfly valves; pneumatic and      and transmission; general industrial; chemical
                      electric activators                          processing

SSI Equipment         Specialty strainers; check valves; butterfly General industrial; chemical processing;
                      valves; connectors                           refining

Sales and Distribution

   We sell our products to distributors and end-users primarily through commissioned representatives and secondarily through our direct sales force. Our representative networks offer technically trained sales forces with strong relationships to key markets without fixed costs to us.

   We believe that our multifaceted and well established sales and distribution channels constitute a competitive strength, providing access to all of our markets. We believe that we have good relationships with our representatives and distributors and we continue to implement marketing programs to enhance these relationships. Ongoing distribution-enhancement programs include shortening shelf stock delivery, reducing assemble-to-order lead times, introducing new products, offering competitive pricing and increasing inventory turns.

Manufacturing

   We have fully-integrated and highly automated manufacturing capabilities including machining operations and assembly. Our machining operations feature computer-controlled machine tools, high-speed chucking machines and automatic screw machines for machining brass, iron and steel components. We believe that our fully-integrated manufacturing capabilities are essential in the valve industry in order to control product quality, to be responsive to customers' custom design requirements and to ensure timely delivery. Product quality and performance are a priority for our customers, especially since many of our product applications involve caustic or volatile chemicals and, in many cases, involve processes that are used in the precise control of fluids. We have implemented integrated enterprise-wide software systems at all of our major locations to make operations more efficient and to improve communications with our suppliers and customers.

   We are committed to maintaining our manufacturing equipment at a level consistent with current technology in order to maintain high levels of quality and manufacturing efficiencies. As part of this commitment, we have spent a total of $2.5 million, $4.6 million, $9.5 million and $6.1 million on capital expenditures for the nine months ended September 30, 2000, the six months ended December 31, 1999 and for the fiscal years ended June 30, 1999 and 1998, respectively. Depreciation and amortization for such periods were $10.2 million, $7.1 million, $12.8 million and $7.8 million, respectively.

   We believe that our current facilities will meet our near-term production requirements without the need for additional facilities.

Quality Control

   Products representing a majority of our sales have been approved by applicable industry standards agencies in the United States and European markets. We have consistently advocated the development and enforcement of performance and safety standards, and are currently planning new investments and implementing additional procedures as part of our commitment to meet these standards. We maintain quality control and testing procedures at each of our manufacturing facilities in order to produce products in compliance with these standards. Additionally, all of our major manufacturing subsidiaries have acquired ISO 9000, 9001 or 9002 certification from the International Organization for Standardization and, for those in the petrochemical products group, American Petroleum Institute certification.

   Our products are designed, manufactured and tested to meet the requirements of various government or industry regulatory bodies. The primary industry standards that our instrumentation and fluid regulation products group meet are Underwriters' Laboratory, American National Standards Institute, American Society of Mechanical Engineers, U.S. Military Standards, the American Gas Association and the Department of Transportation. The primary industry standards that our petrochemical products group meet are American National Standards Institute, American Society of Mechanical Engineers, the American Petroleum Institute and Factory Mutual.

Product Development

   We continue to develop new and innovative products to enhance our market positions. Our product development capabilities include the ability to design and manufacture custom applications to meet high tolerance or close precision requirements. For example, KF Industries has fire-safe testing capabilities, Circle Seal has the ability to meet the testing specifications of the aerospace industry and Pibiviesse can meet the tolerance requirements of sub-sea and cryogenic environments. These testing and manufacturing capabilities have enabled us to develop customer-specified applications, unique characteristics of which have been subsequently utilized in broader product offerings. Our research and development expenditures for the nine months ended September 30, 2000, the six months ended December 31, 1999 and the fiscal years ended June 30, 1999 and June 30, 1998 were $4.8 million, $3.2 million, $6.1 million and $5.5 million, respectively.

Raw Materials

   The raw materials used most often in our production processes are stainless steel, carbon steel, cast iron, and brass. We purchase these materials from numerous suppliers and have not historically experienced significant difficulties in obtaining these commodities in quantities sufficient for our operations. However, these materials are subject to price fluctuations which may adversely affect our results of operations. Historically, increases in the prices of raw materials have been partially offset by increased sales prices, active materials management, project engineering programs and the diversity of materials used in our production processes.

Properties

   We maintain 15 major facilities worldwide, including 14 manufacturing facilities, located in the United States, Canada, Europe and the People's Republic of China. Many of these facilities contain sales offices or warehouses from which we ship finished goods to customers, distributors and commissioned representative organizations.

   In general, we believe that our properties, including machinery, tools and equipment, are adequate and suitable for their intended uses. Our manufacturing facilities generally operate five days per week on one or two shifts. We believe our manufacturing capacity could be increased by working additional shifts and weekends. This utilization is subject to change as a result of increases or decreases in orders.

   Our corporate headquarters are located in Burlington, Massachusetts. The following is a list of our major properties.

                                                    Approx.  Owned or
Business                Location                    Sq. Ft.   Leased    Principal Use
--------                --------                    -------  --------   -------------

Instrumentation and Fluid Regulation Products
 Group

Leslie Controls         Tampa, FL                   150,000 Owned       Manufacturing,
                                                                        Administrative

Hoke                    Spartanburg, SC             116,000 Leased      Manufacturing
                        Spartanburg, SC              49,000 Owned       Manufacturing
                        Berlin, CT                   25,000 Leased      Manufacturing

Circle Seal Controls    Corona, CA                  105,000 Owned       Manufacturing,
                                                                        Administrative

Spence Engineering      Walden, NY                   80,000 Owned       Manufacturing

Aerodyne Controls       Ronkonkoma, NY               26,000 Leased      Manufacturing

Petrochemical Products
 Group

Pibiviesse              Nerviano, Italy             170,000 Leased      Manufacturing,
                                                                        Administrative

KF Industries           Oklahoma City, OK           162,000 Owned       Manufacturing,
                                                                        Administrative
                        Houston, TX                  58,000 Owned       Warehouse

Suzhou KF Valve         Suzhou, People's             70,000 Owned       Manufacturing
                        Republic of China                   (30 yr
                                                            land lease)

SSI Equipment           Burlington, Ontario, Canada  30,000 Owned       Manufacturing,
                                                                        Administrative

Contromatics Specialty  Pembroke, NH                 25,000 Leased      Manufacturing,
 Products                                                               Administrative

Telford Valve and       Edmonton, Alberta, Canada    25,000 Leased      Manufacturing,
 Specialties                                                            Administrative

DeMartin                Naviglio, Italy              22,000 Leased      Manufacturing

Competition

   The domestic and international markets for fluid-control products are highly competitive. Some of our competitors have substantially greater financial, marketing, personnel and other resources than us. We consider product quality, performance, price, distribution capabilities and breadth of product offerings to be the primary competitive factors in these markets. We believe that new product development and product engineering are also important to our success and that our position in the industry is attributable, in significant part, to our ability to develop innovative products quickly and to adapt and enhance existing products.

   The primary competitors of our instrumentation and fluid regulation products group include:

                                        .  Flowseal (a division of Crane
 .  Swagelok Company;                       Co.);

 .  Parker Hannifin Corporation;         .  Flowserve Corporation; and

 .  Spirax-Sarco Engineering plc;        .  Keystone (a division of Tyco
                                           International Ltd.).

   The primary competitors of our petrochemical products group include:

                                        .  Jamesbury, Inc. (a division of
 .  Grove Valve and Regulator Co. (a        Neles Control Group which is part
   division of the Halliburton             of the Rauma Corporation); and
   Company);
                                        .  Worcester Controls Corp. (a
 .  Cooper Cameron Corporation;             subsidiary of Invensys plc).

 .  Apollo (a division of Conbraco
   Industries, Inc.);

Trademarks and Patents

   We own patents that are scheduled to expire between 2004 and 2016 and trademarks that can be renewed as long as we continue to use them. We do not believe the vitality and competitiveness of our business as a whole depends on any one or more patents or trademarks. We own certain licenses such as software licenses, but we also do not believe that our business as a whole depends on any one or more licenses.

Customers, Cyclicality and Seasonality

   For the six months ended December 31, 1999 no single customer accounted for more than 10% of revenues for either the instrumentation and fluid regulation products group or the petrochemical products group.

   We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles. Our businesses, particularly the petrochemical products group, is cyclical in nature as the worldwide demand for oil and gas fluctuates. When the worldwide demand for oil and gas is depressed, the demand for our products used in those markets declines. Future changes in demand for petrochemical products could have a material adverse effect on our business, financial condition or results of operations. Similarly, although not to the same extent as the petrochemical products group, the aerospace, military and maritime markets have historically experienced cyclical fluctuations in demand which could also have a material adverse effect on our business, financial condition or results of operations.

Backlog

   Our backlog was $54.0 million as of September 30, 2000, compared to $57.4 million as of September 30, 1999. The decrease in our backlog was primarily due to the reduction in major oil and gas project activity. The decrease in project activity principally affected the backlog of Pibiviesse and KF Industries.

Employees

   As of September 30, 2000, our worldwide operations directly employed approximately 1,800 people, in addition to 80 employees in the Suzhou joint venture. We have 79 employees in the United States who are covered by collective bargaining agreements. We also have 80 employees in Italy covered by union regulations. We believe that our employee relations are good.

Government Regulation

   As a result of our manufacturing and assembly operations, our businesses are subject to federal, state, local and foreign laws, as well as other legal requirements relating to the generation, storage, transport and disposal of materials. These laws include, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and the Comprehensive Environmental Response, Compensation and Liability Act.

   We currently do not anticipate any materially adverse impact on our business, financial condition or results of operations as a result of compliance with federal, state, local and foreign environmental laws or other legal requirements. However, risk of environmental liability and charges associated with maintaining compliance with environmental laws is inherent in the nature of our manufacturing operations and there is no assurance that material liabilities or charges could not arise. During the nine months ended September 30, 2000, we capitalized approximately $0.1 million related to environmental and safety control facilities and an estimated $0.2 million during the twelve months ended December 31, 2000. We expect to capitalize $0.6 million during the fiscal year ending December 31, 2001. We also incurred and expensed $0.3 million of other related charges during the nine months ended September 30, 2000 and an estimated 0.4 million during the fiscal year ended December 31, 2000. We expect to incur and expense $0.4 million in the fiscal year ending December 31, 2001.

   On July 12, 2000, we were notified that the United States Customs Service, or Customs, had begun an investigation to determine whether our subsidiary, KF Industries was, and continues to be, in compliance with country of origin marking requirements on those valves that KF Industries imports from sources in the People's Republic of China, including our Chinese joint venture. While we believe that the Customs investigation will not result in any material liability to KF Industries, there can be no assurances. If the Customs investigation were to reveal that violations of the Customs laws had occurred, KF Industries could be subjected to civil fines and forfeitures and, if such violations were determined to be intentional, criminal penalties could be material. We believe that KF Industries' marking practices have been in substantial compliance with Customs' regulations and we are cooperating with Customs in its investigation.

Legal Proceedings

   We, like other worldwide manufacturing companies, are subject to a variety of potential liabilities connected with our business operations, including potential liabilities and expenses associated with possible product defects or failures and compliance with environmental laws. We maintain $5.0 million in aggregate product liability insurance and $75.0 million coverage available under an excess umbrella liability insurance policy. We also maintain a products liability policy with aggregate limits of $200.0 million for the aviation products produced by our Circle Seal Controls operation. We believe this coverage to be generally in accordance with industry practices. Nonetheless, such insurance coverage may not be adequate to protect us fully against substantial damage claims which may arise from product defects and failures or from environmental liability.

   Two of our subsidiaries, Leslie Controls and Spence, are third-party defendants in over 300 civil product liability actions filed against ship owner defendants in the U.S. District Court, Northern District of Ohio (Cleveland) between the 1980s and 1996. These cases are part of tens of thousands of maritime asbestos cases filed in this court against multiple defendants. The ship owner defendants' third-party claims in the Leslie Controls and Spence cases typically involve 20-30 third-party defendants. The claims against Leslie Controls and Spence assert that the packing in metal pumps and the gaskets in metal valves supplied by Leslie Controls and Spence contained asbestos which contributed to the asbestos exposure of plaintiffs who worked on the defendants' ships. To date, only two cases involving Leslie Controls have settled in a way that required a payment from Leslie Controls. One case settled in 1995 with a $2,000 payment from Leslie Controls; another settled in 1989 with a $500 payment from Leslie Controls. These thousands of cases are subject to court ordered moratoriums on answers and motion practice, and the very small percentage of these cases that have come to trial since 1996 have not involved Leslie Controls or Spence.

   We are currently a party to or otherwise involved in various administrative or legal proceedings under federal, state or local environmental laws or regulations involving a number of sites, in some cases as a participant in a group of potentially responsible parties, referred to as PRPs. Two of these sites, the Sharkey and Combe Landfills in New Jersey, are listed on the National Priorities List. With respect to the Sharkey Landfill, we have been allocated 0.75% of the remediation costs, an amount which is not material to us. With respect to the Combe Landfill, we have settled the Federal Government's claim for an amount which is immaterial and anticipate settling with the State of New Jersey for an amount not greater than that paid to the Federal Government. Moreover, our insurers have covered defense and settlement costs to date with respect to the Sharkey and Combe Landfills. In addition we are involved as a PRP with respect to the Solvent Recovery Service of New England site and the Old Southington landfill site, both in Connecticut. These sites are on the National Priorities List but, with respect to both sites, we have the right to indemnification from the prior owners of the affected subsidiaries. Based on currently available information, we believe that our share of clean-up costs at these sites will not be material.

   At the time of the spin-off, we were assigned all of the rights of Watts Investment Company under the stock purchase agreement governing the Hoke acquisition. Our recent success in two separate arbitration proceedings against the former Hoke shareholders involved purchase price adjustments and indemnification claims which resulted in total awards to us of $11.3 million. The amount of the awards less the associated costs of pursuing these claims has been accounted for as a $9.5 million reduction in the purchase price for Hoke.

   We have established reserves for all of the claims against us discussed above, including reserves relating to the claims disputed by our insurance carriers, and we do not currently believe it is reasonably likely that a range of loss could occur in excess of the amounts accrued. We have not recorded any probable third-party recoveries of our own on these claims.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our executive officers, directors and key employees, and their respective ages and positions as of December 31, 2000, are as follows:

Name                      Age Position
----                      --- --------
David A. Bloss, Sr. ....   50 Chairman, President and Chief Executive Officer
Kenneth W. Smith........   50 Vice President, Chief Financial Officer and Treasurer
Alan R. Carlsen.........   52 Executive Vice President, Operations
Carmine F. Bosco........   49 Group Vice President, Petrochemical Products
Carl J. Nasca...........   54 Vice President and General Manager, Circle Seal Controls
Stephen J. Carriere.....   45 Vice President, Corporate Controller and Assistant Treasurer
Alan J. Glass...........   37 Corporate Counsel and Assistant Secretary
Barry L. Taylor.........   44 Vice President and General Manager, Hoke Operations
Douglas E. Frank........   53 Vice President and General Manager, Fluid Regulation
Dewain K. Cross (1)(2)..   63 Director
David F. Dietz (2)......   51 Director
Timothy P. Horne........   62 Director
Daniel J. Murphy, III
 (1)(2).................   59 Director

--------
(1) Member of audit committee.
(2) Member of the compensation committee.

   David A. Bloss, Sr. Mr. Bloss has been employed by us since June 1993 and assumed his present position as our Chairman, President and Chief Executive Officer in August 1999. He joined Watts as Executive Vice President in June 1993 and served as President and Chief Operating Officer from April 1997 until we were spun off from Watts in October 1999. Prior to joining Watts, Mr. Bloss was associated for five years with the Norton Company, a manufacturer of abrasives and cutting tools, serving as President of the Superabrasives Division.

   Kenneth W. Smith. Mr. Smith has served as our Vice President, Chief Financial Officer and Treasurer since April 2000. Mr. Smith served as the Vice President of Finance at North Safety Products, a division of Invensys plc, from January 1997 to April 2000. From 1986 through December 1996, he served in a variety of senior financial positions for Digital Equipment Corporation. Prior to 1986, Mr. Smith was a certified public accountant for Ernst & Young.

   Alan R. Carlsen. Mr. Carlsen has been employed by us since June 1995 and assumed his present position as Executive Vice President, Operations in November 2000. Mr. Carlsen had previously served as our Group Vice President, Instrumentation and Fluid Regulation Products from August 1999 until October 2000. Mr. Carlsen served as Group Vice President of Steam Products for Watts from September 1998 until August 1999. Prior to that time, Mr. Carlsen was the Vice President and General Manager of Leslie Controls, Inc. from July 1997 to September 1998, was the corporate Vice President of Manufacturing of Watts from June 1995 to July 1997 and prior to that was Director of Manufacturing for Senior Flexonics, Inc., a manufacturer of tubular goods.

   Carmine F. Bosco. Mr. Bosco has served as Group Vice President, Petrochemical Products since February 2000. From June 1995 to January 2000, he served as Group Vice President and General Manager of the instrumentation and measurement products group of Giddings & Lewis. Prior to this time, Mr. Bosco was employed by Ingersoll-Rand from September 1978 to May 1995 in various marketing, sales and management roles, last serving as Vice President and General Manager of its Aro Fluid Products Division.

   Carl J. Nasca. Mr. Nasca joined us in December 1999 as Vice President of Industrial Sales and Marketing, Circle Seal Controls. He has served as Vice President and General Manager, Circle Seal Controls since November 2000. From April 1999 to November 1999, he was the Vice President and Regional Manager for Ingersoll-Rand. Prior to that time, Mr. Nasca served as the General Manager of the Portable Air Compressor Division of Ingersoll-Rand from January 1997 to April 1999 and Business Unit Manager for the Rock Drill Division of Ingersoll-Rand from March 1995 to December 1996.

   Stephen J. Carriere. Mr. Carriere has served as Vice President, Corporate Controller and Assistant Treasurer since March 2000 and as Corporate Controller since shortly after we were created in July 1999. He joined Watts as Assistant Corporate Controller in January 1997 and served in that position until we were spun off in October 1999. From September 1982 to January 1997, he served at Wang Laboratories, Inc. where he held a variety of U.S. and international controllership and senior corporate finance positions. Prior to 1982, Mr. Carriere was associated with Child World, Inc. and served as a certified public accountant for KPMG LLP.

   Alan J. Glass. Mr. Glass has served as Corporate Counsel and Assistant Secretary since February 2000. Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from June 1996 to February 2000. Prior to that time, he spent seven years in private practice as a general corporate attorney.

   Barry L. Taylor. Mr. Taylor has served as Vice President and General Manager, Hoke Operations since November 2000. Previously he served as Vice President, Operations, Hoke, Inc. from April 1997 to October 2000. From June 1993 to March 1997, Mr. Taylor served as Vice President of Worldwide Manufacturing for Hoke, Inc. Prior to that time, he served as Vice President of U.S. Manufacturing, Plant Manager and Materials Manager at Hoke, Inc.

   Douglas E. Frank. Mr. Frank has served as Vice President and General Manager, Fluid Regulation since September 1999. From August 1997 through August 1999, he held executive marketing and sales roles with Spence Engineering and Leslie Controls. From June 1995 through July 1997, Mr. Frank served as Vice President and a member of the board of directors of Mikron Instrument Company, a manufacturer of infrared instrumentation equipment, and from December 1983 through May 1995 he served as Vice President, Sales and Marketing and then, General Manager and Chief Operating Officer of Thermo Electric, a manufacturer of temperature instrumentation.

   Dewain K. Cross. Mr. Cross has served as a member of our board of directors since our inception in July 1999. Mr. Cross joined Cooper Industries, Inc. in 1966 as Director, Accounting and Taxation, Assistant Controller, and Treasurer. Mr. Cross was appointed Vice President, Finance of Cooper Industries in 1972 and was named Senior Vice President, Finance of Cooper Industries in 1980. He was the Senior Vice President, Finance for Cooper Industries from 1980 until he retired in April 1995. Mr. Cross is also a director of Magnetek, Inc.

   David F. Dietz. Mr. Dietz has served as a member of our board of directors since our inception in July 1999. Mr. Dietz or his professional corporation has been a partner of the law firm of Goodwin, Procter & Hoar LLP since 1984. Mr. Dietz is also a director of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company.

   Timothy P. Horne. Mr. Horne has served as a member of our board of directors since our inception in July 1999. He has been the Chief Executive Officer of Watts since 1978 and Chairman of the Board of Watts since 1986. Prior to that, Mr. Horne served as the President of Watts from 1976 to 1978 and again from 1994 to April 1997. Mr. Horne joined Watts in September 1959 and has been a director of Watts since 1962.

   Daniel J. Murphy, III. Mr. Murphy has served as a member of our board of directors since our inception in July 1999. He has been the Chairman of Northmark Bank since August 1987. Prior to forming Northmark Bank in 1987, Mr. Murphy was a Managing Director of Knightsbridge Partners, Inc., a venture capital firm, from January to August 1987, and President and Director of Arltru Bancorporation, a bank holding company, and its wholly owned subsidiary, Arlington Trust Company, from 1980 to 1986. Mr. Murphy is also a director of Bay State Gas Company and has been a director of Watts since 1986.

Board Composition

   The number of our directors is currently fixed at five. Our board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Our board of directors consists of one director in Class I, whose term of office will continue until the 2003 annual meeting of shareholders, two Class II directors, whose terms of office will continue until the 2001 annual meeting of shareholders, and two Class III directors, whose terms of office will continue until the 2002 annual meeting of shareholders. The Class I director is David F. Dietz, the Class II directors are Dewain K. Cross and Daniel J. Murphy, III, and the Class III directors are David A. Bloss, Sr. and Timothy P. Horne. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

   There are no family relationships among any of our directors or executive officers.

Board Committees

   Audit Committee. The members of the audit committee, both of whom are independent directors, are responsible for recommending to our board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The audit committee consists of Messrs. Cross and Murphy.

   Compensation Committee. The members of the compensation committee, a majority of whom are independent directors, are responsible for reviewing and recommending to our board of directors the amount and type of consideration to be paid to senior management, administering our stock plans and establishing and reviewing general policies relating to compensation and benefits of employees. The compensation committee consists of Messrs. Cross, Dietz and Murphy.

Director Compensation

   Directors receive such compensation for their services as our board of directors may from time to time determine. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. Currently, each non-employee director receives annual remuneration of $27,500 and an annual grant of a non-qualified option to acquire 2,000 shares of common stock. At his election, each director may elect to defer all or part of such director's cash remuneration for the purchase of restricted stock units at a 33% discount from the closing price of our common stock on the date of the fee payments. Additionally, in the six months ended December 31, 1999, each non-employee director received a non-qualified option to acquire 10,000 shares of common stock in connection with his appointment to serve on the board of directors. Each non-employee director is eligible to receive grants of stock options under the 1999 Stock Option and Incentive Plan and to defer compensation under our Management Stock Purchase Plan. Our directors who are our employees will not receive compensation for their services as directors.

Executive Compensation

   The following table sets forth the compensation paid in the fiscal year ended December 31, 2000 and for the six months ended December 31, 1999 to our Chief Executive Officer, our four most highly compensated executive officers who were serving as executive officers at the end of 2000 and an additional individual who held an executive officer position during 2000 but who was not serving as an executive officer as of December 31, 2000, each of whose total salary and bonus exceeded $100,000 during 2000. We refer to each of these people in this prospectus as our "named executive officers." From July 1, 1999 (the date on which we were incorporated in the State of Delaware) through October 18, 1999, the date of the spin-off, Watts made all payments of compensation to the named executive officers on our behalf. The following table, therefore, reflects compensation paid to each named executive officer, regardless of whether such compensation was actually paid by us or by Watts.

                           Summary Compensation Table

                                   Annual               Long-Term
                                Compensation          Compensation
                               --------------     ------------------------
                                                                Securities
                                                  Restricted    Underlying
                                                    Stock        Options    All Other
Name and Principal              Salary  Bonus      Unit(s)       Granted   Compensation
Position                  Year   (1)     (2)      (3)(4)(5)        (3)         (6)
------------------        ---- -------- -----     ----------    ---------- ------------
David A. Bloss, Sr.
Chairman, President and
 Chief Executive
 Officer................  2000 $400,000                          105,000     $15,600
                          1999  182,500 $   0      $34,629(7)    131,500       5,569
Kenneth W. Smith
Vice President, Chief
 Financial Officer and
 Treasurer..............  2000  134,436                           80,000       8,000
                          1999        -     -            -             -           -
Alan R. Carlsen
Executive Vice
 President, Operations..  2000  206,667                           30,000     178,224
                          1999   93,333     0       74,624(8)     39,500       4,410
Carmine F. Bosco
Group Vice President,
 Petrochemical
 Products...............  2000  155,682                           45,000      23,683
                          1999        -     -            -             -           -
Stephen J. Carriere
Vice President,
 Corporate Controller
 and Assistant
 Treasurer..............  2000  131,875                           10,000       8,400
                          1999   54,042     0        4,147(9)          -       3,325
George M. Orza
Vice President, Sales
 and Marketing,
 KF Industries (10).....  2000  137,994     -            -             -       9,000
                          1999   93,925 5,575(11)    8,322(11)    36,000       4,410

--------
(1) As a result of changing our fiscal year end from June 30th to December 31st of each year, the salary and bonus amounts for the six-month fiscal period of July 1, 1999 to December 31, 1999 represent the actual amounts earned for that period.

(2) Bonuses are awarded under our Executive Incentive Bonus Plan, or the Bonus Plan. Bonus amounts for the fiscal year ended December 31, 2000 have not yet been determined. The bonus amount will be determined by the Compensation Committee of our Board of Directors at its meeting scheduled for February 14, 2001. Under the Bonus Plan, executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on performance goals assigned by the Compensation Committee. Our named executive officers also are eligible to participate in our Management Stock Purchase Plan (the "Management Plan"). Under the Management Plan, executives may make an advance election to receive restricted stock units, or RSUs, in lieu of a specified percentage or dollar amount of the executive's annual incentive cash bonus under the Bonus Plan. RSUs are issued in whole units only (fractional RSUs are returned to the participant in the form of cash) on the basis of a 33% discount to the fair market value of our common stock on the date the RSU is awarded and generally vest three years after the date of grant, at which time they are converted into shares of our common stock unless the executive has previously elected a longer deferral period. The following percentage of their bonus for the fiscal year ended December 31, 2000 was deferred into the acquisition of
    RSUs: Mr. Bloss - 100%; Mr. Smith - 30%; Mr. Carlsen - 100%; Mr. Bosco -
     20%; and Mr. Carriere - 100%.
(3) The stock option and RSUs numbers and exercise/purchase prices were equitably adjusted as a result of our spin-off from Watts. The market price of our common stock was adjusted in the markets to reflect the market valuations of both us and Watts.
(4) Represents the dollar value (net of any consideration paid by the named executive officer) of RSUs received under the Management Plan determined by multiplying the number of RSUs received by the closing market price of our common stock of $13.69 on the RSU grant date of April 6, 2000.
(5) For the six months ended December 31, 1999, RSUs were awarded as of April 6, 2000, (the date, actual annual incentive bonuses were determined) by dividing the named executive officer's election amount by $9.17, which was 67% of $13.69, the closing market price of our common stock on April 6, 2000 ("1999 RSU Cost"). The closing market price and 1999 RSU Cost were equitably adjusted as described in Note 3. Each RSU is 100% vested three years after the date of grant, and at the end of a deferral period, if one had been specified by the named executive officer or upon the named executive officer's termination of employment under the Management Plan, we will issue one share of common stock for each vested RSU. Cash dividends, equivalent to those paid on the our common stock, will be credited to the named executive officer's account for each nonvested RSU and will be paid in cash to such person when the RSUs become vested. Such dividends will also be paid in cash to individuals for each vested RSU held during any deferral period.
(6) Consists of car allowance, except that Mr. Carlsen's amount for 2000 also includes $58,451 of housing allowance and $108,038 in moving expenses and allowances and Mr. Bosco's amount for 2000 also includes $13,591 in moving expense allowance.
(7) For the six months ended December 31, 1999, Mr. Bloss received 2,530 RSUs in lieu of receiving all of his incentive bonus of $23,203. This number of RSUs was determined by dividing $23,203 by the 1999 RSU Cost. Mr. Bloss held 54,402 RSUs at December 31, 2000 with a value of $544,020 based on a closing price of our common stock of $10.00 on December 29, 2000.
(8) For the six months ended December 31, 1999, Mr. Carlsen received 2,854 RSUs in lieu of receiving all of his incentive bonus of $26,180. The number of RSUs was determined by dividing $26,180 by the 1999 RSU Cost. In addition, Mr. Carlsen was required to purchase 2,598 restricted stock units due to his prior election to defer a fixed amount of bonus (which exceeded his actual earned bonus) into the receipt of RSUs. Mr. Carlsen held 46,550 RSUs at December 31, 2000 with a value of $465,500 based on a closing price of our common stock of $10.00 on December 29, 2000.
(9) For the six months ended December 31, 1999, Mr. Carriere received 303 RSUs in lieu of receiving all of his incentive bonus of $2,785. This number of RSUs was determined by dividing $2,785 by the 1999 RSU Cost. Mr. Carriere held 2,192 RSUs at December 31, 2000 with a value of $21,920 based on a closing price of our common stock of $10.00 on December 29, 2000.
(10) Effective October 2, 2000, Mr. Orza ended his employment with us.
(11) For the six months ended December 31, 1999, Mr. Orza received 608 RSUs in lieu of receiving 50% of his annual incentive bonus of $11,156. This number of RSUs was determined by dividing $5,576 by the 1999 RSU Cost. Upon Mr. Orza's termination of employment, effective October 2, 2000, we issued 5,564 shares of common stock for vested RSUs. Mr. Orza received a payment of $11,482 equal to the value of his unvested RSUs, which were cancelled.

Option Grants in Fiscal Year 2000

   In fiscal year 2000, 406,000 options were granted to our employees. The following table sets forth certain information concerning the individual grant of options to purchase our common stock to our named executive officers who received such grants during the fiscal year ended December 31, 2000.

                       Option Grants in Fiscal Year 2000

                                                                                Potential
                                                                           Realizable Value at
                          Number of                                          Assumed Annual
                          Shares of      Percent of                          Rates of Stock
                         Common Stock   Total Options                      Price Appreciation
                          Underlying     Granted to   Exercise             for Option Term (3)
                           Options      Employees in  Price Per Expiration -------------------
Name                     Granted (1)     Fiscal Year  Share (2)    Date       5%       10%
----                     ------------   ------------- --------- ---------- -------- ----------
David A. Bloss, Sr. ....   105,000 (4)      26.4%      $ 7.50    8/02/10   $495,254 $1,255,072

Kenneth W. Smith........    40,000 (4)      10.1        13.50    4/17/10    339,603    860,621
                            40,000 (4)      10.1         7.50    8/02/10    188,668    478,123

Alan R. Carlsen.........    30,000 (4)       7.5         7.50    8/02/10    141,501    358,592

Carmine F. Bosco........    20,000 (4)       5.0        13.31    2/28/10    167,412    424,254
                            25,000 (4)       6.3         7.50    8/02/10    117,918    298,827

Stephen J. Carriere.....    10,000 (4)       2.5         7.50    8/02/07     47,167    119,531

George M. Orza (5)......         -             -            -          -          -          -

--------
(1) The options terminate ten years after the grant date, subject to earlier termination in accordance with the 1999 Stock Option and Incentive Plan and the applicable option agreement and they vest 20% each year over a five-year period.
(2) The exercise price equals the fair market value of the stock as of the grant date.
(3) This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options.

   The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares, or reflect nontransferability, vesting or termination provisions. The actual gains, if any, on the exercises of stock options will depend on the future performance of our common stock.

(4) Options vest over 5 years at the rate of 20% per year on successive anniversaries of the date on which the options were granted.
(5) Effective October 2, 2000, Mr. Orza ended his employment with us, and as of December 31, 2000, all of his remaining unexercised options were cancelled.

Option Exercises and Option Values

   The following table sets forth information concerning the aggregate number of options exercised in 2000 and the number and value of unexercised options to purchase our common stock held by our named executive officers who held such options at December 31, 2000.

   Aggregated Option Exercises in Fiscal Year 2000 and Fiscal Year-End Option
                                     Values

                                                 Number of Shares of
                                               Common Stock Underlying    Value of Unexercised
                                               Unexercised Options at    In-The-Money Options at
                           Shares                  Fiscal Year-End         Fiscal Year-End (1)
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
David A. Bloss, Sr. ....        -     $    -    360,658      315,787     $211,060     $321,226
Kenneth W. Smith........        -          -          -       80,000            -      100,000
Alan R. Carlsen.........        -          -     91,978       70,399       42,602       91,228
Carmine F. Bosco........        -          -          -       45,000            -       62,500
Stephen J. Carriere.....        -          -      1,600       16,400            -       25,000
George M. Orza (2)......   20,334     23,140          -            -            -            -

--------
(1) Based on the last reported sale price of our common stock on the NYSE on December 29, 2000 less the option exercise price.
(2) On December 29, 2000, George M. Orza exercised 20,334 options. Of this number, 12,513 options were exercised at a price of $8.37 per share and 7,821 options were exercised at a price of $9.43 per share. Mr. Orza sold these shares on December 29, 2000 at an average fair market value of $9.92 per share.

1999 Stock Option and Incentive Plan

   The compensation paid pursuant to the 1999 Stock Option and Incentive Plan ("1999 Stock Plan") qualifies as "performance-based compensation" not subject to the federal tax limitations on deductibility of certain executive compensation in excess of $1.0 million. Generally, the 1999 Stock Plan permits the grant of the following types of awards:

                                        .  unrestricted stock awards;
 .  incentive stock options;

                                        .  performance share awards; and
 .  non-qualified stock options;

                                        .  dividend equivalent rights.
 .  deferred stock awards;

 .  restricted stock awards;

   Grants of awards may be made under the 1999 Stock Plan to our officers, other employees and directors. The 1999 Stock Plan currently provides for the issuance of up to 2,000,000 shares of common stock (subject to adjustment for stock splits and similar events). An additional 632,738 shares are reserved for issuance upon exercise of options granted to replace Watts options (which we refer to as "replacement options"). Options with respect to no more than 500,000 shares of common stock (subject to adjustment for stock splits and similar events) may be granted to any one individual in any calendar year. The maximum award of restricted stock, deferred stock or performance shares (or combination thereof) for any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code may not exceed 200,000 shares of common stock (subject to adjustment for stock splits and similar events) for any performance cycle.

   The following is a summary of material terms of the 1999 Stock Plan:

 . the 1999 Stock Plan provides for administration by either our board of directors or a committee of not fewer than two non-employee directors, referred to as the "administrator," as appointed by our board of directors from time to time;

 . all of our officers, employees and directors are eligible to participate in the 1999 Stock Plan, subject to the discretion of the administrator;

 .  options granted under the 1999 Stock Plan may be either incentive options
   (within the definition of Section 422 of the Internal Revenue Code) or non-qualified options;

 . the administrator has authority to determine the terms of options granted under the 1999 Stock Plan but no option can be exercisable more than 10 years after the option is granted;

 . participants under the 1999 Stock Plan are responsible for the payment of any federal, state or local taxes which we are required by law to withhold upon any option exercise or vesting of other awards;

 . the administrator may grant shares (at par value or for a higher purchase price determined by the administrator) of common stock to any participant subject to such conditions and restrictions as the administrator may determine;

 .  the administrator may grant options that include a "reload" feature; and

 . the administrator may also award phantom stock units as deferred stock awards to participants.

Management Stock Purchase Plan

   Our Management Stock Purchase Plan is a component of the 1999 Stock Plan. Certain key employees and directors are eligible to participate in the plan, which provides that eligible employees may elect to receive restricted stock units in lieu of all or a portion of their pre-tax annual incentive bonus and, in some circumstances, make after-tax contributions in exchange for restricted stock units. In addition, non-employee directors may elect to receive restricted stock units in lieu of all or a portion of their annual directors' fees. Participants are required to make an election no later than December 31 of the calendar year prior to calendar year for which the annual incentive bonus will be determined or the compensation or directors' fees will be paid. Each restricted stock unit represents the right to receive one share of our common stock after a three-year vesting period, and a participant may elect to defer receipt of shares of common stock for an additional period of time after the vesting period. Furthermore, income and the associated income taxes will be deferred until the time that the restricted stock units are converted to shares of common stock. Restricted stock units are granted at a discount of 33% from the fair market value of the shares of common stock on the date of grant. The date of grant is the date that the annual incentive bonuses, compensation or directors' fees are paid or would otherwise be paid.

Executive Incentive Bonus Plan

   Our executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on four performance-based goals assigned by the compensation committee for the particular year under the Executive Incentive Bonus Plan. Each goal carries equal weight. In addition, if 100% of each of the four goals is achieved, the executive may achieve a bonus up to twice the maximum percentage based on the extent to which each objective is exceeded.

Employment Agreements

   We have entered into an employment agreement with Mr. Bloss, pursuant to which Mr. Bloss serves as our Chairman, President and Chief Executive Officer for a term of three years beginning on October 18, 1999. The agreement will be automatically extended for additional one-year terms unless either we or Mr. Bloss elects to terminate it by notice in writing at least 90 days prior to the third anniversary of the agreement or each anniversary thereafter. Mr. Bloss' base salary is currently $400,000. Mr. Bloss is also eligible to receive incentive compensation in an amount to be determined by our board of directors.

   Upon termination of employment due to the death or disability of Mr. Bloss, all unexercisable stock options will immediately vest and will be exercisable for one year and we will pay health insurance premiums for Mr. Bloss and his family for one year.

   If employment is terminated by Mr. Bloss for "good reason," or if we terminate his employment without "cause," Mr. Bloss will receive a severance payment equal to two times the sum of his average base salary and average incentive compensation (as determined in accordance with the agreement), payable over 24 months. In addition, certain stock options and restricted stock units held by Mr. Bloss will become exercisable or nonforfeitable, and Mr. Bloss will receive additional vesting credit under the supplemental plan.

   If a "change in control" (as defined in the agreement) occurs and Mr. Bloss' employment is terminated by us without cause or by Mr. Bloss with good reason within 18 months of such change in control, Mr. Bloss will receive a lump sum amount in cash equal to three times the sum of his then current base salary and most recent bonus, all of his stock options and stock-based awards will become immediately exercisable, he will be fully vested in his accrued benefit under the supplemental plan, and we will pay health insurance premiums for Mr. Bloss and his family for one year. In addition, Mr. Bloss will receive a tax gross-up payment to cover any excise tax due.

   We also have entered into change of control agreements with Messrs. Bosco, Carlsen, Carriere, Glass and Smith. These agreements generally provide the same change of control provisions as in Mr. Bloss' employment agreement, except that
(i) each of these agreements applies to terminations within 12 months of the change of control event, (ii) the agreements with Messrs. Bosco, Carlsen and Smith provide for a lump sum payment equal to two times the sum of the executive's annual salary and most recent bonus and (iii) the agreements with Messrs. Carriere and Glass provide for a lump sum payment equal to one times the sum of the executive's annual salary and most recent bonus.

Compensation Committee Interlocks and Insider Participation

   Messrs. Cross, Dietz and Murphy are members of our compensation committee. Mr. Horne is also a director of Watts and, based on his most recent public filings, beneficially owns 35.4% of the outstanding Watts common stock and 29.6% of our outstanding common stock prior to this offering. Mr. Murphy is also a director of Watts and serves on the compensation committee of both entities. In the event that Mr. Horne ceases to serve as trustee of the 1997 Voting Trust (as described in footnote 5 in the section entitled "Principal Shareholders"), then Walter J. Flowers and Daniel J. Murphy, III will become co-trustees of the 1997 Voting Trust.

   Our policy is that any future transactions with our directors, officers, employees or affiliates be approved in advance by a majority of our board of directors, including a majority of the disinterested members of our board of directors, and be on terms no less favorable to us than we could obtain from non-affiliated parties.

Pension Plan and Supplemental Plan

   We sponsor a qualified noncontributory defined benefit pension plan for eligible salaried employees, including the named executive officers specified in the Summary Compensation Table above, and we maintain a nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees, which also covers the named executive officers specified in the Summary Compensation Table. The eligibility requirements of the pension plan are generally the attainment of age 21 and the completion of at least 1,000 hours of service in a specified 12-month period. The assets of the pension plan are maintained in a trust fund at State Street Bank and Trust Company. The pension plan is administered by a retirement plan committee appointed by our board of directors. Annual contributions to the pension plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The pension plan provides for monthly benefits to, or on behalf of, each participant at age 65 and has provisions for early retirement after attainment of age 55 and five or ten years of service and surviving spouse benefits after five years of service. Participants in the pension plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The pension plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

   The normal retirement benefit for participants in the pension plan is an annuity payable monthly over the participant's life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant's final average compensation (as defined in the pension plan), reduced by the maximum offset allowance (as defined in the pension plan) multiplied by years of service (maximum 25 years). For the 1997, 1998 and 1999 plan years, annual compensation in excess of $160,000 per year is disregarded for all purposes under the pension plan ($150,000 for plan years prior to 1997). However, benefits accrued prior to the 1994 plan year may be based on compensation in excess of $150,000. Compensation recognized under the pension plan generally includes base salary and annual bonus.

   The supplemental plan provides additional monthly benefits to (i) a select group of key executives, (ii) individuals who were projected to receive reduced benefits as a result of changes made to Retirement Plan to comply with the Tax Reform Act of 1986, (iii) executives who will be affected by IRS limits on compensation under the Retirement Plan, and (iv) individuals who deferred compensation under the CIRCOR International, Inc. Management Stock Purchase Plan since these deferred amounts are excludible as earnings under the qualified Retirement Plan. The supplemental plan is not a tax qualified plan, and is subject to certain provisions of the Employee Retirement Security Act of 1974, as amended. The supplemental plan is not funded.

   Tier one benefits are provided under the supplemental plan to a select group of key executives. The annual benefit under tier one payable at normal retirement is equal to the difference between (x) 2% of the highest three year average pay multiplied by years of service up to ten years, plus 3% of average pay times years of service in excess of ten years, to a maximum of 50% of average pay, less (y) the annual benefit payable under the pension plan formula described above. Normal retirement age under tier one is age 62.

   The following table illustrates total annual normal retirement benefits (payable from both the pension plan and from the supplemental plan and assuming attainment of age 62 during 1999) for various levels of final average compensation and years of benefit service under tier one of the supplemental plan.

                                        Estimated Total Annual Retirement
                                         (Pension Plan plus Supplemental
                                                 Plan, Tier One)
       Final Average Compensation         Based on Years of Service (1)
       Benefit for Three Highest        ----------------------------------
   Consecutive Years in Last 10 Years   5 Years 10 Years 15 Years 20 Years
   ----------------------------------   ------- -------- -------- --------
      $100,000                          $10,000 $ 20,000 $ 35,000 $ 50,000
       150,000                           15,000   30,000   52,500   75,000
       200,000                           20,000   40,000   70,000  100,000
       250,000                           25,000   50,000   87,500  125,000
       300,000                           30,000   60,000  105,000  150,000
       350,000                           35,000   70,000  122,500  175,000
       400,000                           40,000   80,000  140,000  200,000
       450,000                           45,000   90,000  157,500  225,000
       500,000                           50,000  100,000  175,000  250,000
       550,000                           55,000  110,000  192,500  275,000
       600,000                           60,000  120,000  210,000  300,000

--------
(1) The annual pension plan and supplemental plan benefits are computed on the basis of a straight life annuity.

   Messrs. Bloss and Carlsen have seven and five years, respectively, of benefit service under the pension plan (which includes years of benefit service credited under the Watts pension plan) and are eligible for tier one benefits. Mr. Orza had three years of benefit service with us when his employment terminated. Eligible employees are currently limited to a maximum annual benefit under the pension plan of $130,000 (subject to cost of living adjustments) under Internal Revenue Code requirements regardless of their years of service or final average compensation. Accordingly, under current salary levels and law, annual benefits are limited to such amount under the pension plan.

401(k) Plan

   We sponsor a defined contribution 401(k) plan for eligible employees, including the named executive officers specified in the Summary Compensation Table above. The eligibility requirements of the 401(k) plan are generally the attainment of age 21 and the completion of at least 1,000 or more hours of service in a specified 12-month period. The assets of the 401(k) plan are maintained in a trust fund at Fidelity Institutional Retirement Services Company. The 401(k) plan is administered by the compensation committee, which is appointed by our board of directors.

   The 401(k) plan permits eligible employees to make pre-tax 401(k) contributions of 1% to 18% of compensation, which is defined in the 401(k) plan generally as W-2 pay, plus amounts deferred pursuant to the 401(k) plan and section 125 of the Internal Revenue Code, but excluding income realized upon the exercise of stock options and subject to certain other limitations. Compensation in excess of $160,000 per year ($150,000 for years prior to 1997) is disregarded under the 401(k) plan.

   In addition, the 401(k) plan provides for employer matching contributions of 30% of the first 4% of compensation (up to $40,000) contributed by a participant to the 401(k) plan. However, certain participants with compensation in excess of $60,000 and certain other participants are not eligible for employer matching contributions.

   Participants' accounts are always fully vested with respect to their 401(k) contributions and are fully vested with respect to employer matching contributions after five years of vesting service or upon the participant's retirement date (as defined in the 401(k) plan). Participants may direct the investment of their accounts among the available investment funds. Participants may request hardship withdrawals and loans from the 401(k) plan while still employed. Participants may request a withdrawal of all or part of their vested account at or after age 59, whether or not still employed. Distributions at retirement, disability, death or termination of employment for any other reason are made in a single lump sum cash payment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We have continuing obligations to Watts under the distribution agreement and certain other agreements described in the section entitled "Our Relationship with Watts."

   Mr. Timothy P. Horne, a member of our board of directors, is also a director of Watts and, based on his most recent public filings, beneficially owns 35.4% of the outstanding Watts common stock and 29.6% of our outstanding common stock as of December 31, 2000 and before this offering.

   Mr. David F. Dietz, a member of our board of directors, is the sole owner of a professional corporation which is a partner of Goodwin, Procter & Hoar LLP, a law firm which provides legal services to us and to Watts.

   Mr. Daniel J. Murphy, III, a member of our board of directors, is also a director of Watts. Under the terms of the 1997 Voting Trust, in the event Mr. Horne ceases to serve as trustee of the 1997 Voting Trust (as described in footnote 5 in the section entitled "Principal Shareholders"), then Walter J. Flowers and Daniel J. Murphy, III will become co-trustees of the 1997 Voting Trust.

Our Relationship with Watts

   This section describes our primary agreements with Watts that define our ongoing relationship with Watts, its subsidiaries and affiliates. They also provided for our orderly separation from Watts. The following description of summarizes the material terms of the agreements.

   Distribution Agreement

   We are party to a distribution agreement with Watts providing for, among other things:

 . the principal corporate transactions which were required to effect the spin-off;

 .  the conditions precedent to the spin-off;

 .  the allocation between Watts and us of certain assets and liabilities;

 .  the settlement of intercompany accounts between Watts and us;

 .  indemnification obligations of Watts and us; and

 .  certain other transition arrangements.

   The distribution agreement provided generally that all assets and liabilities associated exclusively with our business be transferred to or retained by us, including certain capitalized lease obligations and obligations under industrial revenue bonds totaling approximately $12.5 million. Under the distribution agreement, Watts retained sole responsibility for all other external debt for borrowed money and other financings (including Watts' publicly held bonds) with the exception of approximately $96.0 million outstanding under Watts' credit facility, which we assumed and repaid at the time of the spin-off. The distribution agreement provided that all assets and liabilities of Watts that were not identified or described as being our property or responsibility remained the property or responsibility of Watts.

   We each have agreed to indemnify, defend and hold harmless the other party and its subsidiaries and their respective directors, officers, employees and agents from and against any and all damage, loss, liability and expense arising out of or due to the failure of the indemnitor or its subsidiaries to pay, perform or otherwise discharge any of the liabilities or obligations for which it is responsible under the terms of the distribution agreement, which include, subject to certain exceptions, all liabilities and obligations arising out of the conduct or operation of their respective businesses before, on or after the spin-off date. The distribution agreement included procedures for notice and payment of indemnification claims and provided that the indemnifying party may assume the defense of the claim or suit brought by a third party.

   The distribution agreement provided generally that a portion of the assets of the tax-qualified retirement plans maintained by Watts be transferred to similar qualified retirement plans established by us. In the case of the Watts 401(k) plan, the amount transferred was the value of the accounts of employees of our companies now in the instrumentation and fluid regulation products group and the petrochemical products group. In the case of the other Watts pension plans, the portion of plan assets transferred was based generally on the percentage of plan liabilities attributable to plan participants who are now our employees as a result of the spin-off.

   We and our subsidiaries were historically included with Watts and its subsidiaries in a single consolidated group for United States federal income tax purposes. Under United States federal income tax law, each member of a consolidated group is jointly and severally liable for the United States federal income tax liability of each other member of the consolidated group. Accordingly, members of our group could be held liable by the IRS for federal income tax liabilities arising from periods beginning before the spin-off date.

   The tax sharing provisions of the distribution agreement provided that Watts be responsible for all domestic income taxes attributable to taxable periods beginning before the spin-off date. For domestic income taxes attributable to taxable periods beginning on or after the spin-off date, the tax sharing provisions of the distribution agreement provided that Watts is responsible for domestic income taxes of the Watts group, and that we are responsible for domestic income taxes of our group. The tax sharing provisions also provide that taxes, other than domestic income taxes, are the responsibility of Watts or us according to whether the tax is attributable to the assets or business operations of the Watts group or our group.

   In addition, the tax sharing provisions of the distribution agreement provided that we indemnify Watts for taxes arising from any act or omission by us which causes the spin-off to be taxable. The tax sharing provisions of the distribution agreement also provide that Watts indemnify us for taxes arising from any act or omission by Watts which causes the spin-off to be taxable.

   We agreed in the tax sharing provisions of the distribution agreement to engage in a public offering of a significant amount of our common stock within one year of the spin-off in accordance with statements and representations made by Watts in its request for the ruling from the IRS regarding the spin-off. We subsequently obtained another ruling from the IRS extending, to April 18, 2001, the deadline for engaging in a public offering. We also agreed in the tax sharing provisions of the distribution agreement not to engage within two years of the spin-off in any merger, reorganization, acquisition, equity restructuring or other transaction that results in one or more individuals or entities acquiring a 50% or greater interest in us. We also agreed in the tax sharing provisions of the distribution agreement that we will not take any action that is inconsistent with the statements and representations made by Watts in its request for the ruling from the IRS regarding the spin-off. Watts agreed in the tax sharing provisions of the distribution agreement not to engage within two years of the spin-off in any merger, reorganization, acquisition, equity restructuring or other transaction that results in one or more individuals or entities acquiring a 50% or greater interest in Watts. Watts also agreed in the tax sharing provisions of the distribution agreement that it will not take any action that is inconsistent with the statements and representations made by Watts in its request for the ruling from the IRS regarding the spin-off. The tax sharing provisions of the distribution agreement provided, however, that Watts or us may act or fail to act in a way contrary to the commitments referred to in this paragraph after first obtaining an opinion from Goodwin, Procter & Hoar llp (or other mutually acceptable law firm) or a ruling from the IRS to the effect that such action (or inaction) will not cause the spin-off to be taxable to either Watts or the Watts shareholders.

   Supply Agreement

   We entered into a supply agreement with Watts under which Watts provides certain products to us. Watts is selling these products to us under market or formula-based pricing mechanisms. The supply agreement, by its terms, ended on October 18, 2000, the first anniversary of the spin-off. To date, however, we continue to purchase such products from Watts.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding beneficial ownership of common stock as of December 31, 2000 and as adjusted to reflect the sale of the common stock offered hereby, by:

 .  all persons known by us to own beneficially 5% or more of our common stock;

 .  each of our directors;

 .  our Chief Executive Officer and the other named executive officers; and

 .  all directors and executive officers as a group.

   The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after December 31, 2000 through the exercise of any warrant, stock option or other right. The inclusion in this prospectus of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. As of December 31, 2000 a total of 13,262,891 shares were outstanding. The applicable percentage of "beneficial ownership" after the offering is based upon 14,612,891 shares of common stock outstanding and assumes that none of the named shareholders participate in the offering.

   Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                                     Shares Beneficially Owned
                              ------------------------------------------------
                                                               Percent after
Name of Beneficial Owner (1)  Number (2)          Percent (2) the Offering (2)
----------------------------  ----------          ----------- ----------------
Timothy P. Horne (3)......... 3,924,291(4)(5)(6)     29.6%          26.8%
Gabelli Entities (7)......... 1,898,800              14.3           13.0
Perkins, Wolf, McDonnell &
 Company(8).................. 1,236,200               9.3            8.5
George B. Horne (3)(9).......   712,300               5.4            4.9
Frederic B. Horne (10).......   770,236               5.8            5.3
Daniel W. Horne (3)(6).......   667,920               5.0            4.6
Deborah Horne (3)(6).........   667,920               5.0            4.6
David A. Bloss, Sr. (11).....   365,258               2.7            2.4
Kenneth W. Smith.............     4,000                 *              *
Dewain K. Cross (12).........     4,000                 *              *
David F. Dietz (13)..........     6,000                 *              *
Daniel J. Murphy, III (14)...     6,248                 *              *
Alan R. Carlsen (15).........    92,508                 *              *
Carmine F. Bosco (16)........     4,000                 *              *
Stephen J. Carriere (17).....     2,100                 *              *
George M. Orza...............         0                 *              *
All executive officers and
 directors as a group
 (11 persons)(18)............ 4,409,905              32.1%          29.2%

--------
 *  Less than 1%.
(1) The address of each shareholder in the table is c/o Circor, Inc., 35 Corporate Drive, Burlington, Massachusetts 01803, except that Frederic B. Horne's address is c/o Conifer Ledges, Ltd., 219 Liberty Square, Danvers, Massachusetts 01923;

   Perkins, Wolf, McDonnell & Company's address is 53 W. Jackson Blvd, Suite 722, Chicago, Illinois 60604; and the Gabelli Entities' address is
   One Corporate Center, Rye, NY 10580.
(2) The number of shares of common stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of common stock underlying options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from December 31, 2000, the date of the above table, but excludes shares of common stock underlying options, warrants or convertible securities held by any other person.
(3) Timothy P. Horne, George B. Horne, Daniel W. Horne and Deborah Horne, together with Walter J. Flowers (as trustee for Tiffany R. Horne), as depositors under the 1997 Voting Trust (see footnote 5), may be deemed a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934.
(4) Includes (i) 1,756,981 shares of common stock held by Timothy P. Horne (for purposes of this footnote, "Mr. Horne"), (ii) 667,920 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee, (iii) 667,920 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 712,300 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (v) 11,300 shares held for the benefit of Tiffany R. Horne, under an irrevocable trust for which Mr. Horne serves as trustee,
    (vi) 22,110 held for the benefit of Tiffany R. Horne by Mr. Horne as custodian, and (vii) 81,760 held for the benefit of Tiffany R. Horne, under a revocable trust for which Walter J. Flowers serves as Trustee. See footnote 5. A total of 1,725,610 of the shares noted in clause (i) and all of the shares noted in clauses (ii) through (v) of this footnote (3,785,050 shares in the aggregate) are held in a voting trust for which Mr. Horne serves as trustee. See footnote 5. Also includes 4,000 shares of common stock issuable upon the exercise of currently exercisable options.
(5) 1,725,610 shares of common stock held by Timothy P. Horne individually, and all shares of common stock held by trusts for the benefit of Daniel W. Horne, Deborah Horne, and George B. Horne, (3,785,050 shares in the aggregate) are subject to the terms of The Amended and Restated George B. Horne Voting Trust Agreement - 1997 (the "1997 Voting Trust"). Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy
    P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Walter J. Flowers and Daniel J. Murphy, III (the "Successor Trustees") will become co-trustees of the 1997 Voting Trust. At any time, Timothy P. Horne, if then living and not subject to incapacity, may designate up to two additional persons, one to be designated as the primary designee (the "Primary Designee") and the other as the secondary designee (the "Secondary Designee") to serve in the stead of any Successor Trustee who shall be unable or unwilling to serve as a trustee of the 1997 Voting Trust. Such designations are revocable by Timothy P. Horne at any time prior to the time at which such designees become trustees. If any of the Successor Trustees is unable or unwilling or shall otherwise fail to serve as a trustee of the 1997 Voting Trust, or after becoming a co-trustee shall cease to serve as such for any reason, then there shall continue to be two trustees and a third trustee shall be selected in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, any individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees shall not concur on matters not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. No trustee or Successor Trustee shall possess the Determination Power unless it is specifically conferred upon such trustee by way of an amendment to the 1997 Voting Trust.

   The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by shareholders (including the trustee of any trust shareholder, whether or not such trust is then in existence) who deposited shares of common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original deposit of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. In certain cases (i.e., changes to the extension, termination and amendment provisions), each individual depositor must also approve amendments. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock that they represent.

   Timothy P. Horne holds 45.6% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 17.2% of the Beneficial Interest as trustee of a revocable trust, 17.6% of the Beneficial Interest as trustee of a trust revocable with the consent of the trustee, 18.8% of the Beneficial Interest as co-trustee of a revocable trust and 0.4% of the Beneficial Interest as trustee of two irrevocable trusts (representing an aggregate of 100% of the Beneficial Interest). George B. Horne holds 18.8% of the Beneficial Interest as co-trustee of a revocable trust.
(6) Shares held in a revocable trust for which Timothy P. Horne serves as sole trustee, and are subject to the 1997 Voting Trust. See footnote 5.
(7) This information is based on an amended Schedule 13D dated November 15, 2000 and filed with the Securities and Exchange Commission on November 17, 2000 on behalf of Mario J. Gabelli and Marc J. Gabelli and various entities which either one directly or indirectly controls or for which either one acts as chief investment officer including, but not limited to, Gabelli Funds LLC, GAMCO Investors, Inc. and Gabelli
   Securities, Inc. (the "Gabelli Entities"). According to the Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment adviser to various institutional and individual clients, including registered investment companies and pension plans, as broker/dealer and as general partner of various private investment partnerships. Certain Gabelli Entities may also make investments for their own accounts. As of November 15, 2000, Gabelli Funds LLC, GAMCO Investors, Inc., and Gabelli Securities, Inc. held 320,000, 1,576,800 and 2,000 shares, respectively. Subject to certain limitations, each of the foregoing has all investment and/or voting power in the shares except that GAMCO Investors does not have the authority to vote 5,000 of the shares.
   According to the Schedule 13D, on November 15, 2000 the board of directors of The Gabelli Value Fund, Inc. (one of the funds managed by the Gabelli Entities) voted to transfer to its proxy voting committee all dispositive and voting power with respect to 200,000 shares of our common stock held by The Gabelli Value Fund, Inc. As a result, the Gabelli Entities disclaim beneficial ownership of these shares and, therefore, those shares are not included in this table.
(8) The information is based on a Schedule 13G filed with the Securities and Exchange Commission by Perkins, Wolf, McDonnell & Company on February 11, 2000. Perkins, Wolf, McDonnell & Company has stated in the Schedule 13G that it is an investment adviser registered under the Investment Advisers Act of 1940 and that it has shared power to vote and/or dispose of all such shares.
(9) Consists of 712,300 shares held in a revocable trust for which Timothy P. Horne and George B. Horne serve as co-trustees. All of such shares are subject to the 1997 Voting Trust. See footnote 5.
(10) The information relating to the number and nature of Frederic B. Horne's beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission on February 25, 2000 by Frederic B. Horne (for purposes of this footnote, "Mr. Horne"). Includes (i) 653,436 shares of common stock held by Mr. Horne, (ii) 11,300 shares held for the benefit of Mr. Horne's minor daughter, under an irrevocable trust for which Mr. Horne serves as trustee, (iii) 5,500 shares held by Mr. Horne's minor daughter for which Mr. Horne is custodian; and (iv) 100,000 shares held by Mr. Horne as trustee under an irrevocable trust for the benefit of him, his daughter and future descendants.
(11) Includes 360,658 shares of common stock issuable upon the exercise of currently exercisable options.
(12) Includes 4,000 shares of common stock issuable upon the exercise of currently exercisable options.
(13) Includes 4,000 shares of common stock issuable upon the exercise of currently exercisable options.
(14) Includes 200 shares of common stock held under a trust for the benefit of Mr. Murphy's son. Mr. Murphy serves as the sole trustee. Also includes 4,000 shares of common stock issuable upon the exercise of currently exercisable options.
(15) Includes 88,067 shares of common stock issuable upon the exercise of currently exercisable options.
(16) Includes 4,000 shares of common stock issuable upon the exercise of options that will become exercisable within 60 days of December 31, 2000.
(17) Includes 1,600 shares of common stock issuable upon the exercise of currently exercisable options.
(18) Includes 466,325 shares of common stock issuable upon the exercise of currently exercisable options and 4,000 shares of common stock issuable upon the exercise of options that will become exercisable within 60 days of December 31, 2000. Also includes Mr. Timothy P. Horne's beneficial ownership as reflected in footnotes (3), (4), (5) and (6).

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

   Upon completion of this offering, our authorized capital stock will consist of 29,000,000 shares of common stock, of which 14,612,891 shares will be issued and outstanding, and 1,000,000 shares of preferred stock issuable in one or more series by our board of directors, of which 1,000 shares are designated as series A junior participating cumulative preferred stock.

   Common Stock. The holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefor. Any issuance of preferred stock with a dividend preference over common stock could adversely affect the dividend rights of holders of common stock. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to any voting rights of the holders of any then outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock, including the shares offered hereby, are, or will be upon completion of the offering, fully paid and non-assessable.

   Our amended and restated certificate of incorporation and amended and restated by-laws provide that the number of directors shall be fixed by our board of directors, subject to the rights of the holders of any preferred stock then outstanding. The directors, other than those who may be elected by the holders of any preferred stock, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of any preferred stock to elect directors, and to remove any director whom the holders of any preferred stock had the right to elect, any of our directors may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by shareholders in the election of such director.

   Undesignated Preferred Stock. Our board of directors is authorized, without further action of the shareholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the our amended and restated certificate of incorporation. Any such preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.

   The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding common stock.

Certain Provisions of Our Amended and Restated Certificate of Incorporation and By-laws

   A number of provisions of our amended and restated certificate of incorporation and amended and restated by-laws concern matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which shareholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified board of directors and the ability of our board of directors to issue preferred stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be beneficial to our shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of shareholders, and could depress the market price of the common stock. Our board of directors believes that these provisions are appropriate to protect our interests and all of our shareholders.

   Meetings of Shareholders. Our amended and restated by-laws provide that a special meeting of shareholders may be called only by a majority of our board of directors unless otherwise required by law. Our amended and restated by-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our amended and restated by-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new proposal which a shareholder wishes to make at an annual meeting of shareholders.

   No Shareholder Action by Written Consent. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our shareholders at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be taken or effected by a written consent of shareholders in lieu thereof.

   Indemnification and Limitation of Liability. Our amended and restated by-laws provide that our directors and officers shall be, and in the discretion of our board of directors non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our amended and restated by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of shareholders or otherwise. Our amended and restated certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. We also entered into indemnification agreements with each of our directors reflecting the foregoing and requiring the advancement of expenses in proceedings involving the directors in most circumstances.

   Amendment of our Certificate of Incorporation. Our amended and restated certificate of incorporation provides that an amendment thereof must first be approved by a majority of our board of directors and (with certain exceptions) thereafter approved by a majority (or two-thirds in the case of any proposed amendment to the provisions of our amended and restated certificate of incorporation relating to shareholder action, the composition of our board of directors, limitation of liability or amendments of our amended and restated certificate of incorporation) of the total votes eligible to be cast by holders of voting stock with respect to such amendment.

   Amendment of By-laws. Our amended and restated certificate of incorporation provides that our amended and restated by-laws may be amended or repealed by our board of directors or by our shareholders. Such action by our board of directors requires the affirmative vote of a majority of our directors then in office. Such action by our shareholders requires the affirmative vote of at least two thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of our shareholders or a special meeting called for such purpose unless our board of directors recommends that our shareholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

Statutory Business Combination Provision

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested shareholder" for a period of three years from the date that such person became an interested shareholder unless:

(i) the transaction resulting in a person becoming an interested shareholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested shareholder;

(ii) the interested shareholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested shareholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

(iii) on or after the date the person becomes an interested shareholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested shareholder.

   Under Section 203, an "interested shareholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

   A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its shareholders to exempt itself from coverage, provided that such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither our amended and restated certificate of incorporation nor our amended and restated by-laws contains any such exclusion; however, our board of directors voted to exempt from the coverage of Section 203 persons who owned 15% or more of our outstanding common stock immediately after the spin-off. These "exempted persons" are those persons identified as "grandfathered persons" under our shareholder rights plan described below.

Shareholder Rights Plan

   We have adopted a shareholder rights plan to help ensure that our shareholders receive fair and equal treatment in the event of any proposed acquisition of us. The shareholder rights plan may delay, defer or prevent a change of control and, therefore, could adversely affect our shareholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction.

   In connection with the adoption of the shareholder rights plan, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to shareholders of record (the "shareholder rights plan record date") as of October 19, 1999. Each right entitles its registered holder to purchase from us a unit consisting of one ten thousandth of a share of our series A junior participating cumulative preferred stock, par value $0.01 per share, at a cash exercise price per unit of $48.00, subject to adjustment.

   The rights initially are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the shareholder rights plan record date. The rights will separate from the common stock and will become exercisable upon the earlier of the following (a "distribution event"):

 . the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons, referred to as an "acquiring person," has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or

 . the close of business on the tenth business day following the commencement of a tender offer or exchange offer that could result upon its completion in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of common stock; or

 . the declaration by our board of directors that a person or group that has become the beneficial owner of 10% or more of the outstanding shares of common stock is an "adverse person."

   Some of our shareholders are "grandfathered persons" under the shareholder rights plan. They are Timothy P. Horne, George B. Horne, Daniel W. Horne, Deborah Horne, Tara Horne, the George B. Horne Trust, the Daniel W. Horne Trust, the Deborah Horne Trust, the Tara Horne 1995 Trust, the Tiffany Horne 1984 Trust, the Tiffany Horne 1995 Trust, the George B. Horne Voting Trust, any trustees of that trust, and any other trust or entity of which Timothy P. Horne has the exclusive right to vote the shares held in such trust or by such entity. These individuals, trusts and entities are referred to in the shareholder rights plan as "family shareholders" and the family shareholders are permitted to own, collectively, 35% of the common stock. The rights plan also grandfathers any other person who or which, together with all their respective affiliates and associates, beneficially owned 15% or more of the outstanding shares of common stock as of the date on which we announced the adoption of the rights plan. In the case of a grandfathered person, the rights will separate from the common stock and will become exercisable upon the earlier of the first two events described above, provided that for such purposes the applicable percentage for such grandfathered person is not 15% but is instead 35% in the case of the family shareholders and in the case of any other grandfathered person is the percentage ownership of the outstanding common stock owned by such person as of the date on which we announced the adoption of the shareholder rights plan, plus 1%. In addition, a grandfathered person would not be an acquiring person unless it acquired additional shares of our common stock after the date on which we announced the adoption of our shareholder rights plan in excess of the applicable grandfathered percentage.

   If a person becomes an acquiring person, the shareholder rights plan provides that as of the close of business ten calendar days after the first public announcement of that event, each holder of a right will be entitled to receive, upon payment of the exercise price, shares of preferred stock of our company having a market value of twice the exercise price of the right. If we are acquired in a merger or similar transaction, the shareholder rights plan provides that as of the close of business ten calendar days following the first public announcement of that event, each holder of a right will be entitled to receive, upon payment of the exercise price, shares of common stock of the acquiring company having a market value of twice the exercise price of the right.

   In the event that our board of directors approves a transaction that it has determined is in the best interest of our shareholders but that otherwise would cause a distribution event under the shareholder rights plan, the board may, in connection with such approval, redeem the rights for a nominal price. Once the rights are redeemed, the transaction can proceed without causing a distribution event. The shareholder rights plan could make it more difficult for a third party to acquire, and could discourage a third party from acquiring or seeking to acquire, us or a large block of our common stock.

No Preemptive Rights

   No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Equiserve, L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Following this offering, there will be 14,612,891 shares of our common stock outstanding. All of the shares, including the 1,350,000 shares which are being sold in this offering, generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates" as is defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below.

Sales of Restricted Securities

   Our directors and executive officers, who beneficially own 4,409,905 shares of common stock as of December 31, 2000, have agreed that, for a period of 90 days after the date of this prospectus, they will not, directly or indirectly, offer for sale, sell, contract to sell, transfer or otherwise dispose of any shares of our common stock, or any securities convertible, exchangeable or exercisable into shares of our common stock, owned directly by such persons or with respect to which they have the power of disposition, without the prior written consent of Robert W. Baird & Co. Incorporated, acting on behalf of the underwriters.

   In general, under Rule 144, a shareholder who has beneficially owned his or her restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately
146,129 shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a shareholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements under Rule 144.

Stock Options

   On November 18, 1999, we filed a registration statement on Form S-8 with respect to the aggregate of 2,632,738 shares of common stock issuable under our 1999 Stock Plan and 632,738 shares of common stock issuable pursuant to the replacement options. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, except that affiliates must comply with Rule 144.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters named below, the indicated number of shares of our common stock:

    Underwriters                                                Number of Shares
    ------------                                                ----------------
Robert W. Baird & Co. Incorporated.............................
ING Barings LLC................................................
                                                                ----------------
  Total........................................................        1,350,000
                                                                ================

   We have the following relationships with ING Barings LLC (or its affiliate):

 .  ING Barings LLC served as an advisor for the spin-off;

 . ING Barings LLC was the book and lead manager for our $110.0 million credit facility;

 . ING (U.S.) Capital LLC is the administrative agent for our $110.0 million credit facility; and

 . ING Barings LLC was the private placement agent in connection with our $75.0 million 8.23% notes due 2006.

   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of our common stock offered in this offering if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of our common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase up to 202,500 shares at the public offering price less the underwriting discounts and commissions. This option may be exercised only to cover over-allotments of our common stock.

   The underwriters propose to offer our common stock initially at the public offering price on the cover page of this prospectus at that price less a
selling concession of $    per share. The underwriters may allow a discount of
not more than $    per share on sales to other broker/dealers. After the
offering, the public offering price and selling concession and discount to dealers may be changed by the representatives. As used in this section:

 . Underwriters are securities broker/dealers that are parties to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us, and the representatives are the two firms acting on behalf of the underwriters.

 . Selling group members are securities broker/dealers to whom the underwriters may sell shares of common stock at the public offering price less the selling concession above, but who do not have a contractual commitment to purchase shares from us.

 . Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

 .  The syndicate consists of the underwriters and the selling group members.

   The following table summarizes the compensation and estimated expenses that we will pay. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rule of fair practice.

                                   Per Share                       Total
                         ----------------------------- -----------------------------
                            Without          With         Without          With
                         over-allotment over-allotment over-allotment over-allotment
                         -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions
 paid by us in cash.....    $              $              $              $
Estimated expenses
 payable by us..........    $              $              $              $

   We have agreed to pay all of the expenses in connection with this offering. The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus, NYSE listing fees and filing fees paid to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

   Our directors and executive officers have agreed that, for 90 days after the date of this prospectus, they will not, directly or indirectly, offer for sale, sell, contract to sell, transfer or otherwise dispose of any shares of our common stock, or any securities convertible, exchangeable or exercisable into any shares of our common stock, without the prior written consent of Robert W. Baird & Co. Incorporated on behalf of the underwriters. We have agreed that, for 180 days following the date of this prospectus, we will not, without the prior written consent of Robert W. Baird & Co. Incorporated on behalf of the underwriters, directly or indirectly, offer for sale, sell, contract to sell, transfer or otherwise dispose of any shares of our common stock, or any securities convertible, exchangeable or exercisable into any shares of our common stock, except: (i) for grants of employee stock options or other rights to purchase shares of common stock under our stock incentive plans in effect on the date hereof, (ii) issuances of common stock as a result of any options or other rights to purchase shares of common stock outstanding on the date hereof, and (iii) issuances of shares of our common stock (or options or other rights to purchase shares of common stock) in connection with any acquisitions we may complete during such 180 day period.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

   The shares of our common stock are traded on the NYSE under the symbol
"CIR."

   The underwriters may engage in over-allotment, stabilizing and syndicate covering transactions. Over-allotment transactions involve syndicate sales in excess of the size of this offering, which creates a syndicate short position. Stabilizing transactions involve bids to purchase shares of our common stock for the purpose of pegging, fixing, or maintaining the price of the common stock. Syndicate covering transactions involve purchases of our common stock in the open market in order to cover syndicate short positions. The representatives may, at their discretion, reclaim a selling concession from any syndicate member that appears to have permitted its customers to purchase shares in the public offering and then promptly resell all or a portion of such shares to such syndicate member. However, the underwriters do not have any agreements with any potential purchasers of shares of common stock in this offering that would restrict their transfer of such shares following this offering.

   Such stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Goodwin, Procter & Hoar llp, Boston, Massachusetts. David F. Dietz, a director of our company, is the sole owner of David F. Dietz, P.C., a partner of Goodwin, Procter & Hoar LLP. The underwriters have been represented by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.

                                    EXPERTS

   The financial statements of CIRCOR International, Inc. as of December 31, 1999, and June 30, 1999, for the six months ended December 31, 1999 and for the fiscal years ended June 30, 1999 and 1998 have been included herein and in the registration statement we have filed with the Securities and Exchange Commission in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

             WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT CIRCOR

   We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that we have filed. You may inspect the registration statement, including exhibits, without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. You may inspect and copy the same at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional office located at 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of this material at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1800-SEC-0330 for further information about the public reference rooms. In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Central Index Key number, or CIK number, assigned to us by the Securities and Exchange Commission is 000-1091883. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the NYSE under the symbol "CIR."

   The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered under this prospectus are sold:

 .  our Annual Report on Form 10-K for the six months ended December 31, 1999;

 .  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000,
   June 30, 2000 and September 30, 2000; and

 . the description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

   You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning us at the following address: CIRCOR International, Inc., c/o Circor, Inc., 35 Corporate Drive, Suite 290, Burlington, Massachusetts 01803, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 270-1200.

                           CIRCOR INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Independent Auditors' Report..............................................  F-2

Consolidated Balance Sheets as of September 30, 2000 (unaudited),
December 31, 1999 and June 30, 1999.......................................  F-3

Consolidated Statements of Operations for the nine months ended September
30, 2000 (unaudited) and 1999 (unaudited), for the six months ended
December 31, 1999 and 1998 (unaudited), and for the fiscal years ended
June 30, 1999 and 1998....................................................  F-4

Consolidated Statements of Cash Flows for the nine months ended September
30, 2000 (unaudited), for the six months ended December 31, 1999 and for the fiscal years ended June 30, 1999 and 1998.............................  F-5

Consolidated Statements of Shareholders' Equity for the six months ended
December 31, 1999, for the fiscal years ended June 30, 1997, 1998 and 1999 and for the nine months ended September 30, 2000 (unaudited)..............  F-6

Notes to the Consolidated Financial Statements............................  F-7

                          Independent Auditors' Report

To the Board of Directors and Shareholders
CIRCOR International, Inc.

   We have audited the accompanying consolidated balance sheets of CIRCOR International, Inc. as of December 31, 1999, and June 30, 1999 and the related consolidated statements of operations, cash flows and shareholders' equity for the six months ended December 31, 1999, and the fiscal years ended June 30, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIRCOR International, Inc. as of December 31, 1999 and June 30, 1999, and the results of their operations and their cash flows for the six months ended December 31, 1999, and the fiscal years ended June 30, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Boston, Massachusetts
March 24, 2000

                           CIRCOR INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                           September 30, December 31, June 30,
                                               2000          1999       1999
                                           ------------- ------------ --------
                                            (unaudited)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents................   $  7,665      $  5,153   $  6,714
 Trade accounts receivable, less allowance
  for doubtful accounts of $2,753, $2,683
  and $2,949, respectively................     55,000        60,916     49,857
 Inventories..............................    107,513       107,332    108,910
 Prepaid expenses and other current
  assets..................................      4,516         7,006      6,817
 Deferred income taxes....................      9,683         9,794      8,592
                                             --------      --------   --------
  Total Current Assets....................    184,377       190,201    180,890
PROPERTY, PLANT AND EQUIPMENT, NET........     69,025        75,154     76,682
OTHER ASSETS:
 Goodwill, net of accumulated amortization
  of $13,662, $11,775 and $10,353,
  respectively............................     92,931        96,488     96,900
 Other assets.............................      4,521         5,242      4,571
                                             --------      --------   --------
TOTAL ASSETS..............................   $350,854      $367,085   $359,043
                                             ========      ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable.........................   $ 20,566      $ 21,172   $ 25,543
 Accrued expenses and other current
  liabilities.............................     16,082        15,167     16,598
 Accrued compensation and benefits........      5,442         3,902      5,705
 Income taxes payable.....................        696             -      3,275
 Current portion of long-term debt........        488         2,260      4,178
                                             --------      --------   --------
  Total Current Liabilities...............     43,274        42,501     55,299
LONG-TERM DEBT, NET OF CURRENT PORTION....    101,616       122,867     22,404
DEFERRED INCOME TAXES.....................      5,117         5,162      7,439
OTHER NONCURRENT LIABILITIES..............      8,690         9,022     10,525
MINORITY INTEREST.........................      4,282         4,124      4,120
SHAREHOLDERS' EQUITY:
 Preferred stock, $0.01 par value;
  1,000,000 shares authorized; no shares
  issued and outstanding..................          -             -          -
 Common stock, $0.01 par value; 29,000,000
  shares authorized; 13,236,993 and
  13,236,877 issued and outstanding at
  September 30, 2000 and December 31,
  1999, respectively......................        132           132          -
 Additional paid-in capital...............    180,947       180,887          -
 Retained earnings........................     10,292         3,393          -
 Accumulated other comprehensive loss.....     (3,496)       (1,003)      (691)
 Investments by and advances from Watts
  Industries, Inc. .......................          -             -    259,947
                                             --------      --------   --------
  Total Shareholders' Equity..............    187,875       183,409    259,256
                                             --------      --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY...................................   $350,854      $367,085   $359,043
                                             ========      ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CIRCOR INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                         Nine Months Ended     Six Months Ended    Fiscal Year Ended
                           September 30,         December 31,          June 30,
                         ------------------  --------------------- ------------------
                           2000      1999      1999       1998       1999      1998
                         --------  --------  --------  ----------- --------  --------
                            (unaudited)                (unaudited)
Net revenues............ $236,899  $234,704  $156,371   $166,086   $323,077  $288,969
Cost of revenues........  162,608   158,510   107,107    113,693    218,351   194,312
                         --------  --------  --------   --------   --------  --------
  GROSS PROFIT..........   74,291    76,194    49,264     52,393    104,726    94,657
Selling, general and
 administrative
 expenses...............   51,474    56,090    34,696     36,812     75,176    56,466
Special charges.........    1,504       722       722          -          -         -
                         --------  --------  --------   --------   --------  --------
  OPERATING INCOME......   21,313    19,382    13,846     15,581     29,550    38,191
Other (income) expense:
 Interest income........     (372)     (163)      (90)      (192)      (333)     (427)
 Interest expense.......    7,520     6,671     4,632      4,624      9,141     3,898
 Other, net.............      777       602       460       (514)      (229)     (306)
                         --------  --------  --------   --------   --------  --------
                            7,925     7,110     5,002      3,918      8,579     3,165
INCOME BEFORE INCOME
 TAXES..................   13,388    12,272     8,844     11,663     20,971    35,026
Provision for income
 taxes..................    5,489     4,914     3,964      4,823      8,461    12,601
                         --------  --------  --------   --------   --------  --------
  NET INCOME............ $  7,899  $  7,358  $  4,880   $  6,840   $ 12,510  $ 22,425
                         ========  ========  ========   ========   ========  ========
Earnings per common
 share:
 Basic..................    $0.60     *         *           *         *         *
 Diluted................    $0.59     *         *           *         *         *
Weighted average common
 shares outstanding:
 Basic..................   13,237     *         *           *         *         *
 Diluted................   13,500     *         *           *         *         *

      * See notes 2 and 15 of the consolidated financial statements for an explanation of pro forma earnings per share.


  The accompanying notes are an integral part of these consolidated financial statements

                           CIRCOR INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                   Nine Months   Six Months  Fiscal Year Ended
                                      Ended        Ended         June 30,
                                  September 30, December 31, ------------------
                                      2000          1999       1999      1998
                                  ------------- ------------ --------  --------
                                   (unaudited)
OPERATING ACTIVITIES
Net income......................    $  7,899      $  4,880   $ 12,510  $ 22,425
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
 Depreciation...................       8,034         5,468      9,440     6,312
 Amortization...................       2,139         1,608      3,322     1,532
 Deferred income taxes
  (benefit).....................           -        (3,503)     4,193       173
 (Gain) loss on disposal of
  property, plant and
  equipment.....................         (24)         (285)       (54)       19
 Changes in operating assets and
  liabilities, net of effects
  from business acquisitions:
  Trade accounts receivable.....       4,501       (11,274)    13,665    (6,254)
  Inventories...................      (1,375)        1,340        209    (9,783)
  Prepaid expenses and other
   assets.......................       2,729          (570)    (3,102)    1,491
  Accounts payable, accrued
   expenses and other
   liabilities..................       3,530       (12,493)   (19,655)    5,160
                                    --------      --------   --------  --------
  Net cash provided by (used in)
   operating activities.........      27,433       (14,829)    20,528    21,075
                                    --------      --------   --------  --------

INVESTING ACTIVITIES
Additions to property, plant and
 equipment......................      (2,464)       (4,557)    (9,499)   (6,115)
Disposal of property, plant and
 equipment......................          39           298      1,208       146
Increase in other assets........         (79)         (912)      (237)     (725)
Business acquisitions, net of
 cash acquired..................           -             -    (74,176)  (22,503)
Purchase price adjustment on
 previous acquisition...........       1,542             -          -         -
                                    --------      --------   --------  --------
  Net cash used in investing
   activities...................        (962)       (5,171)   (82,704)  (29,197)
                                    --------      --------   --------  --------
FINANCING ACTIVITIES
Proceeds from long-term
 borrowings.....................      20,988       188,643      4,331     2,957
Payments of long-term debt......     (43,776)      (90,157)   (20,646)     (428)
Dividends paid..................      (1,000)            -          -         -
Net intercompany activity with
 Watts Industries, Inc..........           -        15,950     79,260     9,104
Partial payment of investments
 by and from Watts Industries,
 Inc............................           -       (96,000)         -         -
                                    --------      --------   --------  --------
  Net cash provided by (used in)
   financing activities.........     (23,788)       18,436     62,945    11,633
                                    --------      --------   --------  --------
Effect of exchange rate changes
 on cash and cash equivalents...        (171)            3       (296)      143
                                    --------      --------   --------  --------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS...............       2,512        (1,561)       473     3,654
Cash and cash equivalents at
 beginning of year..............       5,153         6,714      6,241     2,587
                                    --------      --------   --------  --------
CASH AND CASH EQUIVALENTS AT END
 OF YEAR........................    $  7,665      $  5,153   $  6,714  $  6,241
                                    ========      ========   ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           CIRCOR INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (In thousands)

                                                             Investments
                          Common Stock  Additional             by and        Other         Total
                          -------------  Paid-in   Retained   Advances   Comprehensive Shareholders'
                          Shares Amount  Capital   Earnings  from Watts  Income (Loss)    Equity
                          ------ ------ ---------- --------  ----------- ------------- -------------
BALANCE AT JUNE 30,
 1997...................       -  $  -   $      -  $     -    $136,648      $   629      $137,277
Net income..............       -     -          -        -      22,425                     22,425
Cumulative translation
 adjustment.............       -     -          -        -                     (150)         (150)
                                                                                         --------
 Comprehensive income...                                                                   22,275
                                                                                         --------
Net intercompany
 activity...............       -     -          -        -       9,104                      9,104
                          ------  ----   --------  -------    --------      -------      --------
BALANCE AT JUNE 30,
 1998...................       -     -          -        -     168,177          479       168,656
Net income..............       -     -          -        -      12,510                     12,510
Cumulative translation
 adjustment.............       -     -          -        -           -       (1,170)       (1,170)
                                                                                         --------
 Comprehensive income...                                                                   11,340
                                                                                         --------
Net intercompany
 activity...............       -     -          -        -      79,260                     79,260
                          ------  ----   --------  -------    --------      -------      --------
BALANCE AT JUNE 30,
 1999...................       -     -          -        -     259,947         (691)      259,256
Net income prior to
 spin-off...............       -     -          -        -       1,487                      1,487
Net income after spin-
 off....................       -     -          -    3,393           -                      3,393
Cumulative translation
 adjustment.............       -     -          -        -           -         (312)         (312)
                                                                                         --------
 Comprehensive income...                                                                    4,568
                                                                                         --------
Partial repayment of
 advances...............       -     -          -        -     (96,000)                   (96,000)
Issuance of shares of
 common stock in
 connection with the
 spin-off...............  13,237   132          -        -       (132)                          -
Net intercompany
 activity...............       -     -          -        -      15,551                     15,551
Contribution to capital
 of remaining unpaid
 advances...............       -     -    180,853        -    (180,853)                         -
Net change in restricted
 stock units............       -     -         34        -           -                         34
                          ------  ----   --------  -------    --------      -------      --------
BALANCE AT DECEMBER 31,
 1999...................  13,237   132    180,887    3,393           -       (1,003)      183,409
Net income..............       -     -          -    7,899           -                      7,899
Cumulative translation
 adjustment.............       -     -          -        -           -       (2,493)       (2,493)
                                                                                         --------
 Comprehensive income...                                                                    5,406
                                                                                         --------
Common stock dividends..       -     -          -   (1,000)          -                     (1,000)
Net change in restricted
 stock units............       -     -         60        -           -                         60
                          ------  ----   --------  -------    --------      -------      --------
BALANCE AT SEPTEMBER 30,
 2000 (unaudited).......  13,237  $132   $180,947  $10,292    $      -      $(3,496)     $187,875
                          ======  ====   ========  =======    ========      =======      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           CIRCOR INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business

   CIRCOR International, Inc. ("CIRCOR" or the "Company") designs, manufactures and distributes valves and related products and services for use in a wide range of applications to optimize the efficiency or ensure the safety of fluid-control systems. The valves and related fluid-control products we manufacture are used in processing industries; oil and gas production, pipeline construction and maintenance; aerospace, military and commercial aircraft; and maritime manufacturing and maintenance. We have used both internal product development and strategic acquisitions to assemble a complete array of fluid-control products and technologies that enables us to address our customers' unique fluid-control application needs. We have two major product groups: instrumentation and fluid regulation products and petrochemical products.

   The instrumentation and fluid regulation products group designs, manufactures and supplies valves and controls for diverse end-uses including hydraulic, pneumatic, cryogenic and steam applications. Selected products include precision valves, compression tube and pipe fittings, control valves and regulators. The instrumentation and fluid regulation products group includes the following subsidiaries and major divisions: Circle Seal Corporation (Aerodyne Controls Division), Atkomatic Valve, Circle Seal Controls, CPC, Cryolab, GO Regulator, Inc., Hoke, Inc., Leslie Controls, Inc., and Spence Engineering Company, Inc.

   The petrochemical products group designs, manufactures and supplies flanged-end and threaded floating and trunnion ball valves, needle valves, check valves, butterfly valves and large forged steel ball valves, gate valves and strainers for use in oil, gas and chemical processing and industrial applications. The petrochemical products group includes the following subsidiaries and major divisions: Contromatics Specialty Products, Eagle Check Valve, KF Industries, Inc., Pibiviesse S.p.A., Suzhou KF Valve Co., Ltd., SSI Equipment Inc. and Telford Valve and Specialties.

   On October 18, 1999 (the "spin-off date"), we became a publicly-owned company as a result of a tax-free distribution of our common stock (the "distribution" or "spin-off") to the shareholders of our former parent, Watts Industries, Inc. ("Watts"). A description of the spin-off and certain transactions with Watts is included in Note 3.

(2) Accounting Policies

   Principles of Consolidation and Basis of Presentation

   The accompanying consolidated financial statements present our financial condition, results of operations and cash flows as if we had been an independent, publicly-owned company for all periods presented. Certain allocations of previously unallocated Watts interest and general and administrative expenses, as well as computations of separate tax provisions, have been made to facilitate such presentation (see Note 3). The consolidated financial statements prior to October 18, 1999 represent the former combined operations of Watts' industrial, oil and gas businesses. All significant intercompany balances and transactions have been eliminated in consolidation.

   Change in Fiscal Year

   Effective July 1, 1999, we changed our fiscal year-end from June 30th to December 31st. Accordingly, the audited financial statements include the results for the six months ended December 31,

                           CIRCOR INTERNATIONAL, INC.

1999 ("transition period"), and the prior two fiscal years ended June 30, 1999 ("fiscal 1999"), and June 30, 1998 ("fiscal 1998"). In addition to the basic audited financial statements and related notes, unaudited financial information for the nine months ended September 30, 2000 and 1999 and the six months ended December 31, 1998 has been presented to enhance comparability.

   Interim Financial Statements

   The interim consolidated financial statements for the nine months ended September 30, 2000 and 1999 and for the six months ended December 31, 1998 are unaudited. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the financial condition and results of operations have been included in such unaudited consolidated financial statements. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results of operations for the entire year.

   Revenue Recognition

   Revenue is recognized upon shipment, net of a provision for estimated returns and allowances based on historical experience.

   Research and Development

   Research and development expenditures are expensed when incurred and are included in operating income in the Consolidated Statement of Operations.

   Cash Equivalents

   Cash equivalents consist of investments with maturities of three months or less at the date of original issuance.

   Inventories

   Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

   Goodwill

   Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. This balance is amortized over 40 years using the straight-line method. We assess the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the average cost of funds.

   Property, Plant and Equipment

   Property, plant and equipment are recorded at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

   Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from 10 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

                           CIRCOR INTERNATIONAL, INC.

   Long-Lived Assets

   Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In such instances, the carrying values of long-lived assets are reduced to their estimated fair value, as determined using an appraisal or a discounted cash flow approach, as appropriate.

   Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Foreign Currency Translation

   Balance sheet accounts of foreign subsidiaries are translated into United States dollars at fiscal year-end exchange rates. Operating accounts are translated at weighted average exchange rates for each year. Net translation gains or losses are adjusted directly to a separate component of shareholders' equity. The Company does not provide for U.S. income taxes on foreign currency translation adjustments since it does not provide for such taxes on undistributed earnings of foreign subsidiaries.

   Earnings Per Common Share

   Historical earnings per share has been omitted for certain fiscal periods presented in the accompanying consolidated statement of operations since we were not an independent publicly-owned company until October 18, 1999. The computation of pro forma net earnings per share is included in Note 15.

   Stock-Based Compensation

   As allowed under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, we account for its stock-based employee compensation plans in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees.

   Derivative Financial Instruments

   We use foreign currency forward exchange contracts to manage currency exchange exposures in certain foreign currency denominated transactions. Gains and losses on contracts designated as hedges are recognized when the contracts expire, which is generally in the same time period as the underlying foreign currency denominated transactions.

                           CIRCOR INTERNATIONAL, INC.

   Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassification of Prior Years

   Certain prior-year financial statement amounts have been reclassified to conform to the September 30, 2000 presentation.

   New Accounting Standards

   In 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", and SOP 98-5, "Reporting on the Costs of Start-Up Activities." We adopted SOP 98-1 and SOP 98-5 on July 1, 1999. The adoption of these statements did not have a material affect on the consolidated financial statements.

   Also in 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." We will adopt SFAS 133, as amended by SFAS No. 137 and SFAS No. 138, on January 1, 2001. The adoption of this statement will not have a significant impact on our financial condition, results of operations or cash flows.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition." An amendment has delayed the effective date until the fourth quarter of 2000. The adoption of this statement will not have a significant impact on our financial condition, results of operations or cash flows.

(3) Spin-off from and Transactions with Former Affiliates

   Spin-off and Relationships after the Spin-off

   At the spin-off date of October 18, 1999, all of our common shares were distributed on a pro-rata basis to the record date holders of Watts common shares at a ratio of one share for each two outstanding Watts shares. After the spin-off, Watts had no ownership in us. Immediately after the spin-off, however, certain of our shares were held by the Watts pension trust on behalf of Watts' employees. We have entered into separation and other related agreements (the "Distribution Agreement"), outlined below, governing the spin-off transaction and our subsequent relationship with Watts. Such agreements provide certain indemnities to the parties, and provide for the allocation of tax and other assets, liabilities and obligations arising from periods prior to the spin-off.

   The Distribution Agreement provided for, among other things, our assumption of all liabilities relating to industrial, oil and gas businesses of Watts, and the indemnification of Watts with respect to such liabilities. The net investment by and advances from Watts were determined to be approximately $277.0 million at the spin-off date. The Distribution Agreement provided that we pay, prior to the spin-off, $96.0 million to Watts as repayment of certain amounts due to Watts. Watts contributed to our capital its remaining unpaid advances of approximately $181.0 million, as provided by the Distribution Agreement.

                           CIRCOR INTERNATIONAL, INC.

   This determination has been completed. The accompanying consolidated financial statements reflect our estimates, based on available information, of the net assets that were transferred.

   In connection with the spin-off, Watts received a ruling from the Internal Revenue Service (the "IRS") to the effect, among other things, that the spin-off would qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. Such a ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions provided by Watts. We have agreed to certain restrictions on our future actions to provide further assurances that the spin-off will qualify as a tax-free distribution. Restrictions include, among other things: limitations on the liquidation, merger or consolidation with another company. Additionally, we committed to engage in a public offering of a significant amount of our common stock within one year of the distribution date. In November 2000 we received a supplemental ruling by the IRS providing us with an extension until April 18, 2001 to complete a follow-on equity offering. If the distribution was to be considered taxable for United States federal income tax purposes, Watts and CIRCOR would be joint and severally liable for the resulting Watts' Federal taxes, which could be substantial.

   Under the Distribution Agreement, Watts maintains full control and absolute discretion with regard to any combined or consolidated United States federal and state tax filings for periods through the spin-off date. Watts also maintains full control and absolute discretion regarding common tax audit issues of such entities. Although Watts has contractually agreed, in good faith, to use its best efforts to settle all joint interests in any common audit issue on a consistent basis with prior practice, there can be no assurance that determinations so made by Watts would be the same as we would reach, acting on our own behalf.

   The Distribution Agreement specifies methods for allocation of assets, liabilities and responsibilities with respect to certain existing employee compensation and benefit plans and programs. Such allocations have been completed for employees of Watts who became CIRCOR employees at the spin-off date. In addition, all vested and unvested Watts options held by our employees were terminated and replaced with CIRCOR options of equivalent value. We have agreed to indemnify Watts as to any employer payroll tax it incurs related to the exercise of such options after the spin-off. Certain provisions of the Distribution Agreement also governed the transfer of employees between the parties during the transition period ended in 1999. We have also agreed on arrangements between the parties with respect to certain internal software, third-party agreements, telecommunications services and computing services.

   Allocations and Determination of Common Costs in Historical Financial Statements

   Prior to the spin-off, our operations were financed through our operating cash flows, and investments by and advances from Watts. For this reason, our historical financial statements include interest expense on our external debt plus an allocation of interest expense which had not previously been separately allocated by Watts. These interest allocations were based on Watts' weighted average interest rate applied to the average annual balance of investments by and advances from Watts.

                           CIRCOR INTERNATIONAL, INC.

   Additionally, our historical financial statements include an allocation of Watts' previously unallocated general and administrative expenses. These allocations were based on our revenue as a percent of Watts' total revenue. The amounts, by year, of the historical allocations described above are as follows:

                                                                   Year Ended
                                                    July 1, 1999    June 30,
                                                       Through    -------------
                                                    Spin-Off Date  1999   1998
                                                    ------------- ------ ------
                                                          (In thousands)
General and administrative expenses allocated......    $1,678     $5,600 $4,900
Interest expense allocated.........................     1,899      6,455  3,101

   We believe that the bases of allocation of interest and general and administrative expenses were reasonable based on the facts available at the date of their allocation. However, based on current information, such amounts are not indicative of amounts which we would have incurred if we had been an independent, publicly owned entity for all periods presented. As noted in the accompanying consolidated balance sheet, our capital structure changed as a result of the distribution to Watts and bears little relationship to the average net outstanding investments by and advances from Watts. We were required to add personnel and incur other costs to perform services previously provided by Watts. The full cost reflective of our capital structure and our personnel complement have been included in our Consolidated Statement of Operations as incurred.

   For periods prior to the spin-off, income tax expense was calculated, to the extent possible, as if we had filed separate income tax returns and benefited from the Watts strategies associated with our operations. We did not employ similar tax planning strategies immediately following the spin-off until we were sure that these tax strategies would not jeopardize the tax-free nature of the spin-off. We requested and chose to wait for a favorable supplemental ruling from the IRS, which we received in April 2000. As Watts managed its tax position on a consolidated basis, which takes into account the results of all of its businesses, our effective tax rate in the future could vary significantly from our historical effective tax rates. Our future effective tax rate will be partially dependent on our structure and tax strategies as a separate entity.

   Other Transactions with Former Affiliates

   Prior and subsequent to the spin-off transaction we conducted business with various other subsidiaries of Watts, under various contracts and agreements. The following table summarizes transactions with these related parties:

                                                              Fiscal Year Ended
                                                                  June 30,
                                            Six Months Ended  -----------------
                                            December 31, 1999   1999     1998
                                            ----------------- -------- --------
                                                      (In thousands)
Purchases of inventory.....................      $3,621       $  7,484 $  7,672
Sale of goods..............................       2,042          1,366    1,081

                           CIRCOR INTERNATIONAL, INC.

(4) Business Acquisitions

   On July 22, 1998, Watts Investment Company, a subsidiary of our former parent, Watts Industries, Inc., acquired Hoke, Inc. ("Hoke"), a multinational manufacturer of industrial valves and fittings, for approximately $85.0 million including assumption of debt. The following table reflects unaudited pro forma consolidated results on the basis that the Hoke acquisition had taken place and was recorded at the beginning of the fiscal year for each of the periods presented:

                                                               Fiscal Year Ended
                                                                   June 30,
                                                               -----------------
                                                                 1999     1998
                                                               -------- --------
                                                                (In thousands)
Net revenues.................................................. $326,707 $358,191
Net income....................................................   12,436   19,365

   In our opinion the unaudited pro forma consolidated results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 1998, or at the beginning of fiscal 1999, or of future operations of the consolidated companies under our ownership and management.

   On October 18, 1999, the spin-off date, the ownership of Hoke was transferred to CIRCOR. Additionally, Watts Investment Company assigned to us all of its rights under the Stock Purchase Agreement governing the Hoke acquisition (the "Stock Purchase Agreement"). As a result, we became the claimant in two separate arbitration proceedings against the former Hoke shareholders.

   Under the terms of the Stock Purchase Agreement, Watts Investment Company was obligated to prepare a closing date balance sheet and closing net worth statement, which when compared to the closing net worth as detailed in the Stock Purchase Agreement, would result in either an upward or downward purchase price adjustment. Watts Investment Company prepared the closing date balance sheet that showed that the closing net worth was approximately $9.9 million lower than the target amount in the Stock Purchase Agreement, and sought a purchase price adjustment for that amount. The former Hoke shareholders objected to the closing date balance sheet and closing net worth statement. In early 1999, pursuant to the terms of the Stock Purchase Agreement, arbitration proceedings began between the former Hoke shareholders and us to determine the closing net worth of Hoke. In May 2000, the arbitrator awarded us a purchase price adjustment in the amount of $6.2 million. Because the Stock Purchase Agreement provided for a deferred purchase price payment by us of $3.5 million, the net effect of the arbitrator's award resulted in a payment to us of $2.7 million.

   We also were the claimant in an indemnification claim against the former Hoke shareholders pursuant to the Stock Purchase Agreement. This claim, made on December 11, 1998, asserted that the former Hoke shareholders, either intentionally or unintentionally, made misrepresentations in the Stock Purchase Agreement regarding Hoke's financial statements and that those misrepresentations caused Hoke's earnings for 1997 to be inflated, thereby causing us harm. This claim was the subject of a separate proceeding. During November 2000, the former Hoke shareholders agreed to settle this claim for $8.5 million.

                           CIRCOR INTERNATIONAL, INC.

   Additionally, in connection with the Hoke acquisition, we implemented a plan to integrate certain of Hoke's operations and activities into our existing operations. This plan included the closure of Hoke's headquarters facility and relocation of certain manufacturing operations to other CIRCOR facilities. As a result of this plan, 170 former Hoke employees were involuntarily terminated. Details of costs recorded as part of the acquisition for the integration activities are as follows:

                                             Balance at
                         Original Activity  December 31, Activity     Balance at
                         Accrual  in 1999       1999     in 2000  September 30, 2000
                         -------- --------  ------------ -------- ------------------
                                                (unaudited)
                                               (In thousands)
Employee severance and
 related benefits.......  $3,167  $(2,839)      $328      $(328)         $ -
Relocation of
 employees..............      45       (6)        39        (39)           -
Other exit costs........   1,365   (1,365)         -          -            -
                          ------  -------       ----      -----          ---
                          $4,577  $(4,210)      $367      $(367)         $ -
                          ======  =======       ====      =====          ===

   Additionally, during the six months ended December 31, 1999 costs of $0.7 million were incurred to relocate certain Hoke manufacturing equipment to our other manufacturing facilities. These costs are included in operating expense and identified as special charges.

   During fiscal 1999, we also acquired SSI Equipment Inc. of Burlington, Ontario, Canada, and GO Regulator, Inc. of San Dimas, California. In fiscal 1998, we acquired Telford Valve and Specialties, Inc. of Edmonton, Alberta, Canada, Atkomatic Valve Company, located in Indianapolis, Indiana and Aerodyne Controls Corp. of Ronkonkoma, New York. All of these acquired companies are valve manufacturers and the aggregate purchase price of these acquisitions was approximately $33.4 million. The goodwill which resulted from these acquisitions is being amortized on a straight-line basis over a 40-year period.

   All acquisitions have been accounted for under the purchase method and the results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition. Had these acquisitions, other than Hoke, occurred at the beginning of fiscal year 1999 or 1998, the effect on operating results would not have been material.

(5) Inventories

   Inventories consist of the following:

                                             September 30, December 31, June 30,
                                                 2000          1999       1999
                                             ------------- ------------ --------
                                              (unaudited)
                                                       (In thousands)
Raw materials...............................   $ 39,857      $ 42,701   $ 45,098
Work in process.............................     29,271        27,466     23,087
Finished goods..............................     38,385        37,165     40,725
                                               --------      --------   --------
                                               $107,513      $107,332   $108,910
                                               ========      ========   ========

                           CIRCOR INTERNATIONAL, INC.

(6) Property, Plant and Equipment

   Property, plant and equipment consist of the following:

                                            September 30, December 31, June 30,
                                                2000          1999       1999
                                            ------------- ------------ --------
                                             (unaudited)
                                                      (In thousands)
Land.......................................   $  6,217      $  6,225   $  6,222
Buildings and improvements.................     27,447        27,665     26,022
Machinery and equipment....................    111,612       111,470    105,085
Construction in progress...................      3,017         1,724      6,548
                                              --------      --------   --------
                                               148,293       147,084    143,877
Accumulated depreciation...................    (79,268)      (71,930)   (67,195)
                                              --------      --------   --------
                                               $69,025      $ 75,154   $ 76,682
                                              ========      ========   ========

(7) Income Taxes

   The significant components of our deferred income tax liabilities and assets are as follows:

                                                          December 31, June 30,
                                                              1999       1999
                                                          ------------ --------
                                                             (In thousands)
Deferred income tax liabilities:
 Excess tax over book depreciation......................    $ 6,965    $ 6,819
 Inventory..............................................      3,577      3,327
 Other..................................................        914        620
                                                            -------    -------
  Total deferred income tax liabilities.................     11,456     10,766
                                                            -------    -------
Deferred income tax assets:
 Accrued expenses.......................................      5,727      5,554
 Net operating loss carryforward........................        529        716
 Cost basis differences in intangible assets............      2,499          -
 Other..................................................      7,333      5,649
                                                            -------    -------
  Total deferred income tax assets......................     16,088     11,919
 Valuation allowance....................................          -          -
                                                            -------    -------
  Net deferred income tax assets........................     16,088     11,919
                                                            -------    -------
Net deferred income tax asset...........................    $ 4,632    $ 1,153
                                                            =======    =======

The above components of deferred income taxes are
 classified in the respective consolidated balance sheet
 as follows:
 Net current deferred income tax assets.................    $ 9,794    $ 8,592
 Net noncurrent deferred income tax liabilities.........     (5,162)    (7,439)
                                                            -------    -------
  Net deferred income tax asset.........................    $ 4,632    $ 1,153
                                                            =======    =======

                           CIRCOR INTERNATIONAL, INC.

   The provision for income taxes is based on the following pre-tax income:

                                                              Fiscal Year Ended
                                                                  June 30,
                                            Six Months Ended  -----------------
                                            December 31, 1999   1999     1998
                                            ----------------- -------- --------
                                                      (In thousands)
Domestic...................................       $6,587      $ 14,011 $ 22,864
Foreign....................................        2,257         6,960   12,162
                                                 -------      -------- --------
                                                  $8,844      $ 20,971 $ 35,026
                                                 =======      ======== ========

   The provision for income taxes consists of the following:

                                                              Fiscal Year Ended
                                                                  June 30,
                                            Six Months Ended  -----------------
                                            December 31, 1999   1999     1998
                                            ----------------- -------- --------
                                                      (In thousands)
Current tax expense (benefit):
 Federal...................................      $(1,360)       $  173 $  7,156
 Foreign...................................        1,272         2,408    3,085
 State.....................................          244            26    1,678
                                                 -------      -------- --------
                                                     156         2,607   11,919
                                                 -------      -------- --------
Deferred tax expense (benefit):
 Federal...................................        3,798         4,684      599
 Foreign...................................         (366)          613      (22)
 State.....................................          376           557      105
                                                 -------      -------- --------
                                                   3,808         5,854      682
                                                 -------      -------- --------
                                                 $ 3,964        $8,461 $ 12,601
                                                 =======      ======== ========

   Actual income taxes reported from operations are different than those which would have been computed by applying the federal statutory tax rate to income before income taxes. The reasons for these differences are as follows:

                                                          Fiscal Year Ended
                                                               June 30,
                                        Six Months Ended  -------------------
                                        December 31, 1999   1999      1998
                                        ----------------- --------  ---------
                                                   (In thousands)
Computed expected federal income tax
 expense...............................      $3,095       $  7,340  $  12,259
State income taxes, net of federal tax
 benefit...............................         403            416        703
Goodwill amortization..................         375            806        284
Foreign tax rate differential..........         115            384     (1,124)
Other, net.............................         (24)          (485)       479
                                             ------       --------  ---------
                                             $3,964       $  8,461  $  12,601
                                             ======       ========  =========

                           CIRCOR INTERNATIONAL, INC.

   Undistributed earnings of our foreign subsidiaries amounted to $4.7 million at December 31, 1999, and $3.2 million and $0.8 million at June 30, 1999 and 1998, respectively. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been recorded thereon. Upon distribution of those earnings, in the form of dividends or otherwise, we will be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of U.S. income tax liability that would be incurred is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce some portion of any U.S. income tax liability. Withholding taxes of $0.3 million would be payable upon remittance of all previously unremitted earnings at December 31, 1999. We made income tax payments of $2.7 million during the six months ended December 31, 1999, and $4.7 million and $4.3 million in fiscal years 1999 and 1998, respectively.

(8) Accrued Expenses and Other Current Liabilities

   Accrued expenses and other current liabilities consist of the following:

                           September 30,  December 31,  June 30,
                               2000           1999        1999
                           ------------- -------------- --------
                            (unaudited)
                                         (In thousands)
Commissions and sales
 incentive payable........    $ 4,033       $ 3,895     $ 4,272
Acquisition related
 costs....................          -         1,068       4,708
Insurance.................      2,398         2,875       2,414
Other.....................      9,651         7,329       5,204
                              -------       -------     -------
  Total...................    $16,082       $15,167     $16,598
                              =======       =======     =======

                           CIRCOR INTERNATIONAL, INC.

(9) Financing Arrangements

   Long-term debt consists of the following:

                                           September 30,  December 31,  June 30,
                                               2000           1999        1999
                                           ------------- -------------- --------
                                            (unaudited)
                                                         (In thousands)
Senior unsecured notes, maturing in 2006,
 at a fixed interest rate of 8.23%.......    $ 75,000       $ 75,000    $     -
Revolving line of credit, maturing in
 2003, at a variable interest rate 8.125%
 at September 30, 2000 and 7.57% at
 December 31, 1999                             11,000         32,000          -
Industrial revenue bonds, maturing in
 varying amounts through 2020, at a
 variable interest rate 5.50% at
 September 30, 2000, 5.45% at December
 31, 1999, and 3.88% and 3.60% at June
 30, 1999, respectively..................      12,265         12,265     12,540
Term loan, at a variable interest rate,
 8.50% at June 30, 1999..................           -              -      4,658
Capital lease obligations, at varying
 interest rates ranging from 9.62% to
 18.50%..................................         285            596      4,081
Other borrowings, at varying interest
 rates ranging from 6.15% to 10.25%......       3,554          5,266      5,303
                                             --------       --------    -------
  Total long-term debt...................     102,104        125,127     26,582
Less: current portion....................         488          2,260      4,178
                                             --------       --------    -------
  Total long-term debt, less current
   portion...............................    $101,616       $122,867    $22,404
                                             ========       ========    =======

   On October 18, 1999, we entered into a $75.0 million unsecured revolving credit facility maturing in 2003. Under the credit facility agreement we are required to pay a facility fee of 0.35% per annum, and are able to borrow at various interest rates based on either the Euro dollar rate plus 1.5% or prime lending rate, as specified by the lender. On October 19, 1999, we also issued $75.0 million of unsecured notes maturing in 2006. Proceeds from the notes and borrowings under the credit facility were used to repay $96.0 million of investments by and advances from Watts and the outstanding balance under the term loan agreement.

   At September 30, 2000, we had $64.0 million available from the unsecured credit facility to support our acquisition program, working capital requirements and for general corporate purposes.

   Certain of our loan agreements contain covenants that require, among other items, maintenance of certain financial ratios and also limit our ability to enter into secured borrowing arrangements.

   At December 31, 1999, principal payments during each of the next five fiscal years are due as follows: 2000-$2.3 million; 2001-$0.1 million; 2002-$16.0 million; 2003-$47.5 million; and 2004-$15.9 million and $44.4 million thereafter. Interest paid for all periods presented in the accompanying consolidated financial statements approximates interest expense.

                           CIRCOR INTERNATIONAL, INC.

(10) Stock-Based Compensation

   During the transition period, the 1999 Stock Option and Incentive Plan (the "1999 Stock Plan") was adopted by our Board of Directors. Generally, the 1999 Stock Plan permits the grant of the following types of awards to our officers, other employees and non-employee directors: incentive stock options, non-qualified stock options, deferred stock awards, restricted stock awards, unrestricted stock awards, performance share awards, stock appreciation rights and dividend equivalent rights. The 1999 Stock Plan provides for the issuance of up to 2,000,000 shares of common stock (subject to adjustment for stock splits and similar events). New options granted under the 1999 Stock Plan could have varying vesting provisions and exercise periods. Options granted subsequent to the spin-off vest in periods ranging from 1 to 7 years and expire 10 years after grant.

   The CIRCOR Management Stock Purchase Plan, which is a component of the 1999 Stock Plan, provides that eligible employees may elect to receive restricted stock units in lieu of all or a portion of their pre-tax annual incentive bonus and, in some cases, make after-tax contributions in exchange for restricted stock units. In addition, non-employee directors may elect to receive restricted stock units in lieu of all or a portion of their annual directors' fees. Each restricted stock unit represents a right to receive one share of our common stock after a three-year vesting period. Restricted stock units are granted at a discount of 33% from the fair market value of the shares of common stock on the date of grant. This discount is amortized to compensation expense ratably over the vesting period.

   At the spin-off date, vested and non-vested Watts options held by our employees terminated in accordance with their terms and new options of equivalent value were issued under the 1999 Stock Plan to replace the Watts options ("replacement options"). The vesting dates and exercise periods of the options were not affected by the replacement. Based on their original Watts grant date, CIRCOR replacement options vest during the 1999 to 2003 time period and expire 10 years after grant of the original Watts options. Additionally, at the spin-off date vested and non-vested Watts restricted stock units held by our employees were converted into comparable restricted stock units based on our common stock and will be payable in shares of our common stock. At September 30, 2000, 149,507 restricted stock units were outstanding.

   Had compensation cost for all our option grants subsequent to the spin-off to employees and non-employee directors been determined consistent with SFAS 123, our net income for the six months ended December 31, 1999 would have decreased from $4.9 million to $4.8 million. The pro forma net income may not be representative of future disclosures of pro forma net income since the estimated fair value of stock options is amortized to expense over the vesting period, which was only a partial year in the transition period, and additional options may be granted in varying quantities in future years. SFAS 123 pro forma income per share data is not meaningful as we were not an independent, publicly owned company prior to the spin-off.

   The fair value of each option grant made subsequent to the spin-off was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the transition period:

   Risk-free interest rate................................................  6.1%
   Expected life (years)..................................................    5
   Expected stock volatility.............................................. 15.0%
   Expected dividend yield................................................  1.5%

                          CIRCOR INTERNATIONAL, INC.

   A summary of the status of all options granted to employees and non-employee directors as of September 30, 2000 and December 31, 1999, and changes during the nine months and six months then ended are presented in the table below:

                              Nine Months Ended             Six Months Ended
                              September 30, 2000           December 31, 1999
                         ---------------------------- ----------------------------
                           Options   Weighted Average   Options   Weighted Average
                         (thousands)  Exercise Price  (thousands)  Exercise Price
                         ----------- ---------------- ----------- ----------------
                                 (unaudited)
Options outstanding at
 beginning of period....    1,025         $10.43             -         $    -
Replacement of Watts
 options................        -              -           627          10.60
Granted.................      398           8.57           398          10.13
Exercised...............        -              -             -              -
Forfeited...............     (103)         10.11             -              -
                            -----                        -----
Options outstanding at
 end of period..........    1,320          10.66         1,025          10.43
                            =====                        =====
Options exercisable.....      510          10.48           359          10.67

   The following table summarizes information about stock options outstanding as of December 31, 1999:

                     Options Outstanding          Options Exercisable
                 ---------------------------- ----------------------------
                             Weighted Average
   Range of        Options      Remaining     Weighted Average   Options   Weighted Average
Exercise Prices  (thousands) Contractual Life  Exercise Price  (thousands)  Exercise Price
---------------  ----------- ---------------- ---------------- ----------- ----------------
$ 8.04 - $ 9.21       180          5.9             $ 8.34          127          $ 8.32
  9.43 -  10.38       527          9.5               9.94           27            9.43
 11.00 -  11.96       103          5.8              11.84           78           11.90
 12.15 -  12.98       215          6.7              12.71          127           12.53
                    -----                                          ---
  8.04 -  12.98     1,025          7.9              10.43          359           10.67
                    =====                                          ===

(11) Employee Benefit Plans

   We sponsor a defined benefit pension plan covering substantially all of our domestic non-union employees. Benefits are based primarily on years of service and employees' compensation. Our funding policy for these plans is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Prior to the spin-off, the participants in the plan were covered by plans with similar benefits, sponsored by Watts. Under an agreement with Watts, we have assumed or retained pension liabilities related to substantially all of our participants. Assets of the Watts plans have been allocated, in accordance with regulatory rules, between the Watts plans and our plan.

   Additionally, substantially all of our domestic non-union employees are eligible to participate in a 401(k) savings plan. Under this plan, we match a specified percentage of employee contributions, subject to certain limitations.

                          CIRCOR INTERNATIONAL, INC.

   The components of net benefit expense are as follows:

                                                            Fiscal Year Ended
                                                                June 30,
                                          Six Months Ended  -----------------
                                          December 31, 1999   1999      1998
                                          ----------------- --------  --------
                                                    (In thousands)
Components of net benefit expense
Service cost-benefits earned.............        $ 526      $  1,085     $ 786
Interest cost on benefits obligation.....          298           531       459
Estimated return on assets...............         (330)         (654)     (443)
                                               -------      --------  --------
                                                   494           962       802
Defined contribution plans...............          203           216       210
                                               -------      --------  --------
  Total net benefits expense.............        $ 697      $  1,178    $1,012
                                               =======      ========  ========

   The funded status of the defined benefit plan and amounts recognized in the balance sheet follow:

                                                                June 30,
                                                            ------------------
                                          December 31, 1999   1999      1998
                                          ----------------- --------  --------
                                                    (In thousands)
Change in projected benefit obligation
 Balance at beginning of period..........      $ 8,014      $  7,021  $  5,035
 Service cost............................          526         1,085       786
 Interest cost...........................          298           531       459
 Actuarial gain (loss)...................          267          (623)      624
 Amendments..............................            -             -       117
                                               -------      --------  --------
  Balance at end of period...............      $ 9,105       $ 8,014   $ 7,021
                                               =======      ========  ========
Change in fair value of plan assets
 Balance at beginning of period..........      $ 7,173       $ 6,459   $ 4,784
 Actual return on assets.................          650           595     1,323
 Employer contributions..................            -           119       352
                                               -------      --------  --------
  Fair value of plan assets at end of
   period................................      $ 7,823       $ 7,173  $  6,459
                                               =======      ========  ========
Funded status
 Plan assets less than benefit
  obligation.............................      $(1,282)     $   (841) $   (562)
 Unrecognized transition obligation......         (264)         (257)     (313)
 Unrecognized prior service cost.........          353           207       229
 Unrecognized actuarial gain (loss)......         (298)       (1,047)     (450)
                                               -------      --------  --------
  Net accrued benefit cost...............      $(1,491)     $ (1,938) $ (1,096)
                                               =======      ========  ========

   The weighted average assumptions used in determining the obligations of pension benefit plans are shown below:

                                                                June 30,
                                                            ------------------
                                          December 31, 1999   1999      1998
                                          ----------------- --------  --------
Discount rate............................         7.75%        7.00%     7.00%
Expected return on plan assets...........         9.00%        9.00%     9.00%
Rate of compensation increase............         5.00%        5.00%     5.00%

                           CIRCOR INTERNATIONAL, INC.

(12) Contingencies and Environmental Remediation

   Contingencies

   We are subject to pending or threatened lawsuits and proceedings or claims arising from the ordinary course of operations. Reserves have been established which management presently believes are adequate in light of probable and estimable exposure to the pending or threatened litigation of which it has knowledge. Such contingencies are not expected to have a material effect on our financial condition, results of operations, or liquidity.

   Environmental Remediation

   We have been named a potentially responsible party with respect to identified contaminated sites. The level of contamination varies significantly from site to site as do the related levels of remediation efforts. Environmental liabilities are recorded based on the most probable cost, if known, or on the estimated minimum cost of remediation. Our accrued estimated environmental liabilities are based on assumptions which are subject to a number of factors and uncertainties. Circumstances which can affect the reliability and precision of these estimates include identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation and the time period over which remediation may occur. We recognize changes in estimates as new remediation requirements are defined or as new information becomes available. We estimate that accrued environmental remediation liabilities will likely be paid over the next five to ten years. Such environmental remediation contingencies are not expected to have a material effect on our financial condition, results of operation, or liquidity.

   Operating Lease Commitments

   At December 31, 1999, minimum rental commitments under noncancellable operating leases, primarily for office and warehouse facilities were: $3.2 million in 2000, $2.6 million in 2001, $1.8 million in 2002, $1.7 million in 2003, $1.6 million in 2004 and $4.0 million for years thereafter. Rental expense amounted to: $1.5 million during the six months ended December 31, 1999, and $3.4 million and $1.4 million during the years ended June 30, 1999 and 1998, respectively.

(13) Financial Instruments

   Fair Value

   The carrying amounts of cash and cash equivalents, short-term investments, trade receivables and trade payables approximate fair value because of the short maturity of these financial instruments. The fair value of the senior unsecured notes, based on the value of comparable instruments brought to market, is $74.5 million as of December 31, 1999. The fair value of the Company's variable rate debt approximates its carrying value.

   Use of Derivatives

   We use foreign currency forward exchange contracts to reduce the impact of currency fluctuations on certain anticipated intercompany purchase transactions that are expected to occur within the fiscal year and certain other foreign currency transactions. Related gains and losses are recognized when the contracts expire, which are generally in the same period as the underlying foreign currency denominated transaction. These contracts do not subject us to significant market risk from exchange movement because they offset gains and losses on the related foreign currency denominated transactions. At June 30,

                           CIRCOR INTERNATIONAL, INC.

1999 and December 31, 1999, we had forward contracts to buy foreign currencies with a face value of $9.0 million and $4.8 million, respectively. These contracts matured on various dates between July 1999-January 2000 and January-June 2000 and had negative fair market values of $0.6 million and $0.2 million, respectively. At September 30, 2000, we had forward contracts to buy foreign currencies with a face value of $2.5 million. These contracts mature on various dates between November 2000 and July 2001 and have a negative fair market value of less than $0.1 million at September 30, 2000. The counterparties to these contracts are major financial institutions. Our risk of loss, in the event of non-performance by a counterparty, is not significant.

(14) Segment Information

   The following table presents certain operating segment information:

                         Instrumentation &
                         Fluid Regulation  Petrochemical  Corporate  Consolidated
                             Products        Products    Adjustments    Total
                         ----------------- ------------- ----------- ------------
                                              (In thousands)
Nine Months Ended
 September 30, 2000
 (unaudited)
Net revenues............     $131,987        $104,912      $     -     $236,899
Operating income
 (loss).................       21,383           5,060       (5,130)      21,313
Identifiable assets.....      201,411         138,477       10,966      350,854
Capital expenditures....        1,465             873          126        2,464
Depreciation and
 amortization...........        6,023           3,955          195       10,173
Nine Months Ended
 September 30, 1999
 (unaudited)
Net revenues............     $131,266        $103,438      $     -     $234,704
Operating income
 (loss).................       17,229           6,670       (4,517)      19,382
Identifiable assets.....      261,981          95,020        8,617      365,618
Capital expenditures....        7,371           3,318            -       10,689
Depreciation and
 amortization...........        6,468           3,845            -       10,313
Six Months Ended
 December 31, 1999
Net revenues............     $ 84,148        $ 72,223      $     -     $156,371
Operating income
 (loss).................       10,253           6,332       (2,739)      13,846
Identifiable assets.....      212,328         141,773       12,984      367,085
Capital expenditures....        1,822           2,258          477        4,557
Depreciation and
 amortization...........        4,412           2,566           98        7,076
Fiscal Year Ended June
 30, 1999
Net revenues............     $175,444        $147,633      $     -     $323,077
Operating income
 (loss).................       24,844          10,323       (5,617)      29,550
Identifiable assets.....      218,732         136,328        3,983      359,043
Capital expenditures....        6,592           2,907            -        9,499
Depreciation and
 amortization...........        7,939           4,823            -       12,762
Fiscal Year Ended June
 30, 1998
Net revenues............     $110,332        $178,637      $     -     $288,969
Operating income
 (loss).................       17,883          25,256       (4,948)      38,191
Identifiable assets.....       97,245         153,186        3,046      253,477
Capital expenditures....        1,586           4,529            -        6,115
Depreciation and
 amortization...........        3,611           4,233            -        7,844

                           CIRCOR INTERNATIONAL, INC.

   Each operating segment is individually managed and has separate financial results that are reviewed by the Company's chief operating decision-maker. Each segment contains closely related products that are unique to the particular segment. Refer to Note 1 for further discussion of the products included in each segment.

   In calculating profit from operations for individual operating segments, substantial administrative expenses incurred at the operating level that are common to more than one segment are allocated on a net revenues basis. Certain headquarters expenses of an operational nature also are allocated to segments and geographic areas. All intercompany transactions have been eliminated, and inter-segment revenues are not significant.

                                                             Fiscal Year Ended
(a) Net revenues by geographic area       Six Months Ended       June 30,
-----------------------------------         December 31,   ---------------------
                                                1999           1999       1998
                                          ---------------- ------------ --------
                                                      (In thousands)
United States...........................      $ 95,155       $189,193   $196,927
Italy...................................         2,280         42,491     49,708
Canada..................................        16,094         27,830     23,783
Other...................................        42,842         63,563     18,551
                                              --------       --------   --------
 Total revenues.........................      $156,371       $323,077   $288,969
                                              ========       ========   ========

                                           September 30,   December 31, June 30,
(b) Long-lived assets by geographic area        2000           1999       1999
----------------------------------------  ---------------- ------------ --------
                                            (unaudited)
                                                      (In thousands)
United States...........................       $59,688        $64,193    $64,773
Italy...................................         2,989          3,770      4,254
Canada..................................         2,242          2,439      2,671
Other...................................         4,106          4,752      4,984
                                              --------       --------   --------
 Total long-lived assets................       $69,025        $75,154    $76,682
                                              ========       ========   ========

                           CIRCOR INTERNATIONAL, INC.

(15) Pro Forma Financial Information (Unaudited)

   As discussed in Note 3, we became an independent publicly-owned company on October 18, 1999 as a result of a spin-off from Watts. The following unaudited pro forma financial information presents a summary of the consolidated results of operations as if the spin-off and related transactions had occurred at the beginning of the periods presented:

                                                                 Six Months
                                                                    Ended
                                                                December 31,
                                             Nine Months Ended  --------------
                                             September 30, 1999  1999    1998
                                             ------------------ ------  ------
                                             (In thousands, except per share
                                                          data)
Net income as reported.....................        $7,358       $4,880  $6,840
Pro forma adjustments:
 Incremental administrative expenses (a)...          (178)         (61)   (126)
 Incremental interest expenses (b).........          (852)        (322)   (519)
 Income tax effect of pro forma adjustments
  (c)......................................           412          153     258
                                                   ------       ------  ------
 Net pro forma adjustments.................          (618)        (230)   (387)
                                                   ------       ------  ------
Pro forma net income.......................        $6,740       $4,650  $6,453
                                                   ======       ======  ======

Basic earnings per share: (d)
 Before pro forma adjustments..............        $ 0.56       $ 0.37  $ 0.51
 Impact of pro forma adjustments...........         (0.06)       (0.02)  (0.03)
                                                   ------       ------  ------
 Pro forma basic earnings per share........        $ 0.51       $ 0.35  $ 0.48
                                                   ======       ======  ======

Diluted earnings per share: (d)
 Before pro forma adjustments..............        $ 0.56       $ 0.37  $ 0.51
 Impact of pro forma adjustments...........         (0.06)       (0.02)  (0.03)
                                                   ------       ------  ------
 Pro forma diluted earnings per share......        $ 0.51       $ 0.35  $ 0.48
                                                   ======       ======  ======

--------
(a) To record estimated additional administrative expenses that would have been incurred by CIRCOR as a publicly-owned, independent company. We would have incurred additional compensation and related costs for employees to perform functions that have been performed by Watts' corporate headquarters (treasury, investor relations, regulatory compliance, risk management, etc.). We would have also incurred additional amounts for corporate governance costs, stock transfer agent costs, incremental professional fees and other administrative activities.
(b) To record estimated incremental interest expense for estimated outstanding borrowings under the CIRCOR credit facility and from the issuance of senior unsecured notes. The borrowings under the credit facility and senior unsecured notes are assumed to bear an annualized interest rate, including amortization of related fees, of 7.3% for the six months ended December 31, 1999, and 8.5% for the six months ended December 31, 1998. These interest rates represent management's best estimate of the available rates for borrowings under similar facilities. Net income as reported includes an allocation of Watts' interest expense based on Watts' weighted average interest rate applied to the average balance of investments by and advances to CIRCOR.
(c) To record the income tax benefit attributable to adjustments (a) and (b) at a combined Federal and state tax rate of 40.0%.
(d) The number of shares used to calculate pro forma earnings per share for the nine months ended September 30, 1999 and the six months ended December 31, 1999 assumes the spin-off transaction occurred at July 1, 1999. The number of shares used to calculate pro forma earnings per share for the six months ended December 31, 1998 is based on the weighted average common stock and common stock equivalents outstanding used by Watts to determine earnings per share for that period, adjusted in accordance with the distribution ratio (see Note 3).

   Basic net income per common share is calculated by dividing net income by the weighted average number of common shares outstanding. The calculation of diluted earnings per share assumes the conversion of all dilutive securities (see Note 10).

                           CIRCOR INTERNATIONAL, INC.

   Pro forma net income and number of shares used to compute pro forma net earnings per share, basic and assuming full dilution, are reconciled below (in thousands, except per share data):

                                                        Nine Months Ended
                                                       September 30, 1999
                                                   ---------------------------
                                                   Pro Forma         Per Share
                                                   Net Income Shares  Amount
                                                   ---------- ------ ---------
Basic EPS.........................................   $6,740   13,257   $0.51
Dilutive securities, principally common stock
 options..........................................        -       16       -
                                                     ------   ------   -----
Diluted EPS.......................................   $6,740   13,273   $0.51
                                                     ======   ======   =====

                                      Six Months Ended December 31,
                         -------------------------------------------------------
                                    1999                        1998
                         --------------------------- ---------------------------
                         Pro Forma         Per Share Pro Forma         Per Share
                         Net Income Shares  Amount   Net Income Shares  Amount
                         ---------- ------ --------- ---------- ------ ---------
Basic EPS...............   $4,650   13,229   $0.35     $6,453   13,468   $0.48
Dilutive securities,
 principally common
 stock options..........        -       86       -          -       52       -
                           ------   ------   -----     ------   ------   -----
Diluted EPS.............   $4,650   13,315   $0.35     $6,453   13,520   $0.48
                           ======   ======   =====     ======   ======   =====

                           CIRCOR INTERNATIONAL, INC.

(16) Quarterly Financial Information (unaudited)

                                                  First  Second   Third  Fourth
                                                 Quarter Quarter Quarter Quarter
                                                 ------- ------- ------- -------
                                                 (In thousands, except per share
                                                             data )
Nine months ended September 30, 2000
 Net revenues..................................  $81,836 $79,426 $75,637     n/a
 Gross profit..................................   26,606  24,291  23,394     n/a
 Net income....................................    3,186   2,426   2,287     n/a
 Earnings per common share:
 Basic.........................................  $  0.24 $  0.18 $  0.17     n/a
 Diluted.......................................     0.24    0.18    0.17     n/a
 Dividends per common share....................        -  0.0375  0.0375     n/a
Nine months ended September 30, 1999
 Net revenues..................................  $79,234 $77,757 $77,713     n/a
 Gross profit..................................   25,867  26,466  23,861     n/a
 Net income....................................    2,493   3,177   1,688     n/a
 Pro forma earnings per common share:
 Basic.........................................  $  0.17 $  0.22 $  0.11     n/a
 Diluted.......................................     0.17    0.22    0.11     n/a
 Dividends per common share....................      n/a     n/a     n/a     n/a
Six months ended December 31, 1999
 Net revenues..................................  $77,713 $78,658     n/a     n/a
 Gross profit..................................   23,861  25,403     n/a     n/a
 Net income....................................    1,688   3,192     n/a     n/a
 Pro forma earnings per common share:
 Basic.........................................  $  0.11 $  0.24     n/a     n/a
 Diluted.......................................     0.11    0.24     n/a     n/a
 Dividends per common share                          n/a       -     n/a     n/a
Fiscal year ended June 30, 1999
 Net revenues..................................  $80,997 $85,089 $79,234 $77,757
 Gross profit..................................   25,830  26,563  25,867  26,466
 Net income....................................    3,706   3,134   2,493   3,177
Fiscal year ended June 30, 1998
 Net revenues..................................  $67,891 $67,624 $75,719 $77,735
 Gross profit..................................   22,805  23,274  25,267  23,311
 Net income....................................    5,589   5,291   6,077   5,468

(17) Special Charges (unaudited)

   During the nine months ended September 30, 2000, we incurred $1.5 million of costs in connection with the consolidation and reorganization of manufacturing operations. The severance cost recognized for 88 terminated employees was $0.9 million. Other costs of $0.6 million were incurred and were primarily associated with the closure, consolidation and reorganization of manufacturing plants in both the instrumentation and fluid regulation and petrochemical segments. The portion of the accrued severance cost to be paid subsequent to September 30, 2000 totals $0.5 million. Special charges of $0.7 million were incurred in the first nine months of 1999, all associated with the closure, consolidation and reorganization of manufacturing plants in the instrumentation and fluid regulation segment. Special charges have been recognized as incurred.

                           CIRCOR INTERNATIONAL, INC.

(18) Subsequent Event (unaudited)

   On November 29, 2000, we acquired the Rockwood Swendeman product line of cryogenic safety relief valves to augment our current cryogenic product offerings and to expand our presence in the industrial gas market. The purchase price the principal assets of Rockwood Swendeman was $4.1 million.

                           EDGAR GRAPHICS DESCRIPTION

   Graphic on one 8 1/2" x 11" page containing nine 3 1/2" long by 2 3/4" wide photographs in a 3 row/3 column format as follows (beginning with top left to right):

1. Hoke Space Saver Geared Actuator
2. CIRCOR International, Inc. logo
3. Pibiviesse E3 Welded Body Ball Valve
4. Assorted Spence Engineering and Nicholson Steam Trap products including Steam Scrubber Stainless Steel Filter, STV Series Combination Trap Test and Blocking Steam Valve, and Y-Strainer
5. Hoke Type 8512 S-Valve Manifold
6. Spence Engineering Steam System Noise Suppressors and Muffling Plates
7. Spence Engineering Series ED Pressure Reducing Valve
8. KF Series 35 2" Class 600 Swiss Check Valve
9. GO Regulator Pressure Regulator

--------------------------------------------------------------------------------



                           [Circor logo appears here]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses payable by us in connection with the offering and distribution (excluding underwriting discounts and commissions):

Nature of Expense                                                       Amount
-----------------                                                      --------
SEC Registration Fee.................................................. $  4,475
NASD Filing Fee.......................................................    2,290
NYSE Listing Fee......................................................   14,750
Accounting Fees and Expenses..........................................  150,000
Legal Fees and Expenses...............................................  280,000
Printing Expenses.....................................................   75,000
Blue Sky Qualification Fees and Expenses..............................    2,500
Transfer Agent's Fee..................................................    2,500
Miscellaneous.........................................................  100,000
                                                                       --------
  TOTAL............................................................... $631,515
                                                                       ========

   The amounts set forth above, except for the SEC, NASD and NYSE fees, are in each case estimated.

Item 15. Indemnification of Directors and Officers

   In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

 .  for any breach of the director's duty of loyalty to us or our shareholders;

 . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . in respect of unlawful dividend payments or stock redemptions or repurchases; or

 . for any transaction from which the director derived an improper personal benefit.

   In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   Article V of our by-laws provides for indemnification by us of our officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

Item 16. Exhibits

 Exhibit
   No.   Description
 ------- -----------
  *1.1   Underwriting Agreement

   2.1   Distribution Agreement between Watts Industries, Inc. and CIRCOR
         International, Inc. dated as of October 1, 1999, (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to CIRCOR "s Registration
         Statement on Form 10, File No. 000-26961)

   4.1   Shareholder Rights Agreement, dated as of September 16, 1999, between
         CIRCOR International, Inc. and BankBoston, N.A., as Rights Agent
         (incorporated by reference to Exhibit 4.1 to CIRCOR 's Registration
         Statement on Form 8-A, File No. 001-14962)

  *5.1 Opinion of Goodwin, Procter & Hoar LLP regarding the legality of shares

  23.1   Consent of KPMG LLP

 *23.2   Consent of Goodwin, Procter & Hoar LLP

  24     Power of Attorney (included on signature page)

--------
*  To be filed by amendment

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

   (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts on January 26, 2001.

                                          CIRCOR International, Inc.

                                          By: /s/ David A. Bloss, Sr.
                                              ___________________________
                                            Name: David A. Bloss, Sr.
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

   KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David A. Bloss, Sr. and Kenneth W. Smith each of and such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

   /s/ David A. Bloss, Sr.           Chairman, President and         January 26,
____________________________________  Chief Executive Officer           2001
    David A. Bloss, Sr.               (Principal Executive
                                      Officer)

   /s/ Kenneth W. Smith              Vice President, Chief           January 26,
____________________________________  Financial Officer and             2001
    Kenneth W. Smith                  Treasurer (Principal
                                      Financial Officer)


   /s/ Stephen J. Carriere           Vice President, Corporate       January 26,
____________________________________  Controller and Assistant          2001
    Stephen J. Carriere               Treasurer (Principal
                                      Accounting Officer)

   /s/ Dewain K. Cross               Director                        January 26,
____________________________________                                    2001
    Dewain K. Cross

   /s/ David F. Dietz                Director                        January 26,
____________________________________                                    2001
    David F. Dietz

   /s/ Timothy P. Horne              Director                        January 26,
____________________________________                                    2001
    Timothy P. Horne

   /s/ Daniel J. Murphy, III         Director                        January 26,
____________________________________                                    2001
    Daniel J. Murphy, III

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  *1.1   Underwriting Agreement

   2.1   Distribution Agreement between Watts Industries, Inc. and CIRCOR
         International, Inc. dated as of October 1, 1999, (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to CIRCOR's Registration
         Statement on Form 10, File No. 000-26961)

   4.1   Shareholder Rights Agreement, dated as of September 16, 1999, between
         CIRCOR International, Inc. and BankBoston, N.A., as Rights Agent
         (incorporated by reference to Exhibit 4.1 to CIRCOR's Registration
         Statement on Form 8-A, File No. 001-14962)

  *5.1 Opinion of Goodwin, Procter & Hoar LLP regarding the legality of shares

  23.1   Consent of KPMG LLP

 *23.2   Consent of Goodwin, Procter & Hoar LLP

  24     Power of Attorney (included on signature page)

--------
 * To be filed by amendment.